Exhibit 10.19
SECOND AMENDMENT TO FINANCE AGREEMENT
DFC PROJECT NO: 9000117662
This Second Amendment to Finance Agreement (this “Amendment”) is made and entered into as of May 28, 2026, by and among SVRE HOLDINGS LTD., a business company limited by shares incorporated under the laws of the British Virgin Islands with its registered offices located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands VG1110, with company number 1993213 (the “Borrower”), and UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION, an agency of the United States of America with its principal place of business at 1100 New York Avenue, N.W. Washington, D.C. 20527, United States of America (“DFC”).
RECITALS
WHEREAS, the Borrower and DFC entered into that certain Finance Agreement, dated as of January 21, 2026 (as amended, modified or supplemented from time to time, the “Finance Agreement”);
WHEREAS, pursuant to the terms of the U.S. Sponsored HoA, SV Swiss, as seller, and US SIIE, LLC, as buyer, have entered into the Offtake Agreement, dated as of April 20, 2026 (the “DoW Offtake Agreement” and a “U.S. Sponsored Offtake Agreement”) which sets forth, among other things, SV Swiss’ obligation to purchase Product from the Mine on the terms set forth therein;
WHEREAS, pursuant to Section 2.01(a)(ii) of the Finance Agreement DFC agreed to make, and the Borrower agreed to accept, the Incremental Loan on the terms set forth in the Finance Agreement;
WHEREAS, the Borrower desires to request a Disbursement of the Incremental Loan;
WHEREAS, pursuant to Section 2.01(a) of the Finance Agreement, DFC and Borrower agreed to enter into, prior to the Disbursement of the Incremental Loan, Incremental Amendments to reflect the inclusion of the Incremental Loan, the Warrants and the U.S. Sponsored Offtake Agreement on the terms set forth in the Incremental Loan and Warrant Terms; and
WHEREAS, the Borrower and DFC desire to enter into this Amendment to amend the Finance Agreement to reflect the inclusion of the Incremental Loan, the Warrants and the U.S. Sponsored Offtake Agreement and to set forth other agreements, in each case subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
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Section 1.Definitions.
Capitalized terms used but not defined in this Amendment have the meanings provided in the Finance Agreement. The rules of interpretation set forth in Schedule X (Defined Terms and Rules of Interpretation) of the Finance Agreement shall apply to this Amendment, mutatis mutandis, as if set out in this Amendment in full.
Section 2.Amendments to Finance Agreement.
Subject to and in reliance on the Borrower’s acknowledgments, undertakings, representations and warranties set forth herein, each of the Borrower and DFC agree that on and after the Effective Date (as defined below) the Finance Agreement, including the schedules and exhibits thereto (but exclusive of the signature pages) is hereby amended as set forth in Annex A hereto, with text that is in ~~red and strikethrough~~ format being considered deleted, text that is blue and underlined being considered added, and text that is green and either in s~~trikethrough~~ or underlined being considered transposed.
Section 3.Conditions Precedent.
This Amendment shall become effective on the date (the “Effective Date”) upon which the following conditions precedent are fulfilled to DFC’s satisfaction:
(a)DFC shall have received:
(i)duly executed counterparts of this Amendment by each of the parties hereto, including an executed acknowledgment and ratification of this Amendment in the form attached to this Amendment by each of the Subsidiary Guarantors;
(ii)a Certified copy of the DoW Offtake Agreement, which shall be in form and substance satisfactory to DFC, duly executed by the parties thereto and which shall be in full force and effect in accordance with its terms; and
(iii)Certified copies of any Consents necessary or advisable for the execution, delivery and performance of this Amendment and the transactions contemplated hereby.
Section 4.Representations and Warranties.
As of the Effective Date, the Borrower makes the representations and warranties set forth in Section 3.01 (Representations and Warranties) of the Finance Agreement, mutatis mutandis, as if set out in this Amendment in full.
Section 5.Ratification of Security Documents.
(a)The Borrower hereby confirms and ratifies in all respects the Security Documents to which it is a party. Without limiting the generality of the foregoing, the Borrower agrees that the Lien created by it under such Security Documents, its payment and performance obligations and liabilities thereunder shall continue in full force and effect after giving effect to this Amendment, shall extend to and is a continuing security for the payment or discharge of all obligations of the Borrower under the Finance Agreement as amended, restated, supplemented or otherwise modified pursuant to this Amendment, in each case subject to the limitations set out therein (including, without limitation, any Incremental Loan and any increase, extension or modification of the obligations thereunder).
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(b)The Borrower hereby acknowledges and agrees that:
(i)neither the execution, delivery or effectiveness of this Amendment nor any of the transactions contemplated hereby shall impair, discharge, release or otherwise affect the continuing nature, validity or enforceability of the Security Documents to which it is a party, in each case subject to the limitations set out therein;
(ii)such agreements remain in full force and effect and are enforceable against the Borrower in accordance with their terms, and the Lien created by such Security Documents shall remain in full force and effect and continue to secure the payment and performance obligations and liabilities (as increased or otherwise modified by this Amendment) under the Financing Documents, in each case subject to the limitations set out therein and except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and by principles of equity as applied by courts of competent jurisdiction, and/or matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to DFC; and
(iii)the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party to any Transaction Document, or constitute a modification, acceptance or waiver of any provision of any Transaction Document, including, but not limited to, the Security Documents to which it is a party.
Section 6.Continuing Effect.
Except as specifically modified, amended, waived or otherwise provided in this Amendment, each Financing Document shall remain unchanged and in full force and effect in accordance with its respective terms and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party to any Transaction Document, or constitute a modification, acceptance or waiver of any provision of any Transaction Document. Notwithstanding anything contained in this Amendment to the contrary, DFC expressly reserves the right to exercise any and all of its rights and remedies under any Transaction Document and Applicable Law in respect of any Event of Default.
Section 7.Miscellaneous.
(a)Article X of the Finance Agreement shall apply herein, mutatis mutandis, as if set out in this Amendment in full.
(b)Delivery of an executed counterpart of a signature page of this Amendment in an electronic format (including .pdf, .tif, and .jpeg file format) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, 15 U.S.C. §§ 7001 to
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7006, 7021, 7031; the New York State Electronic Signatures and Records Act, NY State Tech. Law § 301; or any other similar state laws based on the Uniform Electronic Transactions Act.
(c)All references in the Finance Agreement to “this Agreement,” “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Finance Agreement, as modified by this Amendment.
(d)The Borrower and DFC hereby designate this Amendment as a Financing Document. This Amendment shall be deemed to be a Financing Document for all purposes of the Finance Agreement and the other Transaction Documents.
[Signatures on following pages]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.
SVRE HOLDINGS LTD.
By:    /s/ Justin Stewart Machin
Name:    Justin Stewart Machin
Its:    Director
Authorized Officer

Signature Page to Second Amendment to Finance Agreement (Serra Verde)

UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION
By:    /s/ Herb Ladley
Name:    Herb Ladley
Its:    Managing Director

Signature Page to Second Amendment to Finance Agreement (Serra Verde)

ACKNOWLEDGEMENT OF SECOND AMENDMENT TO THE FINANCE AGREEMENT AND RATIFICATION OF FINANCING DOCUMENTS
Each of the Subsidiary Guarantors hereby acknowledges receipt of, and represents that it has reviewed, the Second Amendment to Finance Agreement, dated as of May 28, 2026 (the “Amendment”), among the United States International Development Finance Corporation and SVRE Holdings LTD., including Annex A thereto, which sets forth the amendments to that certain Finance Agreement, dated as of January 21, 2026, as amended by the First Amendment to Finance Agreement, dated as of March 5, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Finance Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Finance Agreement.
1.    Each Subsidiary Guarantor hereby (i) acknowledges and consents to the Amendment and the transactions contemplated thereby, including, without limitation, the incurrence, increase, extension and/or modification of the obligations of the Borrower under the Finance Agreement, (ii) confirms and ratifies in all respects, as applicable, the Subsidiary Guaranty Agreement, the MineCo Guaranty Agreement and the Security Documents to which it is a party (the “Documents”). Without limiting the generality of the foregoing, each Subsidiary Guarantor agrees that the Lien created by it under the Security Documents, its payment and performance obligations and liabilities under the Documents to which it is a party shall continue in full force and effect after giving effect to the Amendment, shall extend to and is a continuing security for the payment or discharge of all obligations of the Borrower under the Finance Agreement as amended, restated, supplemented or otherwise modified pursuant to the Amendment, in each case subject to the limitations set out therein (including, without limitation, any Incremental Loan and any increase, extension or modification of the obligations thereunder).

2.    Each Subsidiary Guarantor hereby acknowledges and agrees that (i) neither the execution, delivery or effectiveness of the Amendment nor any of the transactions contemplated thereby shall impair, discharge, release or otherwise affect the continuing nature, validity or enforceability of the Documents to which it is a party, in each case subject to the limitations set out therein, (ii) such agreements remain in full force and effect and are enforceable against such Subsidiary Guarantor in accordance with their respective terms, and the Lien created by the Security Documents shall remain in full force and effect and continue to secure the payment and performance obligations and liabilities (as increased or otherwise modified by the Amendment) under the Financing Documents, in each case subject to the limitations set out therein and except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and by principles of equity as applied by courts of competent jurisdiction, and/or matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to DFC; (iii) the execution, delivery and effectiveness of the Amendment shall not, except as expressly provided therein, operate as a waiver of any right, power or remedy of any party to any Transaction Document, or constitute a modification, acceptance or waiver of any provision of any Transaction Document, including, but not limited to, the Documents; and (iv) the Amendment shall be deemed to be a Financing Document for all purposes of the Finance Agreement and the other Transaction Documents.
3.    Each of the Subsidiary Guarantors further agrees that it is not an intended beneficiary or third party beneficiary of the Amendment or the Finance Agreement. Furthermore, for the avoidance of doubt, each of the Subsidiary Guarantors acknowledges that it is not a party to the Amendment or to the Finance Agreement.
4.    Notwithstanding anything to the contrary in the Amendment or in the Finance Agreement or provided herein, each of the undersigned acknowledges that the Subsidiary Guarantors shall not have any right to consent to or approve any amendment, renewal, extension, supplement, modification or waiver of any provision of the Finance Agreement.
[Remainder of this page intentionally left blank]

SERRA VERDE INTERNATIONAL TRADING COMPANY S.R.L., as Subsidiary Guarantor
By:    /s/ Scott Lewis
Name: Scott Lewis
Title: Chief Financial Officer

SERRA VERDE PESQUISA E MINERAҪÃO LTDA, as Subsidiary Guarantor
By:    /s/ Ricardo Grossi Neves
Name: Ricardo Grossi Neves
Title: President and COO

SVRE MARKETING LTD., as Subsidiary Guarantor
By:    /s/ Justin Stewart Machin
Name: Justin Stewart Machin
Title: Director

SERRA VERDE MINING LLC, as Subsidiary Guarantor
By:    /s/ Scott Lewis
Name: Scott Lewis
Title: Chief Financial Officer

SERRA VERDE MID MINING HOLDINGS LLC, as Subsidiary Guarantor
By:    /s/ Scott Lewis
Name: Scott Lewis
Title: Chief Financial Officer

SV MANAGEMENT SWITZERLAND AG, as Subsidiary Guarantor
By:    /s/ Thrasyvoulos Moraitis
Name: Thrasyvoulos Moraitis

Title: CEO Director

SVRE UK LIMITED, as Subsidiary Guarantor
By:    /s/ Justin Stewart Machin
Name: Justin Stewart Machin
Title: Director

ANNEX A

FINANCE AGREEMENT
between
SVRE HOLDINGS LTD.
and
UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION
Dated as of January 21, 2026
DFC Project Number DFC/ 9000117662

TABLE OF CONTENTS
Page
Article I Definitions and Interpretation    1
SECTION 1.01.    Definitions and Interpretation    1
SECTION 1.02.    Rates    1
Article II Amount and Terms of the Loan    2
SECTION 2.01.    Commitment; Disbursements; Loans    2
SECTION 2.02.    Interest; Default Interest    3
SECTION 2.03.    Repayment of the Loan    7
SECTION 2.04.    Voluntary Prepayment    8
SECTION 2.05.    Mandatory Prepayment    9
SECTION 2.06.    Loan Fees; Cancellation of Commitment    10
SECTION 2.07.    Currency and Place of Payment; Computation of Interest; Application of Payments to DFC    11
SECTION 2.08.    Tax Gross-Up; Stamp Duties    ~~11~~12
SECTION 2.09.    Payment or Reimbursement of Expenses    12
Article III Representations and Warranties    ~~12~~13
SECTION 3.01.    Representations and Warranties    ~~12~~13
Article IV Conditions Precedent to First Disbursement    ~~20~~  of Initial Loan    21
SECTION 4.01.    Transaction Documents    ~~20~~21
SECTION 4.02.    Authorization Certificates    ~~20~~21
SECTION 4.03.    Ownership    21
SECTION 4.04.    Equity Contributions    ~~21~~22
SECTION 4.05.    Consents    ~~21~~22
SECTION 4.06.    Site    ~~21~~22
SECTION 4.07.    Security Interest; Orion Loan; Orion Preferred Shares    22
SECTION 4.08.    Insurance    ~~23~~24
SECTION 4.09.    Legal Opinions    ~~23~~24
SECTION 4.10.    Appointment of Agent    ~~23~~24
SECTION 4.11.    Financial Model and Life of Mine Plan    ~~23~~24
SECTION 4.12.    Construction Budget; Construction Schedule; Annual Operating Budget and O&M Report    ~~24~~25
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SECTION 4.13.    Transfer Pricing Restructuring    ~~24~~25
SECTION 4.14.    Advisor’s Reports    ~~24~~25
SECTION 4.15.    Accounts    ~~25~~26
SECTION 4.16.    Offtake Arrangements.    ~~25~~26
SECTION 4.17.    Office of Development Policy Conditions    ~~25~~26
SECTION 4.18.    Due Diligence    ~~25~~26
Article V Conditions Precedent to Each Disbursement; Conditions Precedent to Disbursment of Incremental Loan    26
SECTION 5.01.    Disbursement Request    ~~26~~27
SECTION 5.02.    Note    ~~26~~27
SECTION 5.03.    Closing Certificate    ~~26~~27
SECTION 5.04.    Representations and Defaults    ~~26~~27
SECTION 5.05.    Change in Circumstances    ~~26~~27
SECTION 5.06.    Financial Information and Project Progress    ~~26~~27
SECTION 5.07.    Payment or Reimbursement of Expenses    27
SECTION 5.08.    Consents    ~~27~~28
SECTION 5.09.    Debt-to-Total Assets Ratio    ~~27~~28
SECTION 5.10.    Reserves Requirement    ~~27~~28
SECTION 5.11.    Independent Engineer Certificate; Advisor Reports    ~~27~~28
SECTION 5.12.    Other Documents    28
SECTION 5.13.    Office of Development Policy Conditions    ~~28~~29
SECTION 5.14.    Incremental Loan    ~~28~~29
Article VI Affirmative Covenants    ~~28~~30
SECTION 6.01.    Project Implementation    ~~28~~30
SECTION 6.02.    Company Operations    ~~29~~31
SECTION 6.03.    Compliance with Laws; Taxes; Consents    ~~29~~31
SECTION 6.04.    Minimum Insurance Requirements; Application of Casualty Proceeds    ~~30~~32
SECTION 6.05.    Accounting and Financial Management    ~~32~~33
SECTION 6.06.    Security Documents    ~~32~~34
SECTION 6.07.    Financial Ratios    ~~33~~35
SECTION 6.08.    Key Person Requirements    ~~33~~36
SECTION 6.09.    Permitted Reorganization Transaction and Acceptable IPO    ~~34~~36
SECTION 6.10.    Additional Project Documents    ~~35~~37

SECTION 6.11.    Offtake Agreements    ~~35~~37
SECTION 6.12.    Compliance with Office of Development Policy Requirements    ~~36~~38
SECTION 6.13.    DFC Statutory and Policy Requirements    ~~36~~38
SECTION 6.14.    Post-Closing Covenants    ~~36~~  (First Closing Date)    38
SECTION 6.15.    Post-Closing Covenants (Incremental Loan)    40
Article VII Information Covenants    ~~38~~41
SECTION 7.01.    Financial Statements and Other Information    ~~38~~41
SECTION 7.02.    Periodic Project Reports and Budgets    ~~40~~43
SECTION 7.03.    Notice of Default and Other Matters    ~~42~~45
SECTION 7.04.    Insurance Reporting Requirements    ~~43~~46
Article VIII Negative Covenants    ~~43~~46
SECTION 8.01.    Liens    ~~43~~46
SECTION 8.02.    Indebtedness    ~~43~~46
SECTION 8.03.    No Alteration or Assignment of Agreements    ~~43~~47
SECTION 8.04.    Restricted Payments    ~~44~~47
SECTION 8.05.    Conduct of Business with Affiliates    ~~45~~48
SECTION 8.06.    No Sale of Assets; Mergers    ~~45~~48
SECTION 8.07.    Lease Obligations    ~~45~~48
SECTION 8.08.    Ordinary Conduct of Business    ~~45~~49
SECTION 8.09.    Accounts    ~~47~~50
SECTION 8.10.    Project; Site    ~~48~~51
SECTION 8.11.    Expenditures; Amendment of Operating Budget    ~~48~~51
SECTION 8.12.    No Use of Proceeds in Switzerland    ~~48~~51
SECTION 8.13.    Employee Benefit Plans    ~~49~~52
Article IX Defaults and Remedies    ~~49~~52
SECTION 9.01.    Events of Default    ~~49~~52
SECTION 9.02.    Remedies upon Event of Default    ~~55~~58
SECTION 9.03.    Jurisdiction and Consent to Suit; Waivers    ~~56~~59
SECTION 9.04.    Judgment Currency    ~~57~~60
SECTION 9.05.    No Immunity    ~~57~~60
Article X Miscellaneous    ~~58~~61
SECTION 10.01.    Notices    ~~58~~61

SECTION 10.02.    English Language    ~~59~~62
SECTION 10.03.    Governing Law    ~~59~~62
SECTION 10.04.    Succession; Assignment; Benefit    ~~59~~62
SECTION 10.05.    Survival of Agreements    ~~59~~62
SECTION 10.06.    Integration; Amendments    ~~60~~63
SECTION 10.07.    Severability    ~~60~~63
SECTION 10.08.    No Waiver    ~~60~~63
SECTION 10.09.    Indemnity    ~~60~~63
SECTION 10.10.    Further Assurances    ~~61~~64
SECTION 10.11.    Counterparts; Electronic Execution    ~~61~~64
SECTION 10.12.    Waiver of Litigation Payments    ~~61~~64
SECTION 10.13.    Cooperation; Loan Servicing    ~~62~~65
SECTION 10.14.    Waiver of Jury Trial    ~~62~~65

SCHEDULES

Schedule X	Defined Terms and Rules of Interpretation
Schedule Y	Office of Development Policy Requirements
Schedule Z	DFC Statutory and Policy Requirements
Schedule 1	Physical Completion Milestones
~~Schedule 2.01(a)~~	~~Incremental Loan and Warrant Terms~~
Schedule 2.07(a)	Wire Transfer Instructions for Remittance of Payments to DFC
Schedule 3.01(a)(iii)(D)	Indebtedness
Schedule 3.01(a)(iv)	Capitalization
Schedule 3.01(a)(v)(A)	Liens
Schedule 3.01(a)(vii)	Defaults
Schedule 3.01(a)(xi)(A)	Site
Schedule 3.01(a)(xiv)	Accounts
Schedule 3.01(a)(xv)(A)	Project Documents
Schedule 3.01(a)(xviii)	Employee Benefit Plans
Schedule 3.01(a)(xxii)	Transfer Pricing Actions
Schedule 4.05	Relevant Consents
Schedule 6.04	Minimum Insurance Requirements

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Disbursement Request
Exhibit C-1	Form of Authorization Certificate of the Borrower (pursuant to Section 4.02(a))
Exhibit C-2	Form of Authorization Certificate of Direct Owners (pursuant to Section 4.02(b))
Exhibit C-3	Form of Authorization Certificate of the Subsidiary Guarantors (pursuant to Section 4.02(c))
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Compliance Certificate (pursuant to Section 7.01(a)(i) and Section 7.01(b)(i)(A))
Exhibit F	Form of Final Disbursement Certificate (pursuant to Section 7.02(e))
Exhibit G	Form of Independent Engineer Certificate (pursuant to Section 5.11)
Exhibit H	Form of Affiliate Transaction Report
Exhibit I	Form of O&M Report
Exhibit J	Form of Debottlenecking and Optimization Project Progress Report (pursuant to Section 7.02(a))
Exhibit K	Form of Annual Operating Budget ((pursuant to Section 7.02(c))
Exhibit L	Form of Direct Owners Guaranty Agreement
Exhibit M	Form of Warrant

v

FINANCE AGREEMENT
THIS FINANCE AGREEMENT (this “Agreement”) is dated as of January 21, 2026, and is made by and between SVRE HOLDINGS LTD., a business company limited by shares incorporated under the laws of the British Virgin Islands with its registered offices located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands VG1110, with company number 1993213 (the “Borrower”), and UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION, an agency of the United States of America with its principal place of business at 1100 New York Avenue, N.W. Washington, D.C. 20527, United States of America (“DFC”).
RECITALS
WHEREAS, the Borrower intends to implement the Project and has requested that DFC provide a loan pursuant to 22 U.S.C. § 9621(b), which DFC is willing to do on the terms and conditions set forth herein; ~~and~~
WHEREAS, in connection with the making of certain loans hereunder DFC will be issued and intends to hold Warrants, and upon exercise of the Warrants, other equity pursuant to 22 USC 9621(c); and
NOW, THEREFORE, in consideration of the foregoing and of the agreements contained herein, the parties hereto agree as follows:
Article I
DEFINITIONS AND INTERPRETATION
Section 1.01.Definitions and Interpretation
In this Agreement, including the Exhibits and Schedules hereto, (a) capitalized terms used but not otherwise defined have the meanings set forth in the attached Schedule X (Defined Terms and Rules of Interpretation), Schedule Y (Office of Development Policy Requirements) and Schedule Z (DFC Statutory and Policy Requirements), and (b) the rules of interpretation set forth in Schedule X (Defined Terms and Rules of Interpretation) apply.
Section 1.02.Rates
DFC does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. DFC may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. DFC may select information sources or services in its reasonable discretion to ascertain ABR, the Term

SOFR Reference Rate, Term SOFR or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II
AMOUNT AND TERMS OF THE LOAN
Section 2.01.Commitment; Disbursements; Loans
(a)Commitment. Subject to the terms and conditions hereof, DFC agrees to make, and the Borrower agrees to accept, a loan for the Project in a principal amount not to exceed $565,000,000, consisting of:
(i)a first tranche with a principal amount not to exceed $465,000,000 (the “Initial Loan”); and
(ii)a second tranche with a principal amount not to exceed $100,000,000 (the “Incremental Loan”).
~~The terms of the Incremental Loan are set forth on Schedule 2.01(a) (Incremental Loan and Warrant Terms) (the “Incremental Loan and Warrant Terms”) and except as set forth in the Incremental Loan and Warrant Terms shall be identical to the terms of the Initial Loan but shall constitute a separate tranche of loans hereunder. Prior to the request for a Disbursement of the Incremental Loan DFC and the Borrower shall, and the Borrower shall cause its Subsidiaries to, enter into Incremental Amendments to reflect the inclusion of the Incremental Loan, the Warrants and the U.S. Sponsored Offtake Agreement on the terms set forth in the Incremental Loan and Warrant Terms. The Borrower hereby agrees that DFC may use information received in connection with the Initial Loan for purposes of due diligence and negotiation of the Incremental Loan and the Warrants.~~
(b)Disbursements.
(i)During the Commitment Period, the Borrower may request a Disbursement by delivering to DFC a Disbursement Request not fewer than fifteen (15) Business Days prior to the relevant Closing Date.
(ii)The Borrower shall not be permitted to request a second Disbursement of the Initial Loan until the Incremental Loan Disbursement Date has occurred; provided, however, if the ~~U.S. Sponsored~~DoW Offtake Agreement has not been executed by the parties thereto by the date that is five (5) months after the date of the first Disbursement of the Initial Loans, the Borrower shall request a Disbursement of the full amount of the Incremental Loan ~~in full~~Commitment and, notwithstanding the condition precedent set forth in Section ~~31~~5.14(~~e~~b)(~~Conditions Precedent to Disbursement of the Incremental Loan) of Part I~~ii)(B) (Incremental Loan~~) of Schedule 2.01(a) (Incremental Loan and Warrant Terms~~) not being satisfied, but provided that (A) DFC has received evidence, in form and substance satisfactory to DFC, that the Borrower, its Subsidiaries and the U.S. ~~Sponsored Offtaker~~Department of Defense

are diligently pursuing a final agreement on the terms of the ~~U.S. Sponsored~~DoW Offtake Agreement, (B) the Borrower and its Subsidiaries undertake to execute and deliver the ~~U.S. Sponsored~~DoW Offtake Agreement by a date acceptable to DFC, and (C) all other conditions precedent for the making of the Incremental Loan specified in Section ~~31~~5.14(~~e~~b) ~~(Conditions Precedent to Disbursement of the Incremental Loan) of Part I~~ (Incremental Loan) ~~of Schedule 2.01(a) (Incremental Loan and Warrant Terms)~~ have been satisfied or waived in DFC’s sole discretion, then DFC shall make the Incremental Loan to the Borrower.
(c)Number and Amount of Disbursements.
(i)~~. There~~Subject to clause (b)(ii) above, there shall be no more than one (1) Disbursement in each ninety (90) day period and a total maximum of six (6) Disbursements.
(ii)Each Disbursement of the Initial Loan shall be in an amount of not less than $10,000,000 and not more than $325,000,000; provided that, no portion of a Disbursement of the Initial Loan to be used for the payment of Project Costs shall exceed the amount of Project Costs due and payable, or reasonably believed to become due and payable, within six (6) months after the date of such Disbursement, as certified by the Borrower in the Disbursement Request for such Disbursement.
(iii)There shall be no more than one (1) Disbursement of the Incremental Loan. The Disbursement of the Incremental Loan shall be in an amount not less than the Incremental Loan Commitment; provided that, $100,000,000 of the Disbursement of the Incremental Loan may be used for the payment of Project Costs and no such portion of the Incremental Loan used for the payment of Project Costs may exceed the amount of Project Costs due and payable, or reasonably believed to become due and payable, within six (6) months after the date of such Disbursement, as certified by the Borrower in the Disbursement Request for such Disbursement. The Borrower shall be required to request a Disbursement of the Incremental Loan by the date that is no later than fifteen (15) Business Days prior to the end of the Commitment Period.
(d)Loan Amount. The aggregate amount of all Disbursements of the Initial Loan shall not exceed the amount of the Initial Loan Commitment. The amount of the Disbursement of the Incremental Loan shall not exceed the amount of the Incremental Loan Commitment. Loan amounts repaid or prepaid may not be reborrowed.
Section 2.02.Interest; Default Interest
(a)Payment of Interest; Interest Rate.
(i)On each Interest Payment Date, beginning on the Interest Payment Date immediately following the first Closing Date, the Borrower shall accrue interest in arrears at the Interest Rate on the daily outstanding principal balance of each Note from and including the date of each such Note until such principal amount is paid in full; provided that if the Interest Payment Date immediately following any Closing Date occurs within fifteen (15) Business Days after such Closing Date, the Borrower shall make its first interest payment under the related Note on the second Interest Payment Date following such Closing Date.
(ii)Notwithstanding anything to the contrary herein or in any other Financing Document, DFC in its sole discretion, may elect to receive, either directly or through a designee, payment of interest that is due and payable on an Interest Payment Date in kind in Product. If DFC elects to receive payment of interest in kind in Product on any Interest Payment Date, then DFC shall give the Borrower written notice thereof no later than thirty (30) Business Days prior to such Interest Payment Date and the Borrower and DFC (or its designee) agree to engage in good faith negotiations to enter into a sale and purchase agreement that shall set forth the terms of such sale and delivery, which delivery of Product shall be made to DFC (or its designee) on such Interest Payment Date free and clear of any Liens and any adverse claims of any description; provided that in the event the Borrower and DFC (or its designee) fail to enter into a sale and purchase agreement by the relevant Interest Payment Date or the Mine is not producing sufficient Product to deliver as payment or the Product has been committed to be sold to another Person pursuant to an Offtake Agreement entered into in accordance with Section 6.11 (Offtake Agreements), interest shall be payable on such Interest Payment Date in cash or, during the Grace Period, in accordance with clause (iii) below.
(iii)On any Interest Payment Date during the Grace Period, if DFC has not exercised its right under Section 2.02(a)(ii) above, then unless the Borrower has indicated it will pay interest that is due and payable on such Interest Payment Date pursuant to an Approved Transfer Request delivered pursuant to Section 5.5.2 (Transfers from the Debt Service Payment Account) of the Depositary Agreement, then such interest shall be automatically capitalized and accordingly:
(A)the principal amount of each of the Notes shall be increased by the amount of interest payable on such Interest Payment Date under the Finance Agreement relating to such Note; and
(B)such interest shall thereafter be treated as principal under the Note and shall bear interest in accordance with this Section 2.02.
(iv)Notwithstanding the foregoing, if the Borrower has entered into one or more offtake agreements in accordance with Section 6.11 (Offtake Agreements) for 100% of the offtake of the phase 1 Product produced by the Mine up to 13.2 Mtpa ROM ore, then DFC shall not have the right to elect to receive payment of, and the Borrower shall not have an obligation to pay, interest in kind in Product on any Interest Payment Date during the term of such offtake agreement.
(b)Default Interest. If the Borrower fails to pay when due any amount due to DFC under any Financing Document (other than any capitalized interest), such unpaid amount shall bear interest at the Default Rate (instead of the Interest Rate) from the date such amount is due until the date on which such amount is paid in full.
(c)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, DFC will have the right to make Conforming Changes from time to time. Notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing

Document. DFC will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
(d)Illegality. If DFC determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for DFC to make, maintain or fund any Loan whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by DFC to the Borrower (such notice, an “Illegality Notice”), (i) interest on all existing and future SOFR Loans shall accrue and be charged interest at the ABR, beginning on the date indicated therefor in the Illegality Notice and continuing thereafter until DFC notifies the Borrower that the circumstances giving rise to such determination no longer exist, and (ii) if such illegality cannot be avoided by converting the interest rate on each affected SOFR Loan to the ABR in accordance with the preceding clause (i), the Borrower shall prepay on the last day of the next Interest Period all affected SOFR Loans outstanding on the date of the Illegality Notice, and any obligation of DFC to make SOFR Loans shall be suspended until DFC revokes such notice. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.02(g) (Compensation for Losses).
(e)Inability to Determine Rates. Subject to Section 2.02(f) (Benchmark Replacement Setting), if, on or prior to the first day of any Interest Period for any SOFR Loan, DFC determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period, then DFC shall promptly give notice thereof to the Borrower. Upon notice thereof by DFC to the Borrower and continuing thereafter until DFC revokes such notice, (i) any obligation of DFC to make SOFR Loans shall be suspended, and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans on the first day of such Interest Period and for each Interest Period thereafter. Upon receipt of such notice, the Borrower may revoke any pending Disbursement Request for a SOFR Loan or, failing that, the Borrower will be deemed to have converted any such Disbursement Request into a Disbursement Request for an ABR Loan in the amount specified therein. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.02(g) (Compensation for Losses).
(f)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event, DFC and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after DFC has delivered such proposed amendment to the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.02(f)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, DFC will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document.
(iii)Notices; Standards for Decisions and Determinations. DFC will promptly notify the Borrower of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. DFC will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.02(f)(iv) (Unavailability of Tenor of Benchmark) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by DFC pursuant to this Section 2.02(f), including any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in DFC’s sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section 2.02(f).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by DFC in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative , then DFC may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then DFC may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period and for so long as the Benchmark Unavailability Period is continuing, (A) the Borrower may revoke any pending Disbursement Request for a SOFR Loan or convert any pending Disbursement Request for a SOFR Loan to an ABR Loan, and (B) all SOFR Loans shall be converted to ABR Loans starting with the first day of the first Interest Period to begin after the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period.
(g)Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Loan other than on the last day of any Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any SOFR Loan other than on the last day of any Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate DFC for any loss, cost and expense attributable to such event, including any loss, cost, or expense arising from the liquidation or redeployment of funds or from any fees payable. DFC shall deliver a notice to the Borrower setting forth any amount or amounts that DFC is entitled to receive pursuant to this Section 2.02(g), which shall be conclusive absent manifest error. The Borrower shall pay DFC the amount shown as due on any such notice within ten (10) days after receipt thereof.
(h)Replacement Notes. The Borrower agrees that, at any time upon DFC’s request, the Borrower shall execute and deliver to DFC a replacement Note in substitution of each then existing Note as soon as possible, but no later than five (5) Business Days after the occurrence of any of the following events (or, if earlier, after receipt by the Borrower of notice from DFC that any such event has occurred): (i) a Benchmark Transition Event (in which case the replacement Note shall implement any Benchmark Replacement and Conforming Changes), (ii) an amendment to this Agreement in a manner that directly or indirectly affects the provisions contained in any Note, or (iii) any Note has been lost or damaged. Upon receipt by DFC of any such substitute or replacement Note in form and substance satisfactory to DFC, DFC shall, upon the Borrower’s request, return the Note being so substituted or replaced or issue a lost Note affidavit.
(i)Minimum Interest.
(i)By entering into this Agreement, the Borrower and DFC have assumed in bona fide that any interest or fee payable under this Agreement or any other Financing Document is not and will not become subject to any deduction or withholding on account of Swiss Withholding Tax. Nevertheless, if a deduction or withholding on account of Swiss Withholding Tax is required by Swiss law to be made by the Borrower or an Obligor in respect of any interest payable under this Agreement or any other Financing Document and if it is unlawful under Applicable Law of Switzerland for the Borrower or such Obligor to comply with Section 2.08(a) (Tax Gross-Up; Stamp Duties) for any reason, then:
(A)the Interest Rate in relation to that payment shall be (A) the Interest Rate in the absence of this clause (i) divided by (B) one (1) minus the rate at which the relevant deduction or withholding for Swiss Withholding Tax is required to be made (where the rate at which such deduction or withholding for Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of one rather than as a percentage) (such rate the “Adjusted Rate”); and
(B)the Borrower or the relevant Obligor shall (1) pay interest at the Adjusted Rate and (2) make the deduction or withholding for Swiss Withholding Tax on the interest so recalculated; and
all references to the Interest Rate in this Agreement or any other Financing Document shall be construed accordingly.
(ii)To the extent that any interest payable by the Borrower or any Obligor under this Agreement or any other Financing Document becomes subject to Swiss Withholding Tax, the Borrower shall, and shall cause the Obligors to, complete any procedural formalities (including submitting forms and documents required by any relevant Governmental Authority)

necessary for the Borrower or the relevant Obligor to be able to make payments of interest not subject to Swiss Withholding Tax or to subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties.
Section 2.03.Repayment of the Loan
(a)The Borrower unconditionally and irrevocably promises to repay the outstanding principal amount of the Initial Loan (i) prior to the Incremental Loan Disbursement Date in up to thirty-seven (37) quarterly sculpted installments and (ii) on and after the Incremental Loan Disbursement Date in up to forty-nine (49) quarterly sculpted installments (collectively, the “Principal Installments”), in each case on each Principal Repayment Date in accordance with the Repayment Schedule, beginning on the first Principal Repayment Date to occur after the expiration of the Grace Period and ending not later than the last Principal Repayment Date to occur prior to the expiration of the Term (such last Principal Repayment Date, the “Maturity Date”).
(b)The Borrower unconditionally and irrevocably promises to repay the outstanding principal amount of the Incremental Loan in full in a single bullet payment on the Maturity Date; provided that, to the extent DFC exercises its rights under the Warrants prior to the Maturity Date, the outstanding principal amount of the Incremental Loan due and payable by the Borrower shall be automatically deemed to have been repaid, in an amount equal to the pro rata amount of the Warrants exercised by DFC.
Section 2.04.Voluntary Prepayment
(a)On any Business Day following the last day of the Commitment Period, the Borrower may, upon not fewer than five (5) Business Days’ prior notice to DFC, prepay the Initial Loan in whole or in part, together with the payment to DFC of (i) in the case of a prepayment on an Interest Payment Date or a prepayment in whole, interest accrued to the date of prepayment on the portion of the principal amount of each Note that is to be prepaid, and (ii) a premium (the “Prepayment Premium”), calculated as a percentage of the Initial Loan amount prepaid, as follows:

Year following Expiration of Commitment Period	Prepayment Premium
Year 1	3.0%
Year 2	2.0%
Year 3	1.0%
Year 4 and thereafter	None

(b)Notwithstanding Section 2.04(a), if any voluntary prepayment of the Initial Loan is made by way of the exercise of an Equity Cure to avoid a breach of any financial ratio requirements set forth in Section 6.07 (Financial Ratios), upon the request of the Borrower, DFC may in its sole discretion waive the applicable Prepayment Premium.
(c)The portion of each voluntary prepayment of the Initial Loan that is applied to Principal Installments shall be applied pro rata across outstanding Notes for the Initial Loan and to Principal Installments in the inverse order of maturity (or as otherwise agreed by DFC);

provided that solely with respect to voluntary prepayments made by way of the exercise of an Equity Cure, the Borrower may elect, by notice to DFC upon not fewer than five (5) Business Days’ prior to such prepayment, to apply such prepayments pro rata across such outstanding Notes or pro rata across Principal Installments.
(d)Notwithstanding Section 2.04(a), if prior to the date of the Incremental Loan Disbursement Date the Borrower voluntarily prepays the Initial Loans in whole or in part (including any refinancing thereof) whether before or after an Event of Default or the commencement of proceedings under bankruptcy law, prior to the last day of the Commitment Period, the Borrower shall be required to request a ~~disbursement~~Disbursement of the Incremental Loan, and DFC shall make the Incremental Loan to Borrower subject to (i) the Borrower issuing the Warrants to DFC ~~on the terms specified in Part II (Warrant Terms) of Schedule 2.01(a) (Incremental Loan and Warrant Terms) and (~~, (ii) DFC and the Borrower entering into the Warrant Documentation (~~as defined in Schedule 2.01(a) (Incremental Loan and Warrant Terms)) satisfactory to DFC~~except for the Registration Rights Agreement) and (~~c~~iii) the satisfaction of other conditions precedent described in ~~Schedule 2.01~~Section 5.14(~~a~~b) (Incremental Loan ~~and Warrant Terms~~) as required by DFC. The borrowing of the Incremental Loan, the issuance of the Warrants and the entry into the Warrant Documentation (except for the Registration Rights Agreement) shall be a condition for DFC’s waiver of Section 2.04(a) of the Finance Agreement in connection with such prepayment, the satisfaction of the Borrower’s obligations under the Finance Agreement with such prepayment and the release by DFC of any Secured Assets or Pledged Shares in connection with such prepayment.
(e)No voluntary prepayment of the Incremental Loan shall be permitted; provided, however, that if following the last day of the Commitment Period the Borrower voluntarily prepays the Initial Loans in full (including any refinancing thereof) in accordance with Section 2.04(a), whether before or after an Event of Default or the commencement of proceedings under bankruptcy law, then concurrently with such prepayment, the Borrower may prepay the Incremental Loan in full (and not in part). The Borrower shall provide DFC thirty (30) days’ notice of any prepayment of the Incremental Loan in accordance with this clause (e), and DFC in its sole discretion shall have the right to exercise the Warrants in lieu of such prepayment.
Section 2.05.Mandatory Prepayment
(a)The Borrower shall apply the following amounts in prepayment of the Loan (x) within five (5) Business Days following the occurrence of any of the following events or (y) if elected by the Borrower, on the Interest Payment Date immediately following the occurrence of any of the following events (provided that in the case of ~~clause~~clauses (v) and (vi) below, the Borrower shall make such prepayment simultaneously with the payment of the applicable Restricted Payment), in each case in accordance with the terms of the Depositary Agreement:
(i)Net Expropriation Proceeds;
(ii)Net Casualty Proceeds to the extent required by Section 6.04(b) (Minimum Insurance Requirements; Application of Casualty Proceeds);
(iii)the Net proceeds from any sale of any asset (other than (i) the sale of any capital asset that is replaced with a capital asset of equal or greater value or (ii) Permitted Asset Dispositions, or (iii) the sale of Product pursuant to an Offtake Agreement or on the spot market) if such proceeds exceed the equivalent of $5,000,000 in the aggregate in any calendar year;
(iv)Net proceeds from any performance liquidated damages, termination payments or other similar damages or indemnity payments under or in connection with the Project Documents (but excluding delay liquidated damages, availability liquidated damages, and similar revenue replacement damages); ~~and~~
(v)prior to the Incremental Loan Disbursement Date, in connection with any Restricted Payment (other than the Restricted Payment referred to in Section 8.04(a) (Restricted Payments)), fifty percent (50%) of the total amount then eligible to be distributed by the Borrower as a Restricted Payment; provided that the sum of all prepayments required to made by the Borrower pursuant to this clause (v) over the term of the Loan shall not exceed a maximum aggregate amount of $465,000,000 (which maximum aggregate amount shall be reduced by an amount equal to all voluntary prepayments made on or prior to the time of such Restricted Payment (without double-counting) pursuant to Section 2.04 (Voluntary Prepayment) on a Dollar-for-Dollar basis); ~~provided that, subject to the conditions set forth in Schedule 2.01(a) (Incremental Loan and Warrant Terms), following the U.S. Sponsored Offtake Agreement becoming effective after the date of this Agreement, the parties hereby acknowledge and agree that they shall enter into good faith negotiations to amend this clause (v) in accordance with the terms set out in Annex I to Schedule 2.01(a) (Incremental Loan and Warrant Terms).~~and
(vi)on and after the Incremental Loan Disbursement Date, in connection with any Restricted Payment (other than the Restricted Payment referred to in Section 8.04(a) (Restricted Payments)), twenty five percent (25%) of the total amount then eligible to be distributed by the Borrower as a Restricted Payment up to a maximum aggregate amount of $465,000,000 (which maximum aggregate amount shall be reduced by an amount equal to any voluntary prepayments at the time of such Restricted Payment (without double-counting) pursuant to Section 2.04 (Voluntary Prepayment) on a Dollar-for-Dollar basis).
(b)If at any time the Borrower fails to comply with any covenant set out in sub-sections (j) or (k) of Part E (Covenants) of Schedule Z (DFC Statutory and Policy Requirements), the Borrower shall prepay the Loan in full within sixty (60) days after the occurrence thereof.
(c)The portion of each mandatory prepayment that is applied to Principal Installments shall be applied:
(i)pro rata across outstanding Notes;
(ii)to Principal Installments in the inverse order of maturity if made pursuant to Section 2.05(a)(i), Section 2.05(a)(ii) and Section 2.05(a)(iii); and
(iii)pro rata to remaining Principal Installments if made pursuant to Section 2.05(a)(iv) and Section 2.05(a)(v).
(d)The Borrower shall notify DFC of any mandatory prepayment required to be made pursuant to this Section 2.05 (Mandatory Prepayment) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide the amount of such prepayment.
Section 2.06.Loan Fees; Cancellation of Commitment
(a)Commitment Fee. During the Commitment Period, the Borrower shall pay to DFC, in arrears, on each Interest Payment Date beginning on the first Interest Payment Date after the date of this Agreement and on the last day of the Commitment Period, or, if earlier, the date this Agreement is terminated, a commitment fee (the “Commitment Fee”), accruing on a daily basis at the rate of one half of one percent (0.5%) per annum, calculated for each day during the Commitment Period computed on the basis of three hundred sixty (360)-day years composed of twelve (12) thirty (30)-day months, on the amount of the Commitment.
(b)Cancellation; Cancellation Fee.
(i)~~.~~ The Borrower may cancel all or any part of the Initial Loan Commitment at any time upon written notice and payment to DFC of a cancellation fee (the “Cancellation Fee”) equal to one percent (1%) of the amount of the Initial Loan Commitment canceled, provided that the Borrower demonstrates to DFC’s satisfaction that there are sufficient funds available to complete the Project. Any part of the Initial Loan Commitment not disbursed at the end of the Commitment Period or that is terminated for any reason shall be deemed to have been canceled, and such Cancellation Fee shall be payable with respect thereto, provided that no Cancellation Fee shall be payable in respect of the cancellation of up to $20,000,000 undisbursed Initial Loan Commitment.
(ii)The Borrower may not cancel all or any part of the Incremental Loan Commitment; provided that any part of the Incremental Loan Commitment not disbursed at the end of the Commitment Period shall be deemed to have been cancelled.
(c)Facility Fee.
(i)~~.~~ The Borrower shall pay to DFC on or prior to the first Closing Date a facility fee (the “Facility Fee”) in the amount of $4,650,000 less any balance of the retainer fee paid by the Borrower that remains unused on the date that the Facility Fee is paid.
(ii)The Borrower shall pay to DFC on or prior to the Incremental Loan Disbursement Date a facility fee (the “Incremental Facility Fee”) in the amount of $1,000,000.
(d)Maintenance Fee. The Borrower shall pay to DFC an annual maintenance fee (the “Maintenance Fee”) in the amount of $30,000 on the first anniversary of the first Interest Payment Date following the first Closing Date and on each subsequent anniversary of such Interest Payment Date for so long as any portion of the Loan remains outstanding.
(e)Modification Fee. In the event that the Borrower requests an amendment to, waiver of, or consent under, any provision of this Agreement or any other Financing Document, DFC will consider such request on its merits upon payment by the Borrower, at the time of such request, of a fee which, in DFC’s determination, is commensurate with the complexity and timing constraints of such request (the “Modification Fee”); provided, however, that no Modification Fee will be payable if the amendment, waiver, or consent is necessary, in DFC’s determination: (a) to correct an error or omission in any Financing Document that is not caused by the Borrower, or (b) to improve the operations of the Project without materially altering the risks undertaken by DFC. DFC is under no obligation to agree to any amendment or waiver or to grant any consent. The Borrower acknowledges that DFC may require a Modification Fee as a condition to any amendment or waiver required for, or providing its consent to, restructurings of any kind or any prepayment requiring releases of collateral or other similar actions by DFC.
Section 2.07.Currency and Place of Payment; Computation of Interest; Application of Payments to DFC
(a)Currency and Place of Payment. All payments to DFC shall be made in U.S. Dollars by wire transfer in immediately available funds without counterclaim, offset, or deduction. Unless instructed otherwise by DFC, wires should be sent to DFC’s account with the U.S. Treasury Department in New York by either Fedwire transfer or international electronic funds transfer, and any such wire must include the required information set forth in Schedule 2.07(a) (Wire Transfer Instructions for Remittance of Payments to DFC).
(b)Non-Business Day. Whenever any payment would otherwise fall due on a day that is not a Business Day, the due date for payment shall be the immediately succeeding Business Day.
(c)Computation of Interest. Except as otherwise provided herein or in any Note, interest on any Note (including interest calculated at the Interest Rate or the Default Rate), and default interest calculated at the Default Rate on any other amounts past due, shall accrue on a daily basis and shall be computed on the basis the actual number of days in the Interest Period in respect of which payment is being made divided by three hundred sixty (360).
(d)Application of Payments to DFC. Payments received by DFC under any of the Financing Documents shall be applied to fees, costs, expenses, interest, principal, and any other amounts due to DFC in such manner as DFC in its sole discretion may determine; provided that any voluntary prepayment amounts that DFC applies to Principal Installments shall be applied as provided in Section 2.04(b) (Voluntary Prepayment), and any mandatory prepayment amounts that DFC applies to Principal Installments shall be applied as provided in Section 2.05(c) (Mandatory Prepayment).
Section 2.08.Tax Gross-Up; Stamp Duties
(a)All sums payable by the Borrower hereunder and by any Obligor under any other Financing Document shall be paid in full, free of any deductions or withholdings of any and all present and future Taxes, unless required by Applicable Law. If an Obligor is required by Applicable Law to deduct any Taxes from or to withhold any Taxes in respect of any amount payable to DFC hereunder or under any Financing Document, then the Borrower shall, or shall cause the relevant Obligor to, increase the payment to an amount which, after such deductions or withholdings equals the full amount stated to be payable under the Financing Documents.
(b)In addition to the obligations set forth in Section 6.03(a)(iii) (Compliance with Laws; Taxes; Consents), the Borrower shall pay (or cause to be paid) before they become overdue any and all present and future Taxes payable on or in connection with the execution, delivery, registration, authorization, recordation, perfection, or notarization, or for the legality, validity, or enforceability of this Agreement or any other Transaction Document directly to the Governmental Authority responsible for collecting such Taxes, except for any Taxes that an

Obligor is contesting in good faith by appropriate proceedings and for which adequate cash reserves have been set aside in accordance with the Accounting Standards; provided that the Borrower hereby indemnifies DFC and holds DFC harmless from and against any and all liabilities, fees, or additional expenses with respect to or resulting from any delay in paying, or omission to pay, any such Taxes. Within thirty (30) days after payment by an Obligor of any such Taxes, the Borrower shall deliver to DFC the original or a Certified copy of the receipt evidencing payment thereof, together with any other information DFC may reasonably request. DFC shall have the right, but not the obligation, to pay any Taxes not paid by the Obligor (other than any Taxes being contested in accordance with the first sentence of this Section 2.08(b)), and the Borrower shall, upon DFC’s demand, promptly reimburse DFC in full for all such payments.
Section 2.09.Payment or Reimbursement of Expenses
(a)DFC may retain such advisors, including the Advisors and legal counsel, as determined by DFC in its sole discretion to be necessary from time to time in connection with the Loan or the Project, until the Loan is indefeasibly repaid in full.
(b)Upon request, the Borrower shall promptly pay all reasonable and documented fees, costs and expenses of the advisors and legal counsel retained by DFC in accordance with Section 2.09(a) above, and pay or reimburse DFC for all of DFC’s reasonable and documented out-of-pocket costs and expenses incurred, in each case, in connection with the negotiation, preparation, execution, delivery of and disbursements under the Transaction Documents, including fees, costs, and expenses associated with (i) communications and in-person meetings, (ii) preparation of any documents, (iii) perfection, notarization, authentication, registration, and recordation of any of the Transaction Documents, (iv) preparation of a monitoring memorandum for DFC’s use, (v) preparation, delivery and management of a closing checklist for each Disbursement, (vi) preparation and delivery of certain original Transaction Documents (where necessary or advisable for the preservation or enforcement of DFC’s rights under the Transaction Documents) and an electronic closing set of the Transaction Documents for DFC’s use, and (vii) termination of the Transaction Documents and all Liens created pursuant to the Security Documents.
(c)The Borrower shall also pay the fees, costs and expenses of such advisors and legal counsel, and pay or reimburse DFC for all of DFC’s out-of-pocket costs and expenses incurred, in each case, in connection with (i) any amendment, waiver, consent or other modification of the Financing Documents and (ii) preserving in full force and effect, or enforcing its rights under, any Financing Document.
Article III
REPRESENTATIONS AND WARRANTIES
Section 3.01.Representations and Warranties
(a)The Borrower represents and warrants to DFC that:
(i)Existence and Power. The Borrower and each of its Subsidiaries (A) is duly organized or incorporated, validly existing, and in good standing (to the extent such concept is applicable in its jurisdiction) under the laws of the jurisdiction of its organization or incorporation; (B) is duly authorized to do business in each jurisdiction in which it conducts business; and (C) has the power to own its properties, carry on its business and the Project, borrow money, create Liens on its properties, and execute, deliver, and perform each of the Transaction Documents to which the Borrower is a party and with respect to each of the Borrower’s Subsidiaries, each of the Transaction Documents to which such Subsidiary is a party.
(ii)Authority.
(A)The Borrower’s execution, delivery, and performance of each of the Transaction Documents to which it is a party, and the execution, delivery and performance by each of the Borrower’s Subsidiaries of each of the Transaction Documents to which such Subsidiary is a party, in each case, at the time this representation is made: (1) have been duly authorized by all necessary corporate action; (2) will not violate any Applicable Law; and (3) will not breach, or result in the imposition of any Lien upon any of that Obligor’s assets (other than Permitted Liens) under, any of that Obligor’s Charter Documents or any agreement or other requirement by which that Obligor or any of its properties may be bound or affected.
(B) (1) Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and is a legal, valid, and binding obligation of the Borrower, enforceable in accordance with its terms and (2) each of the Transaction Documents to which any of the Borrower’s Subsidiaries is a party is a legal, valid, and binding obligation of each such Subsidiary, enforceable in accordance with its terms; and, in each case, is in proper legal form for the enforcement thereof under the laws of the Borrower’s or such Subsidiary’s jurisdiction of incorporation or organization (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and by principles of equity as applied by courts of competent jurisdiction), provided further that, in each case, the enforceability and admissibility in evidence thereof are subject to the applicable Required Formalities, Security Additional Formalities and/or matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to DFC. Subject to the completion of Required Formalities and Security Additional Formalities, all formalities required in the Borrower’s or any of its Subsidiary’s jurisdiction of incorporation or organization for the validity, enforceability or admissibility in evidence of this Agreement and the other Transaction Documents to which it is a party (including any necessary translation, notarization, consularization, registration, recording or filing with any court, registry or other Governmental Authority in the Borrower’s or its Subsidiary’s jurisdictions of organization or incorporation) have been accomplished.
(C)Other than the Consents set forth on ~~Part B~~Part B.2 of ~~Schedule 4.05 (Relevant Consents~~Schedule 4.05 (Relevant Consents), any Consent required in connection with the Borrower’s or any of its Subsidiaries’ execution, delivery, performance, or for the validity or enforceability or admissibility in evidence, of any of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party (including, without limitation, each Relevant Consent set forth on Part A.2 of Schedule 4.05 (Relevant Consents)) has been obtained, taken, given or made and is in full force and effect, provided that the applicable Required Formalities and Security Additional Formalities are completed as required upon the execution of the relevant Financing Document.
(D)The Borrower’s payment obligations hereunder and under the Notes, each Subsidiary Guarantor’s obligations under the Subsidiary Guaranty Agreement, and MineCo’s obligations under the MineCo Guaranty Agreement are unsubordinated general obligations that rank at least pari passu in priority of payment with all other present and future unsubordinated and unsecured Indebtedness of the Borrower, each Subsidiary Guarantor and MineCo, respectively.
(iii)Financial Condition; Indebtedness.
(A)The Borrower’s audited Consolidated Financial Statements, dated December 31, 2024, which have been delivered to DFC and any other Financial Statements that have been delivered to DFC pursuant to Section 7.01(a) (Audited Annual Financial Statements) Section 7.01(b) (Unaudited Quarterly Financial Statements), are complete and correct and fairly present its financial condition and results of its operations for the period then ended.
(B)Except for obligations incurred in the ordinary course of business, neither the Borrower nor any of its Subsidiaries has any obligation, contingent or otherwise, of any kind except as disclosed in the Financial Statements referenced in clause (A) above.
(C)Since the date of this Agreement, no Restricted Payment has been made except as permitted in Section 8.04 (Restricted Payments).
(D)Schedule 3.01(a)(iii)(D) (Indebtedness) sets forth all Indebtedness of the Obligors, including any Indebtedness between any Obligor and another Obligor and any Indebtedness between any Obligor and any Shareholder or any Affiliate of a Shareholder, as of the date of this Agreement or expected to be incurred prior to the first Closing Date.
(iv)Capitalization; Beneficial Ownership; Subsidiaries. The Borrower’s issued shares are as set forth in Part I of Schedule 3.01(a)(iv) (Capitalization). All such shares have been duly authorized and validly issued and is fully paid and nonassessable. Other than as set forth in the Borrower’s Charter Documents and the Shareholder Documents, there are no rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the Borrower’s issued shares.
(A)The Direct Owners hold the direct legal and beneficial title to the Borrower’s issued shares in the percentage amounts set forth next to their names in Part I of Schedule 3.01(a)(iv) (Capitalization).
(B)The Beneficial Owners hold the indirect legal and beneficial title to the Borrower’s issued shares in the percentage amounts set forth next to their names in Part II of Schedule 3.01(a)(iv) (Capitalization).
(C)The Borrower holds the direct or indirect legal and beneficial title to each Subsidiary’s capital stock or issued shares in the percentage amounts set forth next to their names Part III of Schedule 3.01(a)(iv) (Capitalization).
(v)Liens.
(A)Schedule 3.01(a)(v)(A) (Liens) sets forth Liens of the Obligors (other than Liens under the Security Documents) as of the date of this Agreement or expected to be incurred prior to the first Closing Date.
(B)Upon the execution of the Security Documents, the completion of the applicable Security Additional Formalities and the execution of the Intercreditor and Subordination Agreement, the Security Documents will be effective to create in favor of DFC legal, valid, and enforceable first priority Liens on all of the Secured Assets and Pledged Shares intended to be covered thereby; provided that the Liens created under the Security Documents executed prior to the first Closing Date will only create a first priority Lien in favor of DFC upon repayment in full of the Orion Loan on the first Closing Date. Neither the Borrower nor any of its Subsidiaries has outstanding, nor are they contractually bound to create, any Lien on or with respect to any of its assets, rights, or revenues, except for Permitted Liens.
(vi)Taxes and Reports.
(A)The Borrower and each of its Subsidiaries have filed all tax returns and reports required by Applicable Law to be filed and has paid all Taxes due, except for any Taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been set aside in accordance with the Accounting Principles.
(B)Except as otherwise disclosed in the Financial Statements referred to in Section 3.01(a)(iii)(A) (Financial Condition; Indebtedness), the Borrower and its Subsidiaries have not received notice of (1) any pending audits, examinations, investigations, proceedings or claims with respect to any Taxes or (2) any Lien with respect to Taxes that has been filed against any of the Borrower’s or any of its Subsidiary’s property, nor to the Borrower’s knowledge, in either case, has any such action been threatened.
(vii)Defaults. Except as disclosed in Schedule 3.01(a)(vii) (Defaults), no Default or Event of Default has occurred and is continuing. Neither the Borrower nor any of its Subsidiaries, nor any Shareholder Party nor, to the best of the Borrower’s knowledge, any other party is in breach of any provision of any Transaction Document to which it is a party, which breach could reasonably be expected to have a Material Adverse Effect.
(viii)Litigation No action, suit, other legal or arbitral proceeding, or investigation is pending by or before any domestic or foreign court or Governmental Authority or in any arbitral or other forum or, to the best of its knowledge after due inquiry, is threatened, that (A) relates to any of the transactions contemplated by any Transaction Document, or (B) if adversely determined, could reasonably be expected to have a Material Adverse Effect.
(ix)Compliance with Law; Consents.
(A)Without limiting the representations and warranties in Part B (Representations and Warranties) of Schedule Y (Office of Development Policy Requirements) and Part B (Representations and Warranties) of Schedule Z (DFC Statutory and Policy Requirements), the Borrower and each of its Subsidiaries have conducted and are conducting their respective businesses in compliance with all Applicable Laws, Consents and their respective Charter Documents.
(B)Each Consent necessary for the conduct of the Borrower’s and each of its Subsidiaries’ business as presently conducted, the operation of the Mine and the implementation of the Project (including, without limitation, each Relevant Consent set forth on ~~Part A~~Part A.1 of Schedule 4.05 (Relevant Consents)) has been obtained by the Borrower and its Subsidiaries and is in full force and effect, other than any Consent that is required to be obtained at a later date for the conduct of the Borrower’s or its Subsidiaries’ business, the operation of the Mine or the implementation of the Project and is ministerial in nature or is of a type that can reasonably be expected to be obtained, as required, in a timely fashion in the normal course of the Borrower’s or its Subsidiaries’ business, operation of the Mine or the implementation of the Project (including, without limitation, each Relevant Consent set forth on ~~Part B~~Part B.1 of Schedule 4.05 (Relevant Consents)).
(C)~~Part A~~Part A.1 of Schedule 4.05 (Relevant Consents) sets forth each Consent necessary for the conduct of the Borrower’s and each of its Subsidiaries’ business as presently conducted, the operation of the Mine and the implementation of the Project, and each such Consent has been obtained by the Borrower and its Subsidiaries and is in full force and effect.
(x)Good Title, Use of Site; Easements, Property Interests, Utilities, Etc.
(A)Schedule 3.01(a)(xi)(A) (Site) sets forth all real property interests and all surface access rights, including mineral servitudes (either created through easements or through judicial order, and other similar rights), held by MineCo relating to the Mine as of the date of this Agreement.
(B)MineCo does not own any parcel of land comprising the Site.
(C)Notwithstanding the ongoing Constitution of Mineral Servitude Lawsuits relating to the determination of the indemnification amounts owed to the landowners of the Site, MineCo has a lawful, valid, exclusive and irrevocable right to use and exploit the parcels of land comprising the Site for as long as the Mining Concessions remain valid and in full force and effect, and MineCo holds a possessory interest in all necessary easements and other rights of ingress to and egress from the Site and all other rights as are necessary for water rights, tailings disposal, waste dumps, ore dumps, abandoned heaps and ancillary facilities and lawfully possesses a valid and subsisting leasehold estate in and to all of its leased property (if any) in each case free and clear of all Liens (other than Permitted Liens).
(D)Other than the rights referred to in the preceding sentences, no property rights (including easements or other rights of ingress or egress) are required or can reasonably be expected to be necessary for the design, development, construction, supply, start-up, commissioning, testing, financing, implementation, operation or maintenance of the Mine or the Project in accordance with Applicable Law and the Transaction Documents.
(E)All utility and other services, means of transportation, facilities, other materials, and other rights that are or can reasonably be expected to be necessary for the Mine and the Project in accordance with Applicable Law and the Transaction Documents have been procured or are commercially available to the Mine and the Project.
(F)Except for licenses or rights to Intellectual Property Rights that can reasonably be expected to be available on commercially reasonable terms at the time required, MineCo owns or has a valid and enforceable right to use all Intellectual Property Rights necessary to carry out the Project and to conduct its business and operate the Mine.
(G)No BVI Obligor has any interest in (1) any real property located in BVI or (2) any shares, debt obligations or other securities of any Person that has an interest in any real property located in BVI.
(H)Without limiting any of the foregoing clauses (A) through (G), the Borrower and each of its Subsidiaries: (1) owns and has good and marketable title to, or valid leasehold interests in, all of its real and personal property material to its business, except for (x) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (y) Permitted Liens; and (2) owns all Intellectual Property that is necessary or desirable to carry out their business and the transactions contemplated by the Transaction Documents.
(xi)Financial Model; Construction Budget; Construction Schedule, Life of Mine Plan and the Annual Operating Budget.
As of the date of each Disbursement Request and each Closing Date:
(A)the Financial Model (i) is true and accurate in all material respects, (ii) was prepared in good faith and with due care on the basis of current information and assumptions believed by it to be reasonable, (iii) is consistent with the Transaction Documents and (iv) fairly represents the Borrower’s expectations in relation to the matters covered in those documents; and
(B)each of the Construction Budget, the Construction Schedule, Life of Mine Plan, and the Annual Operating Budget (i) was prepared in good faith by the Borrower and its Subsidiaries, (ii) is consistent with the applicable provisions of the Financial Model (including its assumptions), the Transaction Documents and Applicable Law in force as of such date, and (iii) in the Borrower’s reasonable judgment represents the best estimate of the information set forth therein.
(xii)Disclosure; Material Adverse Effect; Force Majeure.
(A)All documents, reports, and other written information that have been delivered to DFC in connection with the transactions contemplated hereby and the negotiation of the Financing Documents or delivered hereunder or thereunder are true and accurate and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
(B)There is no fact known to the Borrower the existence of which could reasonably be expected to have a Material Adverse Effect, and no event, development, or circumstance has arisen since the Borrower’s application for the Loan dated August 16, 2024, that has or could reasonably be expected to have a Material Adverse Effect.
(C)Except for events occurring after the date of this Agreement disclosed in writing to DFC in accordance with Section 7.03(b) (Notice of Default and Other Matters), no Force Majeure has occurred and is continuing.
(D)None of the Borrower’s or any of its Subsidiaries’ Charter Documents, or to the Borrower’s knowledge, the Shareholders Documents contain transfer restrictions, conditions, limitations, drag-along or tag-along rights that would limit the enforcement of DFC’s security interest, or require the approval of Shareholders for such enforcement (unless in each case DFC’s enforcement rights prevail over conflicting provisions) other than restrictions, conditions or limitations as required under Applicable Law and, in respect of SV UK, any restrictions, conditions or limitations that shall be removed pursuant to the amendments to SV UK’s Charter Documents referred to in Section 4.07(e) (Security Interest; Orion Loan; Orion Preferred Shares).
(xiii)Accounts. Except for the accounts set forth on Schedule 3.01(a)(xiv) (Accounts) and for the SV UK Local Expense Account, neither the Borrower nor any of its Subsidiaries owns or maintain, or will own and maintain, any accounts with a bank or other financial institution; provided that the Deactivated Accounts listed on Schedule 3.01(a)(xiv) (Accounts) will be closed after the first Closing Date in accordance with Section 6.14(a) (Post-Closing Covenants (First Closing Date)).
(xiv)Project Documents.
(A)Schedule 3.01(a)(xv)(A) (Project Documents) sets forth all Project Documents as of the date of this Agreement.
(B)Except for services, materials, licenses, or rights that can reasonably be expected to be available on commercially reasonable terms at the time required and in accordance with Applicable Law, the Project Documents currently in force or required to be executed by the relevant Closing Date in accordance with the terms hereof constitute all contracts, agreements, leases, or other documents or instruments that are necessary for (i) the Project and in particular the completion of the Debottlenecking and Optimization Project, the operation and ownership of the Mine and (ii) the conduct of the business of the Borrower and its Subsidiaries as contemplated by the Transaction Documents and the Financial Model.
(xv)Transaction Documents. None of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been amended, modified or terminated, except in accordance with this Agreement or as disclosed to DFC and consented to in writing by DFC.
(xvi)Single Purpose Entity. Neither the Borrower nor any of its Subsidiaries is or has been engaged in any business other than the business and activities resulting from the operation of the Mine, the implementation of the Transaction Documents to which they are a party and participating in the transactions contemplated thereby.
(xvii)Subsidiary Dividends. Except pursuant to the Royalty Security Documents, the Security Documents and, on and prior to the first Closing Date, the Orion Security Documents, no restrictions exist on the ability of any Subsidiary of the Borrower to (A) pay dividends or make any other distributions on its Equity Interests directly or indirectly owned by the Borrower, (B) pay any Indebtedness owed to the Borrower or any of its Subsidiaries, or (C) make loans or advances to the Borrower or any of its Subsidiaries except under or by reason of Applicable Laws.
(xviii)ERISA and Employees.
(A)Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate sponsors, maintains, administers, contributes to, participates in, has any obligation to contribute to or has any actual or contingent, direct or indirect liability under, any Guaranteed Pension Plan or Multiemployer Plan, and none of the Obligors nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, participated in, had any obligation to contribute to, or had any actual or contingent, direct or indirect liability under, any Guaranteed Pension Plan or Multiemployer Plan.
(B)Except as set forth in Schedule 3.01(a)(xviii) (Employee Benefit Plans), neither the Borrower nor any of its Subsidiaries sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any actual or contingent, direct or indirect liability under, any Employee Benefit Plan. No Employee Benefit Plan provides benefit coverage subsequent to termination of employment except as required by Applicable Law.
(C)Except in each case as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan has been maintained and operated in compliance with provisions of Applicable Law, each contribution required to be made to an Employee Benefit Plan, whether required to be made to avoid the incurrence of a funding deficiency, the notice or lien provisions under Applicable Law, or otherwise, has been timely made, neither the Borrower nor any of its Subsidiaries has incurred any material liability (including secondary liability) as a result of a complete or partial withdrawal from an Employee Benefit Plan as a result of a sale of assets, no waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to an Employee Benefit Plan, and neither the Borrower nor any of its Subsidiaries has posted security in connection with any amendment of an Employee Benefit Plan, no liability (other than required contributions and insurance premiums, all of which have been paid) has been incurred by the Borrower or any of its Subsidiaries with respect to an Employee Benefit Plan, and no event or condition has occurred which presents a material risk of termination of an Employee Benefit Plan.
(xix)Investment Company Act. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, 15 U.S.C. § 80a-2, as amended (the “1940 Act”).
(xx)Margin Regulation. No part of the proceeds of the Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or “carrying” any “margin stock” within the meaning of each of the respective quoted terms under Regulation U of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any of its Subsidiaries are engaged, principally or as one of its important activities, in the business of extending credit for the purpose of buying or “carrying” any “margin stock,” and the proceeds of the Loan shall not be used in a manner that violates any provision of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.
(xxi)Transfer Pricing Actions. Schedule 3.01(a)(xxii) (Transfer Pricing Actions) sets forth an accurate description of actions to be completed after the date of this Agreement related to the Transfer Pricing Restructuring (the “Transfer Pricing Actions”).
(b)DFC Statutory and Policy Requirements. The Borrower makes the representations and warranties set out in Part B (Representations and Warranties) of Schedule Z (DFC Statutory and Policy Requirements) for itself and on behalf of each Subsidiary Guarantor.
(c)Office of Development Policy Matters. The Borrower makes the representations and warranties set out in Part B (Representations and Warranties) of Schedule Y of Schedule Y (Office of Development Policy Requirements) for itself and on behalf of each Subsidiary Guarantor.
(d)Repetition of Representations and Warranties. Each of the foregoing representations and warranties in this Section 3.01 (including the representations and warranties referred to in Section 3.01(b) and (c)) shall be deemed to be made as of the date of this Agreement and as of each Closing Date. To the extent that any schedule referred to in this Section 3.01 shall need to be updated in order to permit such representation to be true and correct when made or deemed to be made, the Borrower shall provide DFC with such updated schedule in writing prior to the date such representation is deemed made and shall request that this Agreement be amended in accordance with Section 10.06 (Integration; Amendments). Unless this Agreement is amended to reflect the changes in any such schedule, no change shall be deemed to have been made.
Article IV
CONDITIONS PRECEDENT TO FIRST DISBURSEMENT OF INITIAL LOAN
Unless DFC otherwise agrees in writing, the obligation of DFC to make the first Disbursement of the Initial Loan is subject to the prior fulfillment, to DFC’s satisfaction in its sole discretion, of the following conditions precedent as of the date that is ten (10) Business Days prior to the first Closing Date (other than conditions precedent that by their nature cannot be satisfied until the first Closing Date) and to their continued fulfillment on the first Closing Date:
Section 4.01.Transaction Documents
DFC shall have received the following documents, each of which shall be satisfactory to DFC in form and substance and, if applicable, shall have been duly executed by the parties thereto and shall be in full force and effect in accordance with its terms without default:
(a)Originals or Certified copies as DFC shall determine, of each Financing Document;
(b)Certified copies of each Project Document and the Royalty Documents; and
(c)Originals or Certified copies as DFC shall determine, of the Intercreditor and Subordination Agreement.
Section 4.02.Authorization Certificates
DFC shall have received (a) a certificate of an Authorized Officer of the Borrower dated as of the Closing Date, substantially in the form of Exhibit C-1 (Form of Authorization Certificate of the Borrower), (b) a certificate of each Direct Owner, dated as of the Closing Date, substantially in the form of Exhibit C-2 (Form of Authorization Certificate of Direct Owners) and (c) a certificate of each of the Subsidiary Guarantors, substantially in the form of Exhibit C-3 (Form of Authorization Certificate of the Subsidiary Guarantors).
Section 4.03.Ownership
(a)DFC shall have received evidence satisfactory to it that the Direct Owners hold the direct legal and beneficial title to the equity of the Borrower in the percentages set forth in Part  I of Schedule 3.01(a)(iv) (Capitalization).
(b)DFC shall have received evidence satisfactory to it that the Beneficial Owners listed in Part II of Schedule 3.01(a)(iv) (Capitalization) hold the indirect legal and beneficial title to the equity of the Borrower in the percentages set forth therein.
(c)DFC shall have received evidence satisfactory to it that the Borrower directly or indirectly owns the Subsidiaries listed in Part III of Schedule 3.01(a)(iv) (Capitalization) in the percentages set forth therein.
Section 4.04.Equity Contributions
DFC shall have received evidence satisfactory to it that (a) the Direct Owner Guarantors have made all Equity Contributions in the Borrower and (b) the Borrower has directly or indirectly made Equity Contributions or Shareholder Subordinated Loans to MineCo or SV Swiss, in each case in cash due on or prior to the first Closing Date in an amount equal to at least twenty percent. (20%) of the Total Project Cost.
Section 4.05.Consents
DFC shall have received Certified copies of all Consents (a) listed in ~~Part A~~Part A of Schedule 4.05 (Relevant Consents) and (b) that are necessary or advisable for (i) the Financing Documents, and the payment of all amounts due or to become due with respect thereto, not to be subject to any Taxes, (ii) other than the Consents set forth on ~~Part B~~Part B.2 of ~~Schedule 4.05~~

~~(Relevant Consents~~Schedule 4.05 (Relevant Consents)~~,~~  the execution, delivery, and performance by the Borrower, each Subsidiary Guarantor and by each Shareholder Party of each Transaction Document to which they are a party, and (iii) for each Obligor to open, maintain, operate and transfer funds (whether in BRL, CHF, Uruguayan Pesos, GBP or U.S. Dollars) to and from the Accounts, including from the Central Bank of the Project Country, and all such Consents shall be in full force and effect and not subject to appeal.
Section 4.06.Site
DFC shall have received evidence satisfactory to it that (a) MineCo holds lawful, valid, exclusive and irrevocable rights to use and exploit the parcels of land comprising the Site for as long as the Mining Concessions remain valid and in full force and effect, notwithstanding the ongoing Mineral Servitude Constitution Lawsuits relating to the determination of the indemnification amounts owed to the landowners of the Site; and (b) MineCo holds a possessory interest in all necessary easements and other rights of ingress and egress and all other rights as are necessary for water rights, tailings disposal, waste dumps, ore dumps, abandoned heaps and ancillary facilities for the development, construction, operation and maintenance of the Mine and the Project free and clear of any Liens other than Permitted Liens, and that such Site (together with such easements and rights of ingress and egress and all other rights as are necessary for water rights, tailings disposal, waste dumps, ore dumps, abandoned heaps and ancillary facilities) is sufficient for MineCo to develop, construct, operate and maintain the Mine and the Project as contemplated by the Transaction Documents.
Section 4.07.Security Interest; Orion Loan; Orion Preferred Shares
(a)Subject to the completion of the requirements set forth in clauses (c) and (d) of Section 6.14 (Post-Closing Covenants (First Closing Date)), each Lien intended to be created by the Security Documents shall be of first priority and (i) to the extent it arises or attaches under the Uniform Commercial Code enacted in any jurisdiction in the U.S., shall be perfected, and (ii) in all other cases, shall be enforceable against the Obligors, the Shareholder Parties and third parties (including any holder of a subsequently established Lien); provided that the Liens created by the Security Documents entered into prior to the first Closing Date will only create a first priority Lien in favor of DFC upon repayment in full of the Orion Loan on the Closing Date. Each of the Security Documents shall be in full force and effect and, other than the completion of the requirements set forth in clauses (c) and (d) of Section 6.14 (Post-Closing Covenants (First Closing Date)), shall have been duly filed, registered, stamped, and/or recorded in every jurisdiction in which such filing, registration, stamping, or recording is necessary to make valid, effective, and perfected the Liens intended to be created thereby and the rights of DFC thereunder, and DFC shall have received evidence satisfactory to it that such filing, registration, stamping, and/or recording has been made except to the extent expressly scheduled to be obtained, taken, given or made after the first Closing Date. The Borrower and each Subsidiary Guarantor shall have executed all such other agreements or documents, or taken any actions that, in the opinion of counsel to DFC, are necessary or advisable to secure the payment of all amounts due or to become due hereunder and under the Notes with valid, enforceable, first-priority Liens on the Secured Assets and the Pledged Shares, including the delivery of any membership interest or share certificate, share transfer form, letter of resignation or authority, register, form of proxy, notice or other document required with respect to the Pledged Shares to be delivered under the Security Documents.
(b)DFC shall have received (i) a copy of the Payoff Letter duly executed and delivered by each of the parties thereto, (ii) the Funds Flow Memorandum and (iii) any other evidence required by DFC that the Orion Loan will be repaid in full from proceeds of the first Disbursement and all Liens and guarantees provided in connection with the Orion Loan will be released substantially concurrently upon the occurrence of the first Disbursement on the first Closing Date, including any and all related release instruments, termination statements, and registrations (including any filings, notarial acts, or registry entries necessary to effect such releases under Applicable Law).
(c)DFC shall have received evidence satisfactory to it that the Liens of the Orion Royalty Holders listed under item (A) of Schedule 3.01(a)(v)(A) (Liens) have been released or will be released substantially concurrently upon the occurrence of the first Disbursement on the first Closing Date, and DFC shall have received all related release instruments, termination statements, and registrations (including any filings, notarial acts, or registry entries necessary to effect such release under Applicable Law).
(d)DFC shall have received evidence satisfactory to it that the Orion Preferred Shares will be redeemed in full on the first Closing Date with proceeds of the first Disbursement, together with any agreements, instruments or documents relating to the redemption of the Orion Preferred Shares as may be required by DFC, which shall include evidence of the termination of the Subscription Agreement and updated share register of the Borrower reflecting the redemption of the Orion Preferred Shares, satisfactory to DFC in form and substance.
(e)DFC shall have received Certified copies of duly executed amendments to SV UK’s Charter Documents, in form and substance satisfactory to DFC, providing for, among other things, removal of any pre-emption rights or any other restrictions, approvals, conditions or limitations that may otherwise restrict or prevent enforcement of DFC’s security interests.
Section 4.08.Insurance
DFC shall have received evidence satisfactory to it that Insurances complying with the provisions of Schedule 6.04 (Minimum Insurance Requirements) for the operation of the Mine and the implementation of the Project are in full force and effect without default and that all premia for such Insurances have been paid or will be paid from the proceeds of the first Disbursement, which evidence shall include (i) a duly executed and delivered broker’s letters of undertaking and/or certificate from the Insurance Advisor, in each case satisfactory to DFC in form and substance, and (ii) either (A) copies of such insurance and reinsurance policies or (B) certificates of insurance and binders each signed by the relevant insurer, or by a broker authorized to bind such insurer, and each identifying the underwriters, the type of insurance, the insurance limits and the policy terms, with respect to such Insurances.
Section 4.09.Legal Opinions
DFC shall have received favorable written opinions, dated as of the first Closing Date, satisfactory to DFC in form and substance, of (a) its legal counsel in the Project Country and

England and Wales, (b) legal counsel to the Obligors in the Project Country, (c) New York legal counsel to the Obligors, (d) external legal counsel to each Subsidiary Guarantor in its jurisdiction of incorporation or organization and each other jurisdiction under whose law a Transaction Document to which it is a party is governed, (e) external or in house counsel to each Direct Owner Guarantor in its jurisdiction of incorporation or organization and external legal counsel to each Direct Owner Guarantor in each other jurisdiction under whose law a Transaction Document to which it is a party is governed, and (f) any additional parties and opinions to be determined by DFC to its satisfaction, which counsel must be in each case acceptable to DFC.
Section 4.10.Appointment of Agent
DFC shall have received evidence satisfactory to it that each agent for service of process that is (a) referred to in Section 9.03(c) (Jurisdiction and Consent to Suit; Waivers)) with respect to the Borrower and each Subsidiary Guarantor and (b) required to be appointed by any other party pursuant to the Financing Documents has been duly and irrevocably appointed and holds such appointment without reservation until the date occurring six (6) months after the Maturity Date, together with evidence of the prepayment in full of the fees of such agent.
Section 4.11.Financial Model and Life of Mine Plan
(a)DFC shall have received the Financial Model, dated as of the first Closing Date, which shall be satisfactory to DFC in form and substance, and which shall demonstrate that:
(i)the Historic Debt Service Coverage Ratio in each four (4) fiscal quarter period following the Grace Period represented in the Financial Model is not less than 1.50:1.00;
(ii)the Loan Life Coverage Ratio is not less than one hundred and fifty percent (150%) following the Grace Period;
(iii)the Project Life Coverage Ratio is not less than two hundred percent (200%) following the Grace Period;
(iv)the Reserve Tail Ratio is not less than thirty percent (30%); and
(v)the Borrower’s Debt-to-Total Assets Ratio is not more than 65 to 35 after giving effect to the first Disbursement.
(b)DFC shall have received the Life of Mine Plan, dated as of the first Closing Date, which shall be satisfactory to DFC in form and substance.
Section 4.12.Construction Budget; Construction Schedule; Annual Operating Budget and O&M Report
DFC shall have received:
(a)a final Construction Budget (reflecting all applicable Project Costs) and a final Construction Schedule, each of which shall be satisfactory to DFC in form and substance;
(b)an Annual Operating Budget (reflecting all applicable Project Costs) which shall be satisfactory to DFC; and
(c)an O&M Report which shall be satisfactory to DFC.
Section 4.13.Transfer Pricing Restructuring
DFC shall have received evidence satisfactory to it that other than the actions set forth in the Transfer Pricing Actions, all other actions required to implement the Transfer Pricing Restructuring have been completed to DFC’s satisfaction, including delivery of all Consents from OMF F and the Orion Royalty Holders.
Section 4.14.Advisor’s Reports
(a)DFC shall have received reports, each satisfactory to DFC in form and substance, from (i) the Independent Engineer, (ii) the E&S Consultant, and (iii) the Market Advisor. In the event that the first Closing Date is more than sixty (60) days after the date of any such report, DFC shall have received a bring-down certificate from each relevant consultant (except in the case of the E&S Consultant for which no bring-down certificate shall be required), dated of the first Closing Date and satisfactory to DFC in form and substance, to the effect that no act, event, or condition has occurred since the date of such report that materially affects the information and conclusions set forth therein.
(b)DFC shall have received (i) a report from the Insurance Advisor addressed to DFC as to such matters regarding the insurance and reinsurance coverage maintained with respect to the Mine and the Project as DFC shall reasonably request and (ii) a certificate from the Insurance Advisor dated as of the first Closing Date, certifying that all insurance policies required to be maintained (or caused to be maintained) by the Obligors pursuant to Schedule 6.04 (Minimum Insurance Requirements) for the operation of the Mine and the Project have been obtained and are in full force and effect as of the first Closing Date, and such insurance policies comply in all material respects with the requirements of Schedule 6.04 (Minimum Insurance Requirements).
Section 4.15.Accounts
DFC shall have received evidence satisfactory to it that:
(a)other than the SV UK Local Expense Account, the Brazilian Construction Account, the Brazilian O&M Account and the Brazilian Insurance Proceeds Account, each Account has been established in the name of the relevant Obligor at the account bank for such Account listed on Schedule 3.01(a)(xiv) (Accounts);
(b)each Obligor that is the holder of a Deactivated Account has delivered a notice to the account bank of such Deactivated Account instructing such account bank to permanently close such account and the Borrower has provided to DFC Certified copies of each such notice;
(c)the aggregate balance on the Unsecured Accounts meets the Unsecured Accounts Condition.
Section 4.16.Offtake Arrangements.
(a)DFC shall have received a Certified copy of the U.S. Sponsored HoA, which shall be satisfactory to DFC in form and substance, duly executed by the parties thereto and which shall be in full force and effect in accordance with its terms.
Section 4.17.Office of Development Policy Conditions
DFC shall have received evidence satisfactory to it that the conditions precedent set out in Part C (Conditions Precedent to First Disbursement) of Schedule Y (Office of Development Policy Requirements) have been satisfied.
Section 4.18.Due Diligence
DFC shall have completed to its satisfaction its due diligence investigation of the Borrower, the Direct Owner Guarantors, the Beneficial Owners, each Subsidiary, the Project, the Mine and all other matters relating thereto, and shall have completed on-site due diligence of the Mine in the Project Country, and the results of such investigations and on-site due diligence shall be satisfactory to DFC.
Article V
CONDITIONS PRECEDENT TO EACH DISBURSEMENT; CONDITIONS PRECEDENT TO DISBURSMENT OF INCREMENTAL LOAN
Unless DFC otherwise agrees in writing, the obligation of DFC to make each Disbursement (including the first Disbursement of the Initial Loan and the Disbursement of the Incremental Loan) is subject to the prior fulfillment, to DFC’s satisfaction in its sole discretion, of the following conditions precedent as of the date that is ten (10) Business Days prior to such Closing Date (other than conditions precedent that by their nature cannot be satisfied until such Closing Date) and to their continued fulfillment on such Closing Date:
Section 5.01.Disbursement Request
The Borrower shall have delivered a Disbursement Request in accordance with Section 2.01(b) (Disbursements).
Section 5.02.Note
The Borrower shall have delivered to DFC an executed Note, dated as of the relevant Closing Date, in the principal amount of the Disbursement and maturing on the Maturity Date.
Section 5.03.Closing Certificate
The Borrower shall have delivered to DFC a certificate of an Authorized Officer, dated as of the relevant Closing Date, substantially in the form of Exhibit D (Form of Closing Certificate).
Section 5.04.Representations and Defaults
(a)Each of the representations and warranties of the Borrower, each Subsidiary Guarantor and each Shareholder Party set forth in this Agreement and in each of the other Financing Documents shall be true and correct in all material respects (except with respect to any provision including the word “material” or words of similar import, with respect to which such representations and warranties shall be true and correct) on such Closing Date as if made on such Closing Date after giving effect to such Disbursement or if any such representation relates exclusively to an earlier date, as of such earlier date.
(b)On such Closing Date, no Default or Event of Default shall have occurred and be continuing or will result from the making of such Disbursement or from the application of the proceeds thereof.
Section 5.05.Change in Circumstances
As of such Closing Date, nothing shall have occurred and be continuing that, in the reasonable determination of DFC, has or could reasonably be expected to have a Material Adverse Effect.
Section 5.06.Financial Information and Project Progress
DFC shall have received (a) all Financial Statements, reports, and other information that the Borrower, pursuant to Section 7.01 (Financial Statements and Other Information), is

required to deliver to DFC on or before such Closing Date, and (b) the report most recently required to have been delivered pursuant to Section 7.02(a) (Construction Reports) and Section 7.02(b) (O&M Reports), to the extent required to be delivered to DFC on or before such Closing Date.
Section 5.07.Payment or Reimbursement of Expenses
All Fees and other amounts due and payable by any Obligor, including as required by Section 2.09 (Payment or Reimbursement of Expenses), on or prior to such Closing Date shall have been paid in full or arrangements have been made for the payment of such amounts from the proceeds of such Disbursement.
Section 5.08.Consents
For each Disbursement other than the first Disbursement of the Initial Loan, DFC shall have received Certified copies of all Consents (including, without limitation, each Relevant Consent set forth on ~~Part B~~Part B of Schedule 4.05 (Relevant Consents)) that are required to be obtained by a date that is ten (10) Business Days prior to the relevant Closing Date, and all such Consents shall be in full force and effect and not subject to appeal.
Section 5.09.Debt-to-Total Assets Ratio
DFC shall have received evidence satisfactory to it that for each Disbursement after the first Disbursement, after giving effect to such Disbursement, the Debt-to-Total Assets Ratio shall not exceed 65 to 35.
Section 5.10.Reserves Requirement
With respect to the final Disbursement only DFC shall have received evidence satisfactory to it that:
(a)funds or assets on deposit in, or credited to, the DSR Account are at least equal to the DSR Requirement, or the Global Collateral Agent has received an Acceptable USD Letter of Credit issued in an amount at least equal to the DSR Requirement; and
(b)proceeds from the final Disbursement will be deposited in the Reserve Accounts (other than the DSR Account) in accordance with the Depositary Agreement such that the funds or assets on deposit in, or credited to, such Reserve Accounts, are at least equal to the Reserve Requirements.
Section 5.11.Independent Engineer Certificate; Advisor Reports
(a)DFC shall have received from the Independent Engineer a certificate substantially in the form of Exhibit G (Form of Independent Engineer Certificate), dated as of the relevant Closing Date and otherwise satisfactory to DFC in form and substance.
(b)With respect to each Disbursement other than the first Disbursement of the Initial Loan, to the extent required to be delivered under the terms of this Agreement or under the engagement letter with the applicable Advisor, DFC shall have received any reports, each satisfactory to DFC in form and substance, from (i) the Independent Engineer, (ii) the E&S

Consultant, (iii) the Market Advisor, and (iv) the Insurance Advisor, due on or prior to the relevant Closing Date.
Section 5.12.Other Documents
(a)DFC shall have received an original or, at DFC’s election, a Certified copy of any Project Document or Direct Agreement, or any amendment to any Project Document or Direct Agreement required to have been delivered pursuant to Section 6.10 (Additional Project Documents) and any such other certificates, opinions, and translations, each satisfactory to DFC in form and substance, in connection therewith as it may reasonably request.
(b)DFC shall have received evidence satisfactory to it of the compliance by the Obligors with Section 6.14 (Post-Closing Covenants~~)~~ (First Closing Date)), to the extent required to be satisfied on or prior to the date of such Disbursement.
(c)DFC shall have received a Certified copy of any Lien and evidence of any filing, registration, stamping, or recording is necessary to make valid, effective, and perfected the Liens required to have been delivered pursuant to Section 6.06 (Security Documents).
Section 5.13.Office of Development Policy Conditions
The conditions precedent set out in Part D (Conditions Precedent to Each Disbursement) of Schedule Y (Office of Development Policy Requirements) shall have been satisfied.
Section 5.14.Incremental Loan
(a)With respect to any Disbursement of the Initial Loan after the first Disbursement of the Initial Loan, the Incremental Loan Disbursement Date shall have occurred ~~and the Borrower and DFC shall have entered into documentation satisfactory to DFC pursuant to which DFC has received warrants on the terms set forth in Part II (Warrant Terms) of Schedule 2.01(a) (Incremental Loan and Warrant Terms)~~.
(b)With respect to the Disbursement of the Incremental Loan each of the following conditions precedent shall be satisfied:
(i)The first Disbursement of the Initial Loan shall have occurred.
(ii)DFC shall have received the following documents, each of which shall be satisfactory to DFC in form and substance and, if applicable, shall have been duly executed by the parties thereto and shall be in full force and effect in accordance with its terms without default:
(A)Originals or Certified copies as DFC shall determine, of the Warrants, the DFC Side Letter and the Shareholder Agreement Amendment, each satisfactory to DFC in form and substance, duly executed by the parties thereto and in full force and effect in accordance with their respective terms;
(B)Certified copies of the DoW Offtake Agreement; and
(C)Certified copies of duly executed amendments to the Borrower’s Charter Documents, in form and substance satisfactory to DFC, providing for, among other things, (x) the removal of reference to the Orion Preferred Shares and (y) the issuance of the Warrants and the Shareholder Agreement Amendment, as applicable;
(iii)DFC shall have received a certificate of an Authorized Officer from each of the Borrower and the Subsidiary Guarantors, dated the Incremental Loan Disbursement Date, with respect to the Incremental Loan, which shall be substantially similar to the certificates delivered by the Borrower and the Subsidiary Guarantors on the first Disbursement of the Initial Loans pursuant to Section 4.02 (Authorization Certificates).
(iv)DFC shall have received an updated electronic copy of the Financial Model which shall have been updated to reflect the execution of the DoW Offtake Agreement and the borrowing of the Incremental Loan.
(v)DFC shall have received favorable written opinions, dated as of the Incremental Loan Disbursement Date, satisfactory to DFC in form and substance, of (A) legal counsel to the Borrower in BVI, (B) New York legal counsel to the Borrower, and (C) any additional opinions to be determined by DFC to its satisfaction and from counsel acceptable to DFC, in each case with respect to any amendments to the Financing Documents entered into in connection with the Incremental Loan and/or the execution and delivery of the Warrants and the Side Letter.
Article VI
AFFIRMATIVE COVENANTS
Unless DFC otherwise agrees in writing, so long as the Commitment remains outstanding or until all amounts due and to become due hereunder and under the Notes have been indefeasibly paid in full, the Borrower agrees as follows:
Section 6.01.Project Implementation
(a)The Borrower shall:
(i)cause MineCo to implement the Debottlenecking and Optimization Project in a manner consistent with the Construction Budget, the Construction Schedule and Prudent Industry Practice, in each case, after giving effect to any amendments or modifications, or any other variance or amendment to the Construction Budget or the Construction Schedule, permitted under the terms of this Agreement; and
(ii)cause each of its Subsidiaries to apply or cause the application of the proceeds of the Loan and Equity Contributions exclusively to pay or reimburse Project Costs and other costs incurred in connection with the Project.
(b)The Borrower shall, and shall cause each of its Subsidiaries to, diligently maintain, preserve, exercise, enforce and pursue all of its material rights under the Project Documents and the Consents.
(c)The Borrower shall cause MineCo to at all times maintain adequate supplies of spare parts and other plant, materials and apparatus in accordance with Prudent Industry Practice.
(d)The Borrower shall and shall cause each of its Subsidiaries to employ a sufficient number of suitably qualified and experienced management personnel and other staff to ensure it carries out the Debottlenecking and Optimization Project and the operation of the Mine in accordance with Prudent Industry Practice.
Section 6.02.Company Operations
Except as otherwise expressly permitted under this Agreement, the Borrower shall and shall cause each of its Subsidiaries to:
(a)maintain and preserve its existence under Applicable Laws and all rights, privileges and franchises necessary in the normal conduct of its business;
(b)cause MineCo to maintain its existence as a single-purpose company engaged only in activities related to the ownership, operation and maintenance of the Mine; and
(c)take all actions as may be necessary to ensure that: (i) the payment obligations of the Borrower hereunder and under the Notes, (ii) each Subsidiary Guarantor’s obligations under the Subsidiary Guaranty Agreement, and (iii) MineCo’s obligations under the MineCo Guaranty Agreement, at all times constitute unsubordinated general obligations of the Borrower, each Subsidiary Guarantor and MineCo, respectively, ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower, each Subsidiary Guarantor and MineCo, respectively.
Section 6.03.Compliance with Laws; Taxes; Consents
(a)The Borrower shall and shall cause each of its Subsidiaries to:
(i)obtain, maintain in full force and effect, and renew all leases and other rights in land and franchises necessary for the conduct of its business and the performance of its obligations hereunder and under the other Transaction Documents;
(ii)without limiting the requirements of Part E (Covenants) of Schedule Y (Office of Development Policy Requirements) and Part E (Covenants) of Schedule Z (DFC Statutory and Policy Requirements), conduct its business in all material respects in compliance with all Applicable Laws, Consents and its Charter Documents;
(iii)duly pay before they become overdue all Taxes levied or imposed in any jurisdiction upon its property, earnings, or business that, if not paid, could reasonably be expected to have a Material Adverse Effect, except amounts being contested in good faith by appropriate proceedings diligently pursued for which adequate cash reserves shall have been set aside in accordance with the Accounting Standards; and
(iv)duly pay before they become overdue all Indebtedness in a timely manner in accordance with normal business practices and with the terms governing the same.
(b)The Borrower shall and shall cause each of its Subsidiaries to (i) obtain, preserve, renew and keep in full force and effect all Consents necessary to the conduct of the Borrower’s and each of its Subsidiaries’ business as presently conducted, the operation of the Mine, the implementation of the Project and for the performance of its obligations hereunder and under the other Financing Documents, which shall include obtaining each Relevant Consent set forth in ~~Part B~~Part B of Schedule 4.05 (Relevant Consents) not later than the date indicated therein with respect to such Relevant Consent, (ii) deliver to DFC a Certified copy of each such Consent promptly after is obtained, (iii) maintain in full force and effect and timely renew or obtain all such Consents, and (iv) comply with all conditions and restrictions contained in or imposed on the Borrower or any Subsidiary by such Consents.
(c)The Borrower shall, and shall cause MineCo to, at all times diligently maintain, in full force and effect, and preserve, exercise and enforce all of its land use rights for the Site and ensure that it has, at all times, the benefit of all easements and other rights of ingress and egress and all other rights as are necessary for water rights, tailings disposal, waste dumping, ore dumping, abandonment heaps and any ancillary facilities required for the development, construction, operation and maintenance of the Mine, the Debottlenecking and Optimization Project and for access to the Site.
(d)The Borrower shall, and shall cause MineCo to, use its best efforts to cooperate with the relevant landowners in connection with the georeferencing and land certification process of the Site in accordance with the requirements of Applicable Law.
Section 6.04.Minimum Insurance Requirements; Application of Casualty Proceeds
(a)The Borrower shall and shall cause each of its Subsidiaries to:
(i)comply with the requirements set out in Schedule 6.04 (Minimum Insurance Requirements) and in any event maintain or cause to be maintained in effect at all times insurance, with respect to the Mine and the Project, against such risks and hazards, in such amounts, and in such form, as is usually carried by companies of a similar size that are engaged in the same or a similar business and that own similar properties in the same or similar geographic area as the Mine; and
(ii)enforce its rights under the Project Documents, to the extent that it has such rights, so as to ensure that any Person (other than the Borrower or a Subsidiary) required to provide insurance, surety bonds, performance bonds or any similar instruments issued or created by or for the account of the Borrower or any of its Subsidiaries under a Project Document obtains and maintains insurance policies, surety bonds, performance bonds or any similar instruments issued or created by or for the account of the Borrower or any of its Subsidiaries as required thereby.
(b)In connection with an Event of Loss, the Borrower shall apply (or cause the application of) the Casualty Proceeds resulting therefrom as follows:
(i)Casualty Proceeds less than $2,000,000 arising from any single claim may be retained by the Borrower or the relevant Subsidiary Guarantor; provided that the Borrower shall promptly notify DFC in writing describing the nature of the Event of Loss and the amount of Casualty Proceeds received in respect thereof;
(ii)Casualty Proceeds exceeding $2,000,000 and up to $10,000,000 arising from any single claim shall be applied to the repair, replacement or reinstatement of the damaged assets which gave rise to the insurance claim provided the following conditions have been satisfied:
(A)the Borrower shall provide (or cause to be provided to) the Independent Engineer and DFC a plan of repair or restoration, satisfactory to DFC in form and substance, of the Mine that includes a detailed breakdown of the costs and schedule for completing the works and confirms that repair or replacement of the relevant portion of the

Mine is technically feasible and will restore the Mine to the production and efficiency levels at which the Mine was operating prior to the occurrence of the relevant Event of Loss;
(B)the Independent Engineer shall issue a report, addressed to DFC, confirming the feasibility of the plan submitted pursuant to Section 6.04(b)(ii)(A), including, among other things, a certification that the aggregate amount of Casualty Proceeds received in respect of the Event of Loss are sufficient to complete the works in accordance with the plan submitted by the Borrower;
(C)all Consents required to be obtained by the Borrower, the relevant Subsidiary Guarantor or any contractor in connection with the necessary repairs and replacements in accordance with the plan submitted by the Borrower pursuant to Section 6.04(b)(ii)(A), have been obtained;
(D)business interruption insurance proceeds shall be sufficient to pay all accrued and scheduled Debt Service during the period of construction contemplated in the plan submitted by the Borrower pursuant to Section 6.04(b)(ii)(A), as confirmed by the Insurance Advisor and DFC; and
(E)DFC (in consultation with the Independent Engineer) shall be satisfied that the Obligors shall be able to meet all of their respective obligations under the Transaction Documents (other than those obligations that cannot be performed during the period of such repair and/or restoration as a direct result of the Event of Loss) during the period of such repair and/or restoration taking into account, at all times during such period, amounts available to the Obligors under any business interruption insurance policy;
provided, however, that if all such conditions are not satisfied within one hundred and eighty (180) days (or such longer period of time in the repair and/or restoration plan approved by DFC in accordance with this Section 6.04) after the Event of Loss giving rise to any Casualty Proceeds, the Borrower shall apply (or cause the application of) such Casualty Proceeds to the mandatory prepayment of the Loan then outstanding in accordance with Section 2.05(a)(ii) (Mandatory Prepayment) unless otherwise agreed in writing by DFC; and
(iii)Casualty Proceeds in excess of $10,000,000 arising from any single claim shall be applied to the mandatory prepayment of the Loan in accordance with Section 2.05(a)(ii) (Mandatory Prepayment) unless otherwise agreed in writing by DFC. The Borrower shall notify DFC in writing describing the nature of the Event of Loss, the amount of Casualty Proceeds received in respect thereof.
Section 6.05.Accounting and Financial Management
(a)The Borrower shall and shall cause each of its Subsidiaries to: (i) maintain adequate accounting, management information and cost control systems; (ii) prepare its Financial Statements in accordance with the Accounting Standards; (iii) engage PricewaterhouseCoopers Ltd. or another Acceptable Auditor as its independent accountants; (iv) notify DFC of any change in such accountants and the reason therefor; and (v) if requested by DFC, instruct such accountants to communicate directly with DFC (copying the Borrower) regarding the Borrower’s and each of its Subsidiaries’ accounts and operations.
(b)The Borrower shall and shall cause each of its Subsidiaries to make arrangements satisfactory to DFC for overseeing its financial operations, including its cash management, accounting, and financial reporting, and for overseeing its relationship with its lenders and its independent accountants, which arrangements shall include employing a chief financial officer to oversee its financial operations.
Section 6.06.Security Documents
(a)The Borrower, at its own cost, shall take and cause each of the Subsidiary Guarantors to take all actions necessary to maintain each of the Security Documents in full force and effect and enforceable in accordance with its terms, and to preserve DFC’s first priority security interests thereunder, including (i) maintaining all filings and recordations, (ii) paying fees and other charges, (iii) issuing supplemental documentation and continuation statements, (iv) discharging all Liens or other claims adversely affecting the rights of DFC in the Secured Assets or the Pledged Shares other than Permitted Liens, (v) publishing or otherwise delivering notice to third parties, (vi) immediately upon receipt, sharing with the relevant Collateral Agent copy of any communication or other document relating to any Lien created pursuant to any Security Document that might be reasonably considered as material to such Lien, (vii) delivering title documents and disclosing any other information and documents that a Collateral Agent may reasonable request, and (viii) taking all actions necessary to ensure that all after-acquired property of the Obligors and all after-acquired Equity Contributions in the Borrower by a Shareholder Party are subject to a valid and enforceable, perfected first priority Lien in favor of DFC within sixty (60) days after the acquisition of such property or Equity Contribution, or as otherwise provided in the relevant Security Documents.
(b)Without limiting the generality of Section 6.06(a) above, in the event that any Governmental Authority issues or adopts any new Applicable Law relating to the creation, preservation, registration, perfection, protection or enforcement of security interests in assets of the same character as those covered by the Security Documents, or issues any clarifications of any existing Applicable Law relating to the same, the Borrower shall, at its own cost, and shall cause each Subsidiary Guarantor to, execute and deliver all such additional amendments, assignments, certificates, instruments, notifications, or other documents and give further assurances and do all such other acts and things as DFC shall reasonably request or as may be provided for in such new Applicable Law or any clarifications of any existing Applicable Law, to create, preserve, register, perfect, protect or enforce the security interest provided for in the Security Documents. All actions required to be performed by an Obligor or a Shareholder Party shall be taken by such Obligor or such Shareholder Party (as applicable) within sixty (60) days after the issuance and applicability of such Applicable Law (including any additional period of time as permitted under Applicable Law) or clarification to DFC’s security interest as provided in the preceding sentence (whether by the receipt of notice from DFC or otherwise).
(c)If at any time after the date of this Agreement SVIT (i) owns or acquires assets in an aggregate value in excess of $5,000,000 or (ii) (A) engages in any business other than providing intercompany services to the other Obligors and related non-operating business, administrative and management services, (B) owns any assets other than bank accounts, (C)

incurs any Indebtedness other than Permitted Indebtedness or (D) incurs any expenses other than customary and reasonable administrative expenses associated with maintaining its corporate existence, then with sixty (60) days after such date the Borrower shall and shall cause SVIT to take all actions necessary to grant a perfected first priority Lien in favor of DFC of all current and after acquired assets of SVIT.
Section 6.07.Financial Ratios
(a)~~The~~Prior to the DoW Offtake Satisfaction Date, the Borrower shall maintain on a Consolidated Basis at as at the end of each fiscal quarter:
(i)a Debt-to-Total Assets Ratio that shall not exceed 65 to 35;
(ii)a Reserve Tail Ratio of not less than thirty percent (30%);
(iii)following the Grace Period, a Historic Debt Service Coverage Ratio of not less than 1.25 to 1;
(iv)following the Grace Period, a Prospective Debt Service Coverage Ratio of not less than 1.25 to 1;
(v)following the Grace Period, a Loan Life Coverage Ratio of not less than one hundred and fifty ~~hundred~~ percent (150%); and
(vi)following the Grace Period, a Project Life Coverage Ratio of not less than two hundred percent (200%).
(b)On and after the DoW Offtake Satisfaction Date and provided the DoW Offtake Condition is met, the Borrower shall maintain on a Consolidated Basis at as at the end of each fiscal quarter:
(i)a Debt-to-Total Assets Ratio that shall not exceed 65 to 35;
(ii)a Reserve Tail Ratio of not less than twenty point five percent (20.5%);
(iii)following the Grace Period, a Historic Debt Service Coverage Ratio of not less than 1.20 to 1;
(iv)following the Grace Period, a Prospective Debt Service Coverage Ratio of not less than 1.20 to 1;
(v)following the Grace Period, a Loan Life Coverage Ratio of not less than one hundred and forty hundred percent (140%); and
(vi)following the Grace Period, a Project Life Coverage Ratio of not less than two hundred percent (200%).
Section 6.08.Key Person Requirements
At all times until the later of (a) the Debottlenecking and Optimization Project Completion Date and (b) the first date on which the Restricted Payment Conditions are satisfied, (x) Mr. Thras Moraitis shall dedicate 80% of his full time working schedule to the management of the Borrower and (y) Mr. Ricardo Grossi shall dedicate 100% of his full time working schedule to the management of the Borrower, in each case other than due to (i) such Key Person’s temporary illness or disability, parental leave or such other leave as required by

Applicable Law and for a period of no longer than ninety (90) days or such amount of time as required by Applicable Law or (ii) such Key Person’s death, permanent disability, dismissal, resignation, or removal for cause, in which case the Borrower shall have given notice DFC notice within five (5) Business Days of such event and shall thereafter appoint an individual to replace such Key Person within ninety (90) days’ of such death, permanent disability, dismissal, resignation, or removal that is qualified to hold a management position in the Borrower and that is acceptable to DFC.
Section 6.09.Permitted Reorganization Transaction and Acceptable IPO
Concurrently with the consummation of a Permitted Reorganization Transaction and/or an Acceptable IPO, the Borrower shall and shall cause each of its Subsidiaries to deliver to DFC:
(a)to the extent that any holding company created in connection with such Permitted Reorganization Transaction and/or Acceptable IPO directly owns any shares issued by the Borrower:
(i)Certified copies of an equitable mortgage for the benefit of DFC governed by the laws of BVI over 100% of such issued and outstanding shares, which shall be substantially similar to the equitable mortgage over the shares of the Borrower delivered on the first Closing Date and otherwise in form and substance satisfactory to DFC;
(ii)evidence in form and substance satisfactory to DFC that each of the Liens created by the agreements described in the preceding clause (i) shall be of first priority and perfected, including the delivery of any share certificates evidencing such shares, together with stock transfers executed in blank;
(iii)a certificate of an Authorized Officer of such holding company in form and substance satisfactory to DFC; and
(iv)favorable written opinions satisfactory to DFC in form and substance from (A) legal counsel to the Borrower in BVI, (b) legal counsel to such holding company in its jurisdiction of organization and (c) any additional opinions to be determined by DFC to its satisfaction and from counsel acceptable to DFC;
(b)Certified copies of (i) any Consents necessary to permit the Borrower or any of its Subsidiaries to enter into or consummate such Permitted Reorganization Transaction and/or Acceptable IPO and (ii) any amendments to the Charter Documents of the Borrower, any amendments to any Shareholder Documents, and any new shareholder agreements or similar documents; and
(c)an Officer’s Certificate confirming that such Acceptable IPO and/or Permitted Reorganization Transaction meets all the conditions set forth in the definition of Acceptable IPO or Permitted Reorganization Transaction and such Acceptable IPO and/or Permitted Reorganization Transaction does not have any material adverse tax consequences for any Obligor.
Section 6.10.Additional Project Documents
(a)The Borrower shall promptly deliver to DFC a Certified copy of any Project Document entered into after the first Closing Date, or any amendment to any Project

Document pursuant to Section 8.03 (No Alteration or Assignment of Agreements), which, in the case of any additional Major Project Document or any amendment thereto, shall be satisfactory to DFC in form and substance, in accordance with Section 8.03(d) (No Alteration or Assignment of Agreements).
(b)The Borrower shall take (and shall cause each of its Subsidiaries to take) all actions necessary to ensure that any additional Major Project Document entered into pursuant to Section 6.10(a) above is subject to a valid and enforceable, perfected first priority Lien in favor of DFC and ensure that a Direct Agreement is entered into in form and substance satisfactory to DFC, in each case within sixty (60) days after such additional Major Project Document is entered into; provided that no Direct Agreement will be required with respect to (A) the Existing Offtake Agreement, (B) the U.S. Sponsored Offtake Agreement or any other Offtake Agreement where the counterparty is not a Noted Offtaker, (C) any Major Project Document where the counterparty is a Governmental Major Project Party, (D) the Existing EPC Agreements listed in items (1) and (2) of Part C (Engineering, Construction and Procurement Agreements) of Schedule 3.01(a)(xv)(A) (Project Documents), or (E) any document or agreement evidencing any Intercompany Loan.
Section 6.11.Offtake Agreements
(a)To the extent the Borrower or any of its Subsidiaries do not enter into and maintain the effectiveness of the U.S. Sponsored Offtake Agreement for 100% of the phase I Product produced by the Mine, the Borrower shall, and shall cause each of its Subsidiaries to:
(i)use reasonable best efforts to sell all Product produced by the Mine to parties that are not a Foreign Entity of Concern;
(ii)conduct good faith negotiations with Noted Offtakers, in consultation with DFC, to execute one or more Offtake Agreements with Noted Offtakers satisfactory to DFC in form and substance;
(iii)with regard to any Product produced by the Borrower, any of its Subsidiaries or the Mine that is not contracted for purchase by a Noted Offtaker, conduct good faith negotiations to execute one or more Offtake Agreements with: (i) first, one or more other U.S. private companies, (ii) second, DFC or a DFC Designee, and (iii) third, one or more private companies from Aligned Nations in countries satisfactory to DFC; and
(iv)prior to entering into any Offtake Agreement, first provide written notice of such intention, including the terms of such sale, to DFC, and DFC will have the right to (i) purchase such Product on such terms or (ii) require the Borrower to sell, or cause its Subsidiaries to sell, such Product on such terms to a DFC Designee (the “DFC Purchase Right”), and DFC may provide the Borrower with notice of its intention to exercise or waive its DFC Purchase Right within sixty (60) days of such notice from the Borrower;
provided that the covenants in the above clauses (i) through (iv) shall apply to 100% of the phase I Product produced by the Mine up to 13.2 Mtpa ROM ore during the term of the Loan; provided further that if DFC is not able to able to obtain approvals to provide the Accordion, then Section 6.11(a)(ii) through Section 6.11(a)(iv) shall apply to 75% of the phase I Product produced by the Mine up to 13.2 Mtpa ROM ore during the term of the Loan.
(b)Prior to the execution thereof, the Borrower shall and shall cause its Subsidiaries to provide to DFC copies of any security documents granting a Lien for the benefit of the U.S. Sponsored Offtaker, which security documents shall be in form and substance satisfactory to DFC.
Section 6.12.Compliance with Office of Development Policy Requirements
The Borrower shall and shall cause each of its Subsidiaries to comply with the covenants set out in Part E (Covenants) of Schedule Y (Office of Development Policy Requirements).
Section 6.13.DFC Statutory and Policy Requirements
The Borrower shall and shall cause each of its Subsidiaries to comply with the covenants set out in Part E (Covenants) of Schedule Z (DFC Statutory and Policy Requirements).
Section 6.14.Post-Closing Covenants (First Closing Date)
(a)No later than forty-five (45) days after the first Closing Date, the Borrower shall provide evidence to DFC in form and substance satisfactory to DFC that all Deactivated Accounts have been closed.
(b)No later than one hundred eighty (180) days after the first Closing Date, the Obligors shall provide to DFC evidence, which shall be in form and substance satisfactory to DFC, that (i) each of the actions described in the Transfer Pricing Actions have been completed and (ii) SV Swiss has made all required filings with the Swiss Federal Tax Administration and Zug Cantonal authorities with respect to the Transfer Pricing Restructuring.
(c)No later than thirty (30) days after the first Closing Date, and prior to the disbursement of the Incremental Loan, the Obligors shall provide to DFC evidence, which shall be in form and substance satisfactory to DFC, that the Pledge of Inventory has been registered with the Real Estate Registry Office (Cartório de Registro de Imóveis) of the City of Minaçu, State of Goiás, including a copy of the relevant registration/annotation certificate (certidão/matrícula) reflecting such registration.
(d)Prior to the disbursement of the Incremental Loan, the Borrower shall, and shall cause each Subsidiary Guarantor to, complete all applicable Security Additional Formalities that are expressly to be obtained, taken, given or made after the first Closing Date, within the time periods set forth therein, and provide the relevant Collateral Agent and DFC evidence in form and substance satisfactory to DFC thereof.
(e)The Borrower shall, and shall cause each Direct Owner Guarantor to deliver, the Direct Owners Guaranty Agreement on or prior to the date that is ninety (90) days after the date of execution of the Finance Agreement (the “Direct Owners Guaranty Long-Stop Date”); provided that if on or before the Direct Owners Guaranty Long Stop Date either (i) the Incremental Loan has been disbursed in full or (ii) the Aggregate Cap has been reduced to zero, the execution and delivery of a Direct Owners Guaranty Agreement shall not be required. Any Equity Contributions made by the Direct Owner Guarantors from the period commencing on December 1, 2025 and ending on the Direct Owners Guaranty Long-Stop Date shall reduce the

Aggregate Cap under the Direct Owners Guaranty Agreement on a dollar-for-dollar basis; provided that (i) with respect to Equity Contributions made between December 1, 2025 and the date of the Finance Agreement, DFC shall have received evidence satisfactory to it that such Equity Contributions have been made, and (ii) with respect to Equity Contributions made on or after the date of the Finance Agreement, all such Equity Contributions shall be deposited into the Shareholder Contribution Account (as such term is defined under the Depositary Agreement).
(f)The Borrower shall notify DFC of the completion of the SVIT Corporate Restructuring no later than two (2) Business Days after such completion, and no later than thirty (30) Business Days after such completion, the Borrower shall, and shall cause each of SV UK, SVRE Marketing and SVIT to, deliver to DFC:
(i)Certified copies of an amendment to the Uruguay Pledge Agreement reflecting the SVIT Corporate Restructuring, together with all share certificates, stock powers, endorsements, Consents, registrations, evidence of filings, recordations or other actions necessary to make valid, effective and perfected the Liens intended to be created by such amended Uruguay Pledge Agreement;
(ii)third party legal opinions from Uruguayan counsel to the Obligors and English counsel to DFC with respect to the amended Uruguay Pledge Agreement and the security interest granted thereby, which opinions shall be similar in scope to the opinions delivered pursuant to Section 4.09 (Legal Opinions) and otherwise in form and substance acceptable to DFC; and
(iii)any other agreements, certificates, opinions and other documents, and the taking of any other actions, as DFC shall reasonably request with respect to the foregoing.
(g)No later than ten (10) days after the first Closing Date, the Borrower shall, and shall cause MineCo to:
(i)open the Brazilian Insurance Proceeds Account, the Brazilian O&M Account and the Brazilian Construction Account;
(ii)deliver to DFC Certified copies of each Brazilian Account Control Agreement, each of which shall be satisfactory to DFC in form and substance, duly executed by each of the parties thereto;
(iii)deliver to DFC a Certified copy of an amendment to the Fiduciary Assignment of Receivables, satisfactory to DFC in form and substance, duly executed by each of the parties thereto, adding the details of the Brazilian Insurance Proceeds Account, the Brazilian Permitted Investment Account, the Brazilian O&M Account and the Brazilian Construction Account; and
(iv)deliver to DFC third party legal opinions from Brazilian counsel to the Obligors with respect to the Brazilian Account Control Agreements and the amendment to the Fiduciary Assignment of Receivables and the security interest on the Brazilian Insurance Proceeds Account, the Brazilian Permitted Investment Account, the Brazilian O&M Account and the Brazilian Construction Account granted thereby, which opinions shall be similar in scope to the opinions delivered pursuant to Section 4.09 (Legal Opinions) and otherwise in form and substance acceptable to DFC.
(h)No later than twenty (20) days after executing the amendment to the Fiduciary Assignment of Receivables as set forth in clause (g) above the Borrower shall, and shall cause MineCo to, provide to DFC evidence, which shall be in form and substance satisfactory to DFC, that (i) such amendment has been registered with the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Barueri, State of São Paulo and of the City of Minaçu, State of Goiás, including a copy of the relevant registration reflecting such registration, and (ii) MineCo has taken all other actions required to be taken in accordance with Section 4.1 of the Fiduciary Assignment of Receivables.
(i)No later than sixty (60) days after the first Closing Date, the Borrower shall, and shall cause MineCo to, deliver to DFC evidence, in form and substance satisfactory to DFC, that the final judgment granting definitive possession rights over the property corresponding to Rural Property Registration (RERF) No. 2,259, registered with the Real Estate Registry Office (Cartório de Registro de Imóveis) of Minaçu, State of Goiás, issued in Lawsuit No. 5595223-61.2018.8.09.0103, has been duly registered with such registry, together with copies of the relevant registration certificate or official registry extract evidencing such registration.
(j)No later than thirty (30) days from the date of the final judgements, the Borrower shall, and shall cause MineCo to, deliver to DFC evidence, in form and substance satisfactory to DFC, that the final judgments granting definitive possession rights over the properties corresponding to Rural Property Registrations (RERFs) Nos. 15,866 and 3,615, registered with the Real Estate Registry Office (Cartório de Registro de Imóveis) of Minaçu, State of Goiás, issued in Lawsuits Nos. 5595311-02.2018.8.09.0103 and 559675-72.2018.8.09.0103, respectively, have been duly registered with such registry, together with copies of the relevant registration certificates or official registry extracts evidencing such registrations.
(k)No later than fifteen (15) Business Days after the first Closing Date, the Borrower shall, and shall cause MineCo to, deliver to DFC a Certified copy of each Consent set forth on ~~Part B~~Part B.2 of ~~Schedule 4.05 (Relevant Consents~~Schedule 4.05 (Relevant Consents).
Section 6.15.Post-Closing Covenants (Incremental Loan)
(a)No later than ten (10) Business Days after the DoW Offtake Satisfaction Date, DFC shall have received the following documents, each of which shall be satisfactory to DFC in form and substance and, if applicable, shall have been duly executed by the parties thereto and shall be in full force and effect in accordance with its terms without default:
(i)amendments to the Brazilian Security Documents (other than the Brazilian Accounts Agreements) to reflect the Maturity Date as set forth in clause (b) of the definition thereof, together with evidence in form and substance satisfactory to DFC that such amendments been properly filed for registration;
(ii)an executed Note, dated as of the DoW Offtake Satisfaction Date, in the principal amount of the first Disbursement of the Initial Loan, to replace the Note delivered to

DFC on the first Closing Date, which Note shall reflect the Maturity Date as set forth in clause (b) of the definition thereof; and
(iii)evidence satisfactory to it that the appointment term for each agent for service of process (A) referred to in Section 9.03(c) (Jurisdiction and Consent to Suit; Waivers)) with respect to the Borrower and each Subsidiary Guarantor and (B) required to be appointed by any other party pursuant to the Financing Documents has been extended to a date that is six (6) months after the Maturity Date as set forth in clause (b) of the definition thereof, together with evidence of the prepayment in full of the fees of such agent.
(b)No later than twenty (20) days after the execution of the amendments to the Brazilian Security Documents pursuant to clause (a)(i) above, DFC shall have received evidence, satisfactory to it in form and substance, that such amendments to the Brazilian Security Documents have been translated to Portuguese by a sworn translator, and registered with the relevant Brazilian Registry of Deeds and Documents, along with their sworn translation in Portuguese, except for the amendment to the Pledge of Inventory, which shall be registered pursuant to clause (c) below.
(c)No later than thirty (30) days after the execution of the amendment to the Pledge of Inventory pursuant to clause (a)(i) above, DFC shall have received evidence, satisfactory to it in form and substance, that such amendment to the Pledge of Inventory has been registered with the Real Estate Registry Office (Cartório de Registro de Imóveis) of the City of Minaçu, State of Goiás, together with a copy of the relevant registration/annotation certificate (certidão/matrícula) reflecting such registration.
Article VII
INFORMATION COVENANTS
Section 7.01.Financial Statements and Other Information
(a)Audited Annual Financial Statements.
The Borrower shall deliver to DFC, within one hundred and twenty (120) days after the end of each Fiscal Year:
(i)its audited Consolidated Financial Statements and a Compliance Certificate (which shall include a review of the relevant terms of this Agreement), (A) disclosing the existence of any Default or Event of Default and, if so, specifying the nature and period of existence thereof, (B) demonstrating in reasonable detail the Borrower’s compliance with the financial ratio requirements set forth in Section 6.07 (Financial Ratios) and the basis for such calculations, and (C) setting out a comparison between such Financial Statements and the projections for such Fiscal Year in the then-current Financial Model;
(ii)the audited standalone Financial Statements of MineCo; and
(iii)the audited Financial Statements of each counterparty to an EPC Agreement (to the extent available to the Borrower upon request) and Offtake Agreement

(other than counterparties to the Existing Offtake Agreement) in accordance with accounting standards applicable to such counterparty;
provided that if any of such Financial Statements are prepared in a language other than English or in a currency other than U.S. Dollars, then within fifteen (15) days following delivery of such Financial Statements to DFC in accordance with this Section 7.01(a), the Borrower shall deliver Certified copies of such Financial Statements translated into English and in U.S. Dollars.
(b)Unaudited Quarterly Financial Statements.
The Borrower shall deliver to DFC, within forty-five (45) days:
(i)after the end of each fiscal quarter (including the fourth fiscal quarter) of each Fiscal Year:
(A)its unaudited Consolidated Financial Statements for such fiscal quarter, together with a Compliance Certificate; and
(B)standalone unaudited Financial Statements for such fiscal quarter of each Subsidiary Guarantor, other than for such Subsidiary Guarantors that are not required under Applicable Law to prepare standalone Financial Statements; and
(ii)after the end of the second and the fourth fiscal quarter of each Fiscal Year (or more or less frequently if so prepared by a Direct Owner Guarantor) the unaudited Consolidated Financial Statements for such fiscal half year of each Direct Owner Guarantor; provided that, if at any time after the date of this Agreement any Direct Owner Guarantor prepares annual audited Consolidated Financial Statements, then thereafter, no later than one hundred and twenty (120) days after the end of each Fiscal Year, the Borrower shall provide such annual audited Consolidated Financial Statements to DFC instead of unaudited Consolidated Financial Statements for the fourth fiscal quarter of each Fiscal Year;
provided that if any of such Financial Statements are prepared in a language other than English or in a currency other than U.S. Dollars, then within fifteen (15) days following delivery of such Financial Statements to DFC in accordance with this Section 7.01(a), the Borrower shall deliver Certified copies of such Financial Statements translated into English and in U.S. Dollars.
(c)Affiliate Transactions. The Borrower shall deliver to DFC, within forty-five (45) days after the end of each fiscal quarter, a Certified report in substantially the form attached as Exhibit H (Form of Affiliate Transaction Report) setting forth in reasonable detail all transactions between it or any of its Subsidiaries, on the one hand, and a Shareholder Party or any Affiliate of a Shareholder Party, on the other hand.
(d)Accountants’ Reports and Other Documents. The Borrower shall deliver to DFC copies of all other annual or interim reports and management letters submitted to it or any of its Subsidiaries by its independent accountants, and such other information and data with respect to the Borrower’s or any of its Subsidiaries’ or any Shareholder Parties’ operations, condition (financial or otherwise), assets, and prospects (including supporting information as to compliance with this Agreement) as DFC may reasonably request from time to time.
(e)Minutes of Directors or Shareholders Meetings. If a Default or Event of Default has occurred and is continuing, and if DFC so requests, the Borrower shall promptly deliver to

DFC the minutes of any meeting of its shareholders or directors (occurring before or after such Default or Event of Default) that reasonably relates to the subject of such Default or Event of Default.
Section 7.02.Periodic Project Reports and Budgets
(a)Construction Reports. After the first Closing Date and until the Debottlenecking and Optimization Project Completion Date, the Borrower shall or shall cause its Subsidiaries to deliver to DFC and the Independent Engineer, within fifteen (15) days after the end of each month, a Debottlenecking and Optimization Project Progress Report setting forth in reasonable detail the progress of the Debottlenecking and Optimization Project during such period, including:
(i)in reasonable detail, the work carried out during such period;
(ii)the stage of construction achieved by the end of such period and any delay in achieving that stage by comparison to the Construction Schedule;
(iii)an updated estimate of the Debottlenecking and Optimization Project Completion Date and (if such estimate differs from the estimated Debottlenecking and Optimization Project Completion Date as of the date of this Agreement, reasons for the difference);
(iv)a description of any material disputes or proceedings (whether actual or threatened) relating to the Debottlenecking and Optimization Project during such reporting period;
(v)any suspension of work under any construction contract relating to the Debottlenecking and Optimization Project during such reporting period;
(vi)any accidents, emergencies or other events or circumstances occurring during such reporting period which might have a material adverse impact on the Construction Schedule; provided that the Borrower shall, in accordance with clause (c) of Part E (Covenants) of Schedule Y (Office of Development Policy Requirements) notify DFC immediately, and in no event later than twenty-four (24) hours, after an Obligor becomes aware of any accident of the type described in such clause;
(vii)details of any changes made to the Construction Budget or the Construction Schedule in accordance with Section 8.03(b) (No Alteration or Assignment of Agreements);
(viii)a comparison of the actually incurred Project Costs and funding used to meet such Project Costs against the projections of those items in the Construction Budget, over two (2) comparison periods: (A) the reporting period and (B) the period from the start of construction to the end of the reporting period (and the reasons for any discrepancy between the actual and projected amounts); and
(ix)such other information with respect to the Debottlenecking and Optimization Project as DFC may reasonably request from time to time.
(b)O&M Reports. After the first Closing Date, the Borrower shall deliver or cause its Subsidiaries to deliver to DFC, within thirty (30) days after the end of each fiscal quarter, an O&M Report.
(c)Annual Operating Budgets.
(i)As soon as it is available, but in any event at least thirty (30) days prior to the beginning of each Fiscal Year after the first anniversary of the Closing Date, the Borrower shall submit to DFC for approval by DFC the Annual Operating Budget for such Fiscal Year prepared by the relevant Obligor.
(ii)Each Annual Operating Budget shall be consistent with the then-current Financial Model and be accompanied by a certificate of an Authorized Officer of the Borrower certifying that the budget is a reasonable estimate for the period covered thereby.
(iii)The proposed Annual Operating Budget shall become effective on the later of:
(A)the first day of the relevant Fiscal Year; and
(B)the date DFC approves (or is deemed to have approved) such Annual Operating Budget in accordance with clause (iv) below.
(iv)If the Annual Operating Budget for any Fiscal Year submitted to DFC in accordance with clause (i) is consistent with then then-current Financial Model, and the aggregate cost variances and variances of production and revenue targets from those amounts projected for such Fiscal Year in the then-current Financial Model are less than or equal to five percent (5%), then such Annual Operating Budget shall be deemed approved by DFC. Otherwise, if DFC does not approve an Annual Operating Budget, DFC shall advise the Borrower of the items that are disapproved and the reason for such disapproval. If all or any part of an Annual Operating Budget is disapproved, the Borrower and DFC shall continue to discuss such disapproved aspects in good faith and, subject to Section 8.11 (Expenditures; Amendment of Operating Budget), the Annual Operating Budget for the preceding Fiscal Year shall be applicable until such time as all such aspects of the Annual Operating Budget for the current Fiscal Year have been approved in writing by DFC acting in consultation with the Independent Engineer.
(d)Financial Model and Life of Mine Plan.
(i)The Borrower shall review the Financial Model on an annual basis to ensure that it remains accurate in all material respects, and at least thirty (30) days prior to the beginning of each Fiscal Year that begins after the first Closing Date, the Borrower shall deliver to DFC an updated Financial Model reflecting the results of such annual review; provided that, such updated Financial Model shall be prepared using the same methodology (i.e. substantially the same structure and format with updated actual and projected operating and financial results and utilizing similar sources and approach to macro assumptions such as prices and foreign exchange rates (as applicable)) as the Financial Model delivered on or prior to the first Closing Date pursuant to Section 4.11 (Financial Model and Life of Mine Plan).
(ii)The updated Financial Model shall become effective on the later of:
(A)the first day of the relevant Fiscal Year; and
(B)the date DFC advises the Borrower that DFC has approved such Financial Model.
(iii)If DFC does not approve the Financial Model, DFC shall advise the Borrower of the items that are disapproved and the reason for such disapproval. If all or any part of a Financial Model is disapproved, the Borrower and DFC shall continue to discuss such disapproved aspects in good faith and the Financial Model for the preceding Fiscal Year shall be applicable until such time as all such aspects of the Financial Model for the current Fiscal Year have been approved in writing by DFC acting in consultation with the Independent Engineer.
(iv)Following the first Closing Date the Borrower shall, on an annual basis and no later than thirty (30) days prior to the beginning of each Fiscal Year that begins after the first Closing Date, deliver to DFC an updated Life of Mine Plan.
(e)Final Disbursement Certificate. Within six (6) months following the last Closing Date, the Borrower shall deliver to DFC a certificate of an Authorized Officer of the Borrower, setting forth in reasonable detail the Project Costs to which the proceeds of the final Disbursement were applied, substantially in the form of Exhibit F (Form of Final Disbursement Certificate).
(f)Offtake Reports and Information.
(i)At any time that the Borrower and its Subsidiaries have not entered into and currently maintain Offtake Agreements in relation to the sale of 100% of the Product produced by the Mine, no later than fifteen (15) Business Days after the end of each fiscal quarter, the Borrower shall deliver to DFC a report describing in reasonable detail the efforts the Borrower has taken to comply with Sections Section 6.11(a)(ii), (iii) and (iv) (Offtake Agreements).
(ii)The Borrower shall, and shall cause SV Swiss to, deliver to DFC a Certified copy of any production forecasting and scheduling reports required to be delivered under the terms of the ~~US~~U.S. Sponsor Offtake Agreement.
Section 7.03.Notice of Default and Other Matters
The Borrower shall notify DFC immediately of:
(a)the occurrence of any Default or Event of Default and any steps the Borrower and its Subsidiaries are taking to remedy such Default or Event of Default,
(b)the occurrence of any Force Majeure or Major Hazard;
(c)any legal or arbitral proceedings against the Borrower or any of its Subsidiaries involving claims that either individually or in the aggregate at any given time exceed the equivalent of $1,500,000 or that otherwise could reasonably be expected to have a Material Adverse Effect;
(d)any legal or arbitral proceedings of which it is aware relating to the Existing Offtake Agreement;
(e)any legal or arbitral proceedings of which it is aware affecting any Credit Party, any Shareholder, any Material Project Party, or the Project involving claims that either individually or in the aggregate at any given time exceed the equivalent of $2,000,000 or that otherwise could reasonably be expected to have a Material Adverse Effect;
(f)details of any unscheduled stoppage or disruption to mining or surface operations or production at the Mine lasting more than two (2) consecutive days; and
(g)the occurrence of any other condition or event (including action by any Governmental Authority) that could reasonably be expected to have a Material Adverse Effect and any steps the Borrower is taking to remedy such condition or event.
Section 7.04.Insurance Reporting Requirements
The Borrower shall and shall cause each of its Subsidiaries to comply with the reporting requirements set out in Section 5 (Insurance Reporting Requirements) of Schedule 6.04 (Minimum Insurance Requirements).
Article VIII
NEGATIVE COVENANTS
Unless DFC otherwise agrees in writing, so long as the Commitment remains outstanding or until all amounts due and to become due hereunder and under the Notes shall have been indefeasibly paid in full, the Borrower agrees as follows:
Section 8.01.Liens
The Borrower shall not and shall ensure that none of its Subsidiaries shall, directly or indirectly, create, assume, or otherwise permit to exist any Lien on any of its assets, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.
Section 8.02.Indebtedness
The Borrower shall not and shall ensure that none of its Subsidiaries shall incur, assume, guarantee, or permit to exist, or otherwise become liable for Indebtedness other than Permitted Indebtedness.
Section 8.03.No Alteration or Assignment of Agreements
The Borrower shall not and shall ensure that none of its Subsidiaries shall:
(a)terminate, amend, grant any waiver of, or assign any of the respective duties or obligations under, any provision of any Project Document (other than (i) as required to consummate Permitted Capital Expenditures as notified by the Borrower to DFC, (ii) Permitted Amendments, ~~or~~ (iii) amendments or waivers to correct manifest error or which are of a stylistic, minor, or purely technical nature, and, in either case, do not change materially any

Person’s rights or obligations~~;~~  or (iv) on or after the DoW Offtake Satisfaction Date, amendments to Credit Agreement II and Export Facility Agreement III to reflect the updated Maturity Date and amortization profile set forth in clause Section 2.05(a)(ii); provided that the Borrower shall, and shall cause its Subsidiaries to, promptly give DFC notice, and provide DFC with a copy, of any Permitted Amendments or other such amendments or waivers);
(b)make any changes to the Construction Budget or the Construction Schedule that would result in (i) any increase in the aggregate amount of the Construction Budget or (ii) a change to any construction milestones in the Construction Schedule required to achieve the Debottlenecking and Optimization Project Completion Date (other than Permitted Amendments);
(c)make any changes to the assumptions in the Financial Model other than pursuant to Section 7.02(d) (Financial Model and Life of Mine Plan); or
(d)enter into any additional Major Project Document (other than the (i) U.S. Sponsored Offtake Agreement or any other offtake agreement entered into in accordance with the terms of Section 6.11 (Offtake Agreements) or (ii) any document or agreement evidencing any Intercompany Loan); provided that (A) the Borrower may enter into any renewal or extension of a Major Project Document previously approved by DFC solely if such renewal or extension is on substantially similar or better terms for the Borrower and is with the same Major Project Counterparty, and (B) the Borrower shall, and shall cause its Subsidiaries to, promptly give DFC notice, and provide DFC with a copy, of any document or agreement evidencing any Intercompany Loan.
Section 8.04.Restricted Payments
The Borrower shall not make, or incur any obligation to make, any Restricted Payment unless, after giving effect to each such Restricted Payment, each Restricted Payment Condition is satisfied; provided that:
(a)Within five (5) Business Days after the first Closing Date, the Borrower may repay any outstanding obligations owing to the Direct Owner Guarantors or their Affiliates (excluding any Obligor), in an amount equal to the lesser of (i) $67,700,000, less any proceeds of the Loan applied by the Borrower to repay other Indebtedness (including any cost overrun advances under the Orion Loan) incurred by any Obligor after September 1, 2025 and prior to the date of the first Closing Date; and (ii) the aggregate amount of Equity Contributions made by or any other amounts paid by or owing to the Direct Owner Guarantors or their Affiliates (excluding any Obligor), in each case, in respect of Project Costs, as confirmed by the Independent Engineer, incurred prior to the date of first Closing Date (the “Direct Owners Reimbursement Restricted Payment”);
(b)Subject to clause (d) of the definition of Acceptable IPO, the Borrower may pay Parent Expenses to the Public Parent in connection with an Acceptable IPO;
(c)Within thirty (30) days of the Incremental Loan Disbursement Date, and solely to the extent that the Direct Owners have made a payment under the Direct Owners Guaranty pursuant to the terms thereof, the Borrower may repay the Direct Owner Guarantors an amount equal to the amount of such payment; and
(d)On the first Monthly Transfer Date (as defined in the Depositary Agreement) after the Debottlenecking and Optimization Project Completion Date, to the extent that the Direct Owners have made a payment under the Direct Owners Guaranty pursuant to the terms thereof, the Borrower may transfer amounts on deposit in the Shareholder Contribution Account (as such term is defined under the Depositary Agreement) in an aggregate amount not to exceed the amount of such payment to the Direct Owners in accordance with Depositary Agreement.
Section 8.05.Conduct of Business with Affiliates
The Borrower shall not and shall ensure that none of its Subsidiaries shall, conduct any business with or enter into any business transaction involving any Shareholder Party, or any Affiliate of any Shareholder Party, except on an arm’s-length basis other than the Permitted Intercompany Loans and subject to the reporting requirement set forth in Section 7.01(c) (Affiliate Transactions).
Section 8.06.No Sale of Assets; Mergers
The Borrower shall not and shall ensure that none of its Subsidiaries shall:
(a)sell, assign, convey, lease, transfer or otherwise dispose of its assets with an aggregate value equal to or greater than $5,000,000, except for Permitted Asset Dispositions;
(b)dissolve, liquidate, or otherwise cease to do business; or
(c)merge or consolidate with any Person;
other than in connection with an Acceptable IPO or a Permitted Reorganization Transaction; provided that DFC agrees in good faith to evaluate and consider any proposed merger or consolidation of the Borrower with another party in accordance with DFC’s standard credit analysis and policy requirements.
Section 8.07.Lease Obligations
The Borrower shall not and shall ensure that none of its Subsidiaries shall enter into any agreement or arrangement to acquire by lease the use of any property or equipment of any kind, if the annual rental payable under such lease, when aggregated with the annual rentals payable under all other leases already entered into by the Borrower or any of its Subsidiaries, would exceed $3,000,000 or its equivalent in any Fiscal Year.
Section 8.08.Ordinary Conduct of Business
The Borrower shall not and shall ensure that none of its Subsidiaries shall:
(a)change the nature or scope of its business as of the date of this Agreement, other than businesses reasonably related or ancillary to the Borrower’s or its Subsidiaries’ business;
(b)change its Charter Documents or any Shareholder Document other than amendments or modifications:
(i)solely in the case of the Borrower’s Charter Documents and the Shareholder Documents, (x) to give effect to the redemption of the Orion Preferred Shares, (y) to allow for the incorporation of additional Shareholders to the extent such Shareholder (i) is in compliance with the terms of Schedule Z (DFC Statutory and Policy Requirements) and (ii) grants to DFC a first priority security interest in all of its Equity Interests in the Borrower by executing and delivering a mortgage of shares substantially in the form of the mortgage of shares entered into by the Direct Owners on the first Closing Date; and (z) changes required in order to effectuate the arrangements among the Shareholders provided such other changes do not adversely affect DFC’s rights under this Agreement or under any other Transaction Document (including, but not limited to, DFC’s rights ~~as set forth in Part II (~~under the Warrant ~~Terms) of Schedule 2.01(a) (Incremental Loan and Warrant Terms)~~Documentation);
(ii)in the ordinary course of managing the Borrower’s or Subsidiary’s business to the extent such amendments and modifications could not reasonably be expected to have a Material Adverse Effect or result in a Default or Event of Default;
(iii)to effect (A) the actions described in Schedule 3.01(a)(xxii) (Transfer Pricing Actions), or (B) an Acceptable IPO and/or a Permitted Reorganization Transaction, to the extent such amendments and modifications could not reasonably be expected to have a Material Adverse Effect or result in a Default or Event of Default; or
(iv)to correct manifest error or which are of a stylistic, minor, or purely technical nature provided that such amendments or modifications do not alter the Charter Documents or any Shareholders Agreement in any material respect;
(v)solely in the case of an Obligor’s Charter Documents, to give effect to any issuance of Equity Interests permitted under this Agreement;
provided that in each case, the Borrower shall promptly give DFC notice, and provide DFC with a copy, of any of such amendment or modification;
(c)issue any Equity Interests:
(i)in the Borrower, except (A) to a Shareholder, so long as, with respect to such Equity Interests, DFC continues to hold a first-priority security interest pursuant to the terms of the Security Documents, or (B) any other Person that (i) is in compliance with the terms of Schedule Z (DFC Statutory and Policy Requirements) and (ii) grants to DFC a first priority security interest in all of such Equity Interests in the Borrower by executing and delivering a mortgage of shares substantially in the form of the mortgage of shares entered into by the Direct Owners on the first Closing Date);
(ii)in any Obligor, except to any other Obligor, so long as, with respect to such Equity Interests, DFC continues to hold a first-priority security interest pursuant to the terms of the Security Documents;
(d)change its name or take any action that might adversely affect the Liens created by the Security Documents;
(e)change its Fiscal Year or make or permit any change in accounting policies or reporting practices, except as required to comply with the Accounting Standards or Applicable Laws;
(f)enter into any partnership, profit-sharing or royalty agreement (other than the Royalty Agreements), or other similar arrangement whereby the Borrower’s or any of its Subsidiaries’ income or profits are, or might be, shared with any other Person;
(g)(x) create any Subsidiaries, (y) acquire by purchase or otherwise any Equity Interests of another Person (other than in connection with a Subsidiary Corporate Restructuring), or (z) make or permit to exist any loans or advances to, or assume, guarantee, endorse, or otherwise become directly or contingently liable for, any obligation or Indebtedness of, any Person (except for any Obligor) other than the endorsement of negotiable instruments for collection in the ordinary course of business and the prudent investment of idle surplus funds in readily marketable U.S. Dollar-denominated debt securities;
(h)fail to maintain its corporate existence and its right to carry on its operations; or
(i)acquire an interest in any land located in the BVI; or shares, debt obligations or other securities of any body corporate which has an interest in any land located in the BVI.
Section 8.09.Accounts
The Borrower shall not and shall ensure that none of its Subsidiaries shall:
(a)establish or maintain any account with a bank or other financial institution other than the Accounts and, prior to their closure in accordance with Section 6.14(a) (Post-Closing Covenants (First Closing Date)), the Deactivated Accounts;
(b)permit the aggregate amount deposited in or credited to the Unsecured Accounts to exceed the Unsecured Accounts Condition at any time;
(c)deposit, transfer or credit any amounts, or cause any amounts to be deposited, transferred or credited, into a Deactivated Account; provided that if any amounts are deposited, transferred or credited into a Deactivated Account for any reason the relevant Obligor shall hold such amounts in trust for the benefit of DFC and shall transfer such amounts to the Collection Account within three (3) Business Days from the date on which such amount is credited to a Deactivated Account; or
(d)prior to the satisfaction of the conditions set forth in clauses (g) and (h) of Section 6.14 (Post-Closing Covenants (First Closing Date)), deposit, transfer or credit any amounts, or cause any amounts to be deposited, transferred or credited into the Brazilian

Insurance Proceeds Account, the Brazilian Permitted Investment Account, the Brazilian O&M Account or the Brazilian Construction Account.
Section 8.10.Project; Site
The Borrower shall not, and shall ensure that none of its Subsidiaries shall, use, maintain, operate, or occupy, or allow the use, maintenance, operation, or occupancy of, any portion of the Site or the Mine, other than in accordance with the Transaction Documents and for the purposes of implementing the Debottlenecking and Optimization Project and for the purposes of operating the Mine.
Section 8.11.Expenditures; Amendment of Operating Budget
(a)The Borrower shall not and shall ensure that none of its Subsidiaries shall, without having first proposed an amendment to the then-current Annual Operating Budget in accordance with Section 8.11(b) below (and DFC having approved such amendment in accordance with such Section), make expenditures that are not contemplated in any line item or category contained in such Annual Operating Budget, other than (i) expenditures that do not exceed ten percent (10%) of the aggregate amount contemplated in the then current Annual Operating Budget and (ii) Permitted Capital Expenditures. The Borrower shall promptly (and in any event within five (5) Business Days) provide notice to DFC of any expenditure in excess of such threshold.
(b)If at any time during any Fiscal Year (i) operating and maintenance costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the allowance provisions of this Section 8.11 or (ii) the Borrower believes such costs for the balance of such year will exceed the allowance provisions of this Section 8.11, then the Borrower shall deliver (or cause its Subsidiaries to deliver) a proposed amendment to the then current Annual Operating Budget to DFC and such proposed amendment shall become effective on the date on which it is approved by DFC. At the time the Borrower submits (or causes any of its Subsidiaries to submit) such proposed amendment, the Borrower shall certify the purpose of such amendment and that such amendment is reasonably necessary or advisable for the operation and maintenance of Mine and the Project. The Borrower shall comply and cause each of its Subsidiaries to comply with the approved Annual Operating Budget (subject to the allowance provisions of this Section 8.11) until the proposed amendment is approved by DFC.
Section 8.12.No Use of Proceeds in Switzerland
The Borrower shall not, and will ensure that none of its Subsidiaries shall, use the amounts borrowed under any Financing Document in a manner which would constitute a harmful “use of proceeds in Switzerland” (Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until (a) a binding tax ruling (e.g. in the form of a countersigned tax ruling request) satisfactory to DFC is obtained from the Swiss Federal Tax Administration confirming that such use of proceeds in Switzerland is permitted under applicable Swiss taxation laws without triggering Swiss

Withholding Tax consequences or (b) any such use of proceeds in Switzerland is permitted under Applicable Laws of Switzerland without triggering Swiss Withholding Tax consequences.
Section 8.13.Employee Benefit Plans
The Borrower shall not, and shall ensure that none of its Subsidiaries shall:
(a)adopt, establish, maintain, sponsor, administer, contribute to, participate in, or incur any actual or contingent, direct or indirect liability under or obligation to contribute to, any Guaranteed Pension Plan, or Multiemployer Plan or incur any actual or contingent, direct or indirect liability to provide post-retirement welfare benefits, except such liability to provide post-retirement welfare benefits as may be required by Applicable Law or other non-material post-retirement welfare benefits;
(b)engage in any “prohibited transaction” within the meaning of Applicable Law with respect to such Employee Benefit Plan which could result in a material liability for the Borrower or any of its Subsidiaries; or
(c)except as would not reasonably be expected to have a Material Adverse Effect, (i) permit any Employee Benefit Plan to fail to satisfy the minimum funding standard under Applicable Law with respect to such Employee Benefit Plan, whether or not such deficiency is or may be waived; (ii) fail to contribute to any Employee Benefit Plan to an extent which, or terminate any Employee Benefit Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries; (iii) amend any Employee Benefit Plan in circumstances requiring the posting of security; or (iv) permit or take any action which would result in the aggregate benefit liabilities of all Employee Benefit Plans exceeding the value of the aggregate assets of such Employee Benefit Plans, disregarding for this purpose the benefit liabilities and assets of any such Employee Benefit Plans with assets in excess of benefit liabilities.
Article IX
DEFAULTS AND REMEDIES
Section 9.01.Events of Default
Each of the following events or circumstances shall constitute an “Event of Default”:
(a)Payment Default. Any Obligor fails to pay when due any amount payable to DFC pursuant to this Agreement or any other Financing Document unless such failure to pay is caused by administrative or technical error and such payment is made within five (5) Business Days following its due date.
(b)Cross-Default.
(i)An Obligor defaults for a period beyond any applicable grace period:
(A)in the payment of any principal, interest, or other amount due under any agreement or agreements (other than the Financing Documents) involving Indebtedness or under the Royalty Agreements; or
(B)in the performance of any obligation due under any agreement or agreements (other than the Financing Documents) involving Indebtedness, under the Royalty

Agreements the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) or the Orion Royalty Holders, as the case may be, to cause, with the giving of notice if required, (x) in the case of Indebtedness, such Indebtedness to be demanded or terminated or to become due or to be repurchased, prepaid, defeased, or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease, or redeem such Indebtedness to be made, prior to its stated maturity and (y) in the case of the Royalty Agreements, the Termination Payment (as such term is defined under the Royalty Agreements) to become due or permit an Orion Royalty Holder to exercise remedies against the Secured Assets that is in each case not cured within forty-five (45) days.
(ii)Until the Direct Owners Guaranty Release Date, any Direct Owner Guarantor defaults for a period beyond any applicable grace period:
(A)in the payment of any principal, interest, or other amount due under any agreement or agreements (other than the Financing Documents) involving Indebtedness having an aggregate outstanding principal amount of more than $1,000,000; or
(B)in the performance of any obligation due under any agreement or agreements (other than the Financing Documents) involving Indebtedness having an aggregate outstanding principal amount of more than $1,000,000, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or terminated or to become due or to be repurchased, prepaid, defeased, or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease, or redeem such Indebtedness to be made, prior to its stated maturity;
provided that no Event of Default shall occur under this Section 9.01(b)(ii) to the extent any non-defaulting Direct Owner Guarantor fully and unconditionally assumes all the obligations of the defaulting Direct Owner Guarantor under the Direct Owners Guaranty Agreement pursuant to documentation that is in form and substance satisfactory to DFC.
(c)Representation Default. Any representation or warranty made or deemed made by or on behalf of an Obligor or any Shareholder Party in any Financing Document, or in any report, certificate, Financial Statement, or other document delivered pursuant to any such Financing Document, proves to have been incorrect in any material respect when made, and if capable of being remedied, the circumstances giving rise to such inaccuracy continue unremedied for a period of thirty (30) days after the occurrence thereof.
(d)Covenant Default.
(i)The Borrower fails to comply or fails to ensure compliance by any of its Subsidiaries with any covenant or provision set forth in Section 6.06 (Security Documents), Section 6.11 (Offtake Agreements), Section 6.14 (Post Closing Covenants (First Closing Date)), Section 6.15 (Post Closing Covenants (Incremental Loan)), Section 7.03 (Notice of Default and Other Matters) or Article VIII (Negative Covenants).
(ii)The Borrower fails to comply with any covenant or provision set forth in Section 6.07 (Financial Ratios), unless such failure is cured within five (5) Business Days (or to the extent that the Borrower has provided evidence in form and substance satisfactory to DFC that it is diligently pursuing a cure, such longer period as agreed to by DFC in its sole discretion) of the date of the Compliance Certificate which disclosed such failure by, at the Borrower’s option, the Borrower (x) voluntarily prepaying the Loan pursuant to Section 2.04 (Voluntary Prepayment) in an amount required to bring the Borrower in compliance with the relevant covenant set forth in Section 6.07 (Financial Ratios) if that covenant were recalculated taking into effect such prepayment or (y) causing the Shareholders to make Equity Contributions to the Borrower in an amount that when added to the calculation of “Cash Flow” for the relevant period is sufficient to bring the Borrower in compliance with the relevant covenants set forth in Section 6.07 (Financial Ratios) (an “Equity Cure”); provided that the Borrower may not exercise an Equity Cure more than four (4) times during the Term and may not exercise an Equity Cure in consecutive fiscal quarters. The Borrower shall deliver an updated Compliance Certificate within fifteen (15) Business Days of the date of the Equity Cure to demonstrate compliance with each of the covenants set forth in Section 6.07 (Financial Ratios).
(iii)Any Schedule Y Event of Default occurs.
(iv)Any Schedule Z Event of Default occurs.
(e)Approvals Default. Any Consent necessary for an Obligor, any Shareholder Party, or any Major Project Party to perform and observe its obligations under any Transaction Document, or to carry out the Debottlenecking and Optimization Project, is not effected or given or is withdrawn or ceases to remain in full force and effect, and such Consent remains not effected or given or is withdrawn or ceases to remain in full force and effect for a period of thirty (30) days.
(f)Obligation Default. The Borrower fails to comply with or perform, or fails to ensure that any of its Subsidiaries complies with or performs, any covenant or agreement contained herein other than those referred to in sub-sections (a), (b), (c), (d), or (e) above and such failure continues for thirty (30) days after the occurrence thereof.
(g)Financing Document Default, Repudiation, Termination, Etc.
(i)The Borrower, any Shareholder Party or any other Credit Party fails to comply with or perform any of its material obligations or undertakings set forth in any Financing Document that is not otherwise listed as an Event of Default in this Section 9.01 and such failure continues (A) beyond the applicable cure period, if any is specified, or (B) for more than thirty (30) days, after the occurrence thereof if no cure period is specified.
(ii)Any Financing Document, or any term thereof, at any time for any reason (A) ceases to be in full force and effect, (B) is declared to be void or is repudiated, (C) is suspended or revoked, or terminated (other than upon expiration in accordance with its terms when fully performed), or (D) ceases to give or provide the respective rights, titles, remedies, powers, or privileges intended to be created thereby.
(iii)any Obligor, any Shareholder Party, or any Major Project Party that is a party to any Financing Document contests the validity or enforceability of a Financing Document or any term thereof.
(h)Project Document Default, Repudiation, Termination, Etc.
(i)(A) Any Obligor or Major Project Party fails to comply with any of its material obligations contained in any Project Document and such failure continues (1) beyond the applicable cure period, if any is specified, or (2) for more than thirty (30) days after the occurrence thereof, if no cure period is specified or (B) any Major Project Document, or any term thereof, at any time for any reason (1) ceases to be in full force and effect, (2) is declared to be void or is repudiated, (3) is suspended or revoked, or terminated (other than upon expiration in accordance with its terms when fully performed), or (4) ceases to give or provide the respective rights, titles, remedies, powers, or privileges intended to be created thereby; provided that an Event of Default shall not be deemed to have occurred under this clause (i) with regard to a Major Project Party failing to comply with its obligations under an Offtake Agreement, if such failure continues for ninety (90) days after the occurrence thereof, plus any additional days required for DFC to respond to its DFC Purchase Right under Section 6.11 (Offtake Agreements) (not to exceed sixty (60) days in any event) (x) DFC has consented to an Obligor entering into a replacement Offtake Agreement with a new counterparty acceptable to DFC, (y) the Borrower has delivered (or has caused the relevant Obligor to deliver) to DFC a Certified duly executed copy of such replacement Offtake Agreement together with, to the extent required pursuant to Section 6.10(b) (Additional Project Documents), a duly executed Direct Agreement with such counterparty satisfactory to DFC in form and substance and (z) the Borrower has taken (or has caused the relevant Obligors to have taken) such other actions and delivered such other documents and instruments as requested by DFC as a condition for such replacement;
(ii)Any Major Project Party contests the validity or enforceability of a Major Project Document to which it is a party, or any term thereof and such Major Project Document has not been replaced by a substitute Major Project Document with an acceptable counterparty satisfactory to DFC in form and substance and in accordance with the terms of Section 8.03 (No Alteration or Assignment of Agreements);
(iii)Any of the events listed in clauses (i) through (ii) above occurs with respect to any Project Document other than a Major Project Document, and such event, in the reasonable determination of DFC, has or could reasonably be expected to have a Material Adverse Effect; or
(iv)Proceedings have been commenced before any competent Governmental Authority with respect to the termination or revocation of any Major Project Document, Mineral Servitude Agreements or Constitution of Mineral Servitudes Lawsuit.
(i)Security Default. (i) Any Security Document ceases at any time for any reason to provide the Liens, rights, titles, interests, remedies, powers or privileges created thereby, (ii) any Lien created in any portion of the Secured Assets or Pledged Shares shall cease to be effective or fail to have the priority originally created in favor of DFC under the Security Documents, (iii) the validity of the Security Documents or the applicability thereof to the obligations of the Borrower hereunder or any part thereof, shall be disaffirmed by or on behalf of the Borrower, or (iv) DFC’s security interest or other rights in any portion of the Secured Assets or Pledged Shares shall terminate in any manner other than that contemplated by the Financing Documents.
(j)Expropriation Default. Any Governmental Authority condemns, nationalizes, seizes, or otherwise expropriates any substantial portion of the assets or the capital stock or shares of any Obligor or takes any action that would prevent an Obligor from carrying on any material part of its business or operations.
(k)Voluntary Bankruptcy Default
. Any Credit Party:
(i)voluntarily commences any proceeding or files any petition seeking liquidation, reorganization, arrangement, adjustment, winding-up, dissolution, composition, striking-off (including but not limited to judicial or extrajudicial reorganization, preliminary injunction to stay enforcement actions and mediation with creditors (in the Project Country), scheme of arrangement or compromise (in the UK), Chapter 11, Chapter 7 or Chapter 15 proceedings (in the US), or other relief under any federal, state, or foreign bankruptcy, insolvency, receivership, reorganization, or similar law now or hereafter in effect;
(ii)consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.01(l) (Involuntary Bankruptcy Default);
(iii)applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for itself or for all or a substantial part of its assets;
(iv)files an answer admitting the material allegations of a petition filed against it in any proceeding described in Section 9.01(l) (Involuntary Bankruptcy Default);
(v)makes a general assignment for the benefit of creditors;
(vi)in the case of any BVI Obligor, fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the BVI Insolvency Act (2020 Revised Edition) as amended; or
(vii)takes any corporate or other action for the purpose of effecting any of the foregoing;
provided that an Event of Default shall not be deemed to have occurred under this Section 9.01(k) with regard to a Major Project Party if within ninety (90) days after the occurrence thereof (x) DFC has consented to the Borrower entering into a replacement Major Project Document with a new counterparty, (y) the Borrower has delivered to DFC a Certified duly executed copy of such replacement Major Project Document together with, to the extent required pursuant to Section 6.10(b) (Additional Project Documents), a duly executed Direct Agreement with such counterparty satisfactory to DFC in form and substance and (z) the

Borrower has taken such other actions and delivered such other documents and instruments as requested by DFC as a condition for such replacement.
(l)Involuntary Bankruptcy Default
. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization, arrangement, adjustment, winding-up, dissolution, composition, or other relief in respect of any Credit Party its debts, or of all or a substantial part of its assets, under any federal, state, or foreign bankruptcy, insolvency, receivership, reorganization, or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Credit Party or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of thirty (30) days (or such shorter period of time provided in Applicable Law) or an order or decree approving or ordering any of the foregoing shall be entered or (ii) with respect to any BVI Obligor, he value of a BVI Obligor’s liabilities exceeds its assets; provided that an Event of Default shall not be deemed to have occurred under this Section 9.01(l) with regard to a Major Project Party if within ninety (90) days after the occurrence thereof (and, in the case of an offtaker party to any Offtake Agreement, within such ninety (90)-day period as extended by the number of days required for DFC to respond to the DFC Purchase Right under Section 6.11 (Offtake Agreements), such extension not to exceed sixty (60) days in the aggregate) (x) DFC has consented to the applicable Obligor entering into a replacement Major Project Document with a new counterparty, (y) the Borrower has delivered to DFC a Certified duly executed copy of such replacement Major Project Document together with, to the extent required pursuant to Section 6.10(b) (Additional Project Documents), a Direct Agreement with such counterparty satisfactory to DFC in form and substance and duly executed by each of the parties thereto and (z) the Borrower has taken, and caused its Subsidiaries to have taken, such other actions and delivered such other documents and instruments as requested by DFC as a condition for such replacement.
(m)Inability to Pay Debts. Any Credit Party becomes unable, admits in writing its inability, or fails generally to pay its debts as they become due.
(n)Litigation, Judgment, and Attachment Defaults.
(i)A final judgment, order, arbitral award, or litigation settlement for the payment of money in an aggregate amount in excess of $500,000 or its equivalent in another currency is rendered against, or entered into by, an Obligor, until the Direct Owners Guaranty Release Date, any Direct Owner or any of their respective property, and such judgment, order, arbitral award, or settlement is not satisfied or discharged within thirty (30) days of entry.
(ii)An attachment or analogous process is levied or enforced upon or issued against any property of an Obligor for an amount in the aggregate in excess of the equivalent of $500,000.
(o)Right to Site Default. MineCo ceases to have the right to possess and use, or shall be prevented from accessing, possessing or using, the Site or any material portion thereof for the purpose of owning, constructing, maintaining and operating the Mine and the Debottlenecking and Optimization Project in the manner contemplated by the Transaction

Documents, and such loss of right has or could reasonably be expected to have a Material Adverse Effect.
(p)Abandonment Default. Except in the case of Force Majeure or with DFC’s prior consent, MineCo voluntarily ceases to use the Site in the manner contemplated in the Transaction Documents or suspends all or substantially all of its activities in connection with the Mine for a period of sixty (60) or more consecutive days.
(q)Political Violence Default. Any acts of war (whether declared or undeclared), revolution, insurrection, civil war, civil strife, terrorism, or sabotage occur that cause the destruction, disappearance or physical damage of a substantial portion of the assets of an Obligor or prevent an Obligor from carrying on any material part of its business or operations.
(r)Moratorium. Any Governmental Authority in a jurisdiction in which an Obligor is organized calls a moratorium on payments by borrowers in relation to, or by third parties under guaranties of, the External Indebtedness of entities generally or a class thereof to which such Obligor belong.
(s)Material Adverse Effect Default. Any event or development occurs or any circumstance exists that, in the reasonable determination of DFC, has or could be expected to have a Material Adverse Effect.
(t)Employee Benefit Plans. The Borrower or any of its Subsidiaries incurs any liability with respect to an Employee Benefit Plan pursuant to Applicable Law (other than accrued benefits liabilities, required contributions and insurance premiums) that has or could reasonably be expected to have a Material Adverse Effect;
provided that, notwithstanding anything to the contrary in Section 9.01(h), (k) or (l), an Event of Default shall not be deemed to have occurred under Section 9.01(h), (k) or (l) with respect to a U.S. Sponsored Offtake Agreement or a U.S. Sponsored Offtaker, as applicable, if within one hundred fifty (150) days plus any additional days required for DFC to respond to its DFC Purchase Right under Section 6.11 (Offtake Agreements) (not to exceed sixty (60) days in any event) the Borrower or relevant Obligor has entered into a replacement Offtake Agreement and (x) DFC has consented to such Obligor entering into such replacement Offtake Agreement with a new counterparty acceptable to DFC, (y) the Borrower has delivered (or has caused the relevant Obligor to deliver) to DFC a Certified duly executed copy of such replacement Offtake Agreement together with, to the extent required pursuant to Section 6.10(b) (Additional Project Documents), a duly executed Direct Agreement with such counterparty satisfactory to DFC in form and substance and (z) the Borrower has taken (or has caused the relevant Obligors to have taken) such other actions and delivered such other documents and instruments as requested by DFC as a condition for such replacement.
Section 9.02.Remedies upon Event of Default
(a)Except as otherwise provided in Section 9.02(c) below, if any Event of Default has occurred and is continuing, DFC may at any time do any one or more of the following:
(i)suspend or terminate the Commitment;
(ii)declare, by written demand for payment, any portion or all of the Loan to be due and payable, whereupon such portion or all of the Loan, together with interest accrued thereon and all other amounts due under the Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives; or
(iii)without notice of default or demand, proceed to protect and enforce its rights and remedies by appropriate proceedings or actions, whether for damages or the specific performance of any provision of any Financing Document, or in aid of the exercise of any power granted in any Financing Document, or by Applicable Law, or may proceed to enforce the payment of any Note.
(b)Upon the occurrence of an Event of Default referred to in clause (c) of Part E (Covenants) of Schedule Y (Office of Development Policy Requirements), DFC may, in addition to the remedies set out in Section 9.02(a) above, require the Borrower to terminate, or cause the termination of, or cause the relevant Project Contractor to terminate, such Project Contractor’s or Project Subcontractor’s Project Contract, as the case may be.
(c)Upon the occurrence of an Event of Default referred to in Section 9.01(k) (Voluntary Bankruptcy Default) or Section 9.01(l) (Involuntary Bankruptcy Default), (i) the Commitment shall automatically terminate, and (ii) the Loan, together with interest accrued thereon and all other amounts due under the Financing Documents, shall immediately mature and become due and payable, without any presentment, demand, diligence, protest, notice of acceleration, or other notice or action of any kind, all of which the Borrower hereby expressly waives.
Section 9.03.Jurisdiction and Consent to Suit; Waivers
The Borrower hereby irrevocably and unconditionally:
(a)submits for itself and its property in any Action relating to this Agreement and any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the County of New York, the courts of the United States of America for the Southern District of New York, and the courts of any other jurisdiction where it or any of its property may be found and appellate courts from any thereof;
(b)consents that any such Action may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees to irrevocably designate and appoint an agent satisfactory to DFC for service of process in the State of New York, U.S. under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any Action in New York, as its authorized agent to receive, accept, and confirm receipt of, on its behalf, service of process in any such Action, and shall provide DFC with evidence of the prepayment in full of the fees of such agent until six (6) months after the Maturity Date. The Borrower agrees that service of process, writ, judgment, or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. The Borrower shall maintain, or cause to be maintained, such appointment (or that of a successor satisfactory to DFC) continuously in effect at all times while the Borrower is obligated under this Agreement or any Note. Nothing herein shall affect DFC’s right to serve process in any other manner permitted by Applicable Law;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Applicable Law or shall limit the right to sue in any other jurisdiction; and
(e)agrees that judgment against it in any such Action shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by Applicable Law, a Certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.
Section 9.04.Judgment Currency
This is an international loan transaction in which the specification of U.S. Dollars is of the essence and such currency shall be the currency of account in all events. The payment obligations of an Obligor to DFC under any Financing Document shall only be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent of the amount in U.S. Dollars received by DFC (after any premium and costs of exchange) on the prompt conversion to U.S. Dollars in the U.S. of the amount so paid in another currency under normal banking procedures. In the event that any payment by an Obligor in another currency, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of the amount of U.S. Dollars then due at the place such amount is due, DFC shall be entitled to demand immediate payment of and shall have a separate cause of action against the Borrower for the additional amount necessary to yield the amount of U.S. Dollars then due. In the event that DFC upon the conversion of a payment in another currency into U.S. Dollars receives an amount greater than that to which it was entitled, the Borrower shall be entitled to prompt reimbursement of the excess amount.
Section 9.05.No Immunity
The Borrower represents and warrants that it is subject to civil and commercial law with respect to its obligations under each of the Transaction Documents to which it is party, that the making and performance of such Transaction Documents and the borrowings by the Borrower pursuant hereto constitute private and commercial acts rather than governmental or public acts, and that neither the Borrower nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment, or from any other legal process with respect to its obligations under such Transaction Documents. To the extent that the Borrower may hereafter be entitled, in any jurisdiction in which judicial or arbitral proceedings may at any time be commenced with respect to any Transaction Document to which it is a party, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed the Borrower such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Foreign

Sovereign Immunities Act of 1976, Pub. L. No. 94-583, 90 Stat. 2891 (codified as amended in scattered sections of 28 U.S.C.).
Article X
MISCELLANEOUS
Section 10.01.Notices
(a)Except in the case of notices and other communications expressly required to be provided in accordance with Part E (Covenants) of Schedule Y (Office of Development Policy Requirements), each notice, demand, or other communication relating to this Agreement shall be in writing and shall be delivered by hand or overnight courier service, by e-mail or, if sent to DFC by certified or registered mail, as follows:
If to the Borrower:
SVRE Holdings Ltd.
[***]
Attn: Serra Verde – General Counsel
Email: [***]

If to DFC:
United States International Development Finance Corporation
[***]
Attn.: [***]
E-mail: [***]

(b)Notices, demands or other communications sent by hand or overnight courier services, or mailed by certified or registered mail, shall be deemed to have been duly given when sent. Notices, demands or other communications delivered through electronic communications to the extent provided in Section 10.01(c) below, shall be deemed to have been given as provided therein. Any party hereto may change its address for notices, demands and other communications hereunder by notice to the other parties hereto. No notice, demand or other communication to DFC, including notices or other communications delivered pursuant to Part E (Covenants) of Schedule Y (Office of Development Policy Requirements), shall be effective unless such notice, demand or other communication includes SVRE Holdings Ltd. – Brazil, Project Number: [***], and, prior to the first Disbursement, attention to [***] and, subsequent to the initial Closing Date, attention to [***].
(c)Notices, demands and other communications sent to the e-mail address of the addressee set forth in Section 10.01(a) or, if delivered pursuant to Part E (Covenants) of Schedule Y (Office of Development Policy Requirements) to the e-mail address set forth therein, shall be deemed to have been given upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function (as available), return or reply e-mail or other written acknowledgment).
Section 10.02.English Language
All documents to be delivered or communications made under each of the Financing Documents shall be in English or, if in another language, shall be accompanied by a Certified translation into English, which translation shall govern between the Borrower and DFC.
Section 10.03.Governing Law
THIS AGREEMENT AND THE NOTES AND ANY CLAIM, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD OTHERWISE DIRECT APPLICATION OF THE LAW OF ANOTHER JURISDICTION.
Section 10.04.Succession; Assignment; Benefit
(a)This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that the Borrower shall not, without the prior written consent of DFC, assign or delegate all or any part of its interest herein or obligations hereunder.
(b)This Agreement is for the sole benefit of the Borrower and DFC, and no other Person (other than the Indemnified Persons and permitted successors or assigns of the parties hereto) shall be a direct or indirect beneficiary of, be entitled to rely hereon, or have any direct or indirect cause of action or claim in connection with this Agreement or any of the Transaction Documents.
Section 10.05.Survival of Agreements
Each agreement, representation, warranty, and covenant contained or referred to in this Agreement shall survive any investigation at any time made by DFC and shall survive all disbursements of the Loan, except for changes permitted hereby, and, except as otherwise provided in this Section 10.05, shall terminate only when all amounts due or to become due under the Financing Documents are indefeasibly paid in full. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.08 (Tax Gross-Up; Stamp Duties), Section 2.09 (Payment or Reimbursement of Expenses), and Section 10.09 (Indemnity) shall survive the payment in full of principal and interest hereunder and under the Notes.
Section 10.06.Integration; Amendments
This Agreement, including the Exhibits and Schedules hereto, and the agreements referred to herein embody the entire understanding of the parties and supersede all prior negotiations, understandings, and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented, or amended only by an instrument in writing signed by the parties hereto.
Section 10.07.Severability
If any provision of this Agreement is prohibited or held to be invalid, illegal, or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by Applicable Law that it shall not affect the validity, legality, and enforceability of the other provisions of this Agreement and shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction. If, and to the extent that, any obligation of the Borrower (including that under Section 10.09 (Indemnity)) is unenforceable for any reason it agrees, independently of any other obligation hereunder, to make the maximum contribution to the payment and satisfaction thereof as is permissible under Applicable Law.
Section 10.08.No Waiver
(a)No failure or delay by DFC in exercising any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy, or any abandonment or discontinuance of steps to enforce any right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of any right, power, or remedy shall be effective unless given in writing.
(b)The rights, powers, and remedies of DFC hereunder are cumulative and are not exclusive of any other rights, powers or remedies provided by Applicable Law or that DFC would otherwise have.
Section 10.09.Indemnity
The Borrower shall, at all times, indemnify DFC and its directors, officers, representatives, employees, and agents (each, an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any losses, claims, damages, liabilities, penalties, judgments, Taxes or other costs (including costs, fees, and expenses incurred by or imposed on any Indemnified Person in defending, analyzing, settling, or resolving any of the foregoing, and the expenses associated with the making of any affirmative claim in connection therewith) of any nature whatsoever to which an Indemnified Person may become subject (“Loss”) arising out of, in connection with, or related to the Loan (including any actual or proposed use of the proceeds of the Loan), this Agreement, any other Transaction Document, the Project, the operation of the Mine or any actual or prospective litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto (the “Borrower Indemnity”). The Borrower Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the Loss and each Indemnified Person who has a Loss in connection therewith renders a final determination that the Loss resulted from the gross negligence or willful misconduct of the Indemnified Person. The Borrower Indemnity is independent of and in addition to (i) any rights of any party hereto in connection with any Loss, and (ii) any other agreement, and shall survive the execution, modification, and amendment of this Agreement and the other Financing Documents, the expiration, cancellation, or termination of the Commitment, the disbursement and repayment of the Loan, and the provisions of any other indemnity. Any exclusion of an obligation to pay any amount under this Section 10.09 shall not affect the requirement to pay such amount under any other Section hereof or under any other agreement. DFC and each Indemnified Person shall have the right to control its, his, or her defense; provided, however, that each Indemnified Person shall: (A) notify the Borrower in writing as soon as practicable of any Loss, and (B) keep the Borrower reasonably informed of material developments with respect thereto, provided that the failure to provide such notice or information shall not impact such Indemnified Person’s right to indemnification hereunder. In exercising the right and power to control his, her, or its actions in connection with a Loss, including a decision to settle any such Loss, each Indemnified Person shall, taking into account the nature and policies of such Indemnified Person (I) consult with the Borrower, and (II) act as such Indemnified Person would act if the Loss or settlement were to be paid by such Indemnified Person. The Borrower acknowledges and agrees that each Indemnified Person is an express, third-party beneficiary of the Borrower’s obligations under this Section 10.09.
Section 10.10.Further Assurances
The Borrower shall, and shall cause each Subsidiary Guarantor to, execute and deliver to DFC such additional documents and take such additional action as DFC may require to carry out the purposes of the Financing Documents, to cause the Financing Documents to be duly registered, notarized, and stamped in any applicable jurisdiction, and to preserve and protect DFC’s rights as contemplated herein or therein.
Section 10.11.Counterparts; Electronic Execution
(a)This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.
(b)Delivery of an executed counterpart of a signature page of this Agreement in an electronic format (including .pdf, .tif, and .jpeg file format) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, 15 U.S.C. §§ 7001 to 7006, 7021, 7031; the New York State Electronic Signatures and Records Act, NY State Tech. Law § 301; or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.12.Waiver of Litigation Payments
In the event that any Action is initiated by or on behalf of DFC against the Borrower or any other party to any Transaction Document, the Borrower, to the fullest extent permissible under Applicable Law, irrevocably waives its right to, and agrees not to request, plead, or claim that DFC and its successors, transfers, and assigns (any such Person, a “DFC Plaintiff”) post, pay, or offer, any cautio judicatum solvi bond, litigation bond, or any other bond, fee, payment, or security measure provided for by any provision of Applicable Law to such Action (any such bond, fee, payment, or measure, a “Litigation Payment”), and the Borrower further waives any objection that it may now or hereafter have to a DFC Plaintiff’s claim that such DFC Plaintiff should be exempt or immune from posting, paying, making, or offering any such Litigation Payment.
Section 10.13.Cooperation; Loan Servicing
At its own expense, DFC may assign or delegate all or part of the responsibility for servicing the Loan to a Person that shall act as DFC’s agent in addressing such matters as may be required in connection with the servicing of the Loan. Any Person who acquires the right to service the Loan shall benefit from the indemnity set forth in Section 10.09 (Indemnity) (as if the name of such Person had been stated in such provision).
Section 10.14.Waiver of Jury Trial
THE BORROWER AND DFC EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY ANY FINANCING DOCUMENT.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its authorized representative as of the date first above written.
SVRE HOLDINGS LTD.
By:
Name:
Its:
UNITED STATES INTERNATIONAL DEVELOPMENT FINANCE CORPORATION
By:
Name:
Its:

[Signature Page to DFC Finance Agreement]

SCHEDULE X
DEFINED TERMS AND RULES OF INTERPRETATION
1.Defined Terms. As used in this Agreement, including the Exhibits and Schedules hereto, the following terms shall have the following meanings.
“1940 Act” has the meaning set forth in Section 3.01(a)(xix) (Investment Company Act).
“ABR” means, for each Interest Period, a rate per annum equal to the Federal Funds Rate in effect on the day that is two (2) U.S. Government Securities Business Days prior to the first date of the applicable Interest Period plus 0.50%.
“ABR Loan” means any Loan at such time as the same bears regular non-default interest at a variable per annum rate equal to the ABR plus the DFC Spread.
“Acceptable Auditor” means (a) any of PricewaterhouseCoopers Ltd., Deloitte Touche Tohmatsu Limited, Ernst &Young (E&Y), Grant Thornton or Klynveld Peat Marwick Goerdeler (KPMG) or their respective Affiliates, or (b) other independent internationally recognized accountants satisfactory to DFC.
“Acceptable USD Letter of Credit” has the meaning set forth in the Depositary Agreement.
“Acceptable IPO” means a transaction or series of related transactions (including going public via a transaction with a SPAC) in which the holding company created pursuant to a Permitted Reorganization Transaction, issues equity interests pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, and the following conditions are satisfied:
(a)such transaction results in a fully diluted market cap of no less than $600,000,000;
(b)following such transaction, the common shares of such holding company (the “Public Parent”) are listed on the New York Stock Exchange or the Nasdaq Stock Market including, for greater certainty, by way of initial public offering, going public via a transaction with a SPAC or similar transactions;
(c)all fees, costs and expenses of any such transaction are equal to or not more than third parties fees for a similar transaction at the time in the market and are paid by (i) the Public Parent to the extent that such fees are Parent Expenses and (ii) by the Borrower to the extent that such expenses are expenses of the Borrower, provided that in no event shall the
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Borrower or Parent be responsible for any broker or similar commissions of a holder selling in a secondary offering
(d)no Person that is a Sanctioned Person or a Foreign Entity of Concern is transferred any direct or indirect Equity Interest in the Borrower in such transaction or series of related transactions;
(e)the Borrower has delivered an Officer’s Certificate to DFC confirming that such transaction does not have material adverse tax consequences for any Obligor; and
(f)DFC shall have no obligation to review, assist in the preparation of, or verify any information in any disclosures or other information provided to investors in connection with such transaction and DFC shall have no liability for, and shall make no representations with respect to, any such disclosures or information.
“Accounting Standards” means (a) with respect to the Borrower and its Subsidiaries other than SVIT and MineCo, GAAP, (b) with respect to SVIT and MineCo, IFRS, and (c) with respect to any other Person, either IFRS or GAAP, as applicable, in each case, consistently applied,
“Accounts” means the Brazilian Accounts, the New York Accounts, and the Unsecured Accounts.
“Action” means any action, suit, other legal proceeding, arbitral proceeding, administrative proceeding, regulatory proceedings, investigation or other claim by or before any Governmental Authority.
“Additional Works” means additional works necessary or advisable for the operation and maintenance of the Project, or reasonable expansion of the Project.
“Adjusted Rate” has the meaning set forth in Section 2.02(i) (Minimum Interest).
“Advisors” means, collectively, the Independent Engineer, the Insurance Advisor, the Market Advisor and the E&S Consultant.
“Affiliate” means, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common Control with, or Controlling such Person; (b) any other Person owning beneficially or controlling five percent (5%) or more of the Equity Interests in such Person; (c) any officer or director of such Person; or (d) any spouse or relative of such Person.
“Aggregate Cap” means the Equity Contributions under the Direct ~~Owner~~Owners Guaranty Agreement to be made from time to time by the Direct Owners until the Debottlenecking and Optimization Project Completion Date to pay eligible Project Costs as they become due in an amount not to exceed $65,000,000 in the aggregate.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Aligned Nations” means (a) countries that have entered into a free trade agreement with the U.S., (b) countries that are members of a defense cooperation treaty with the United
Sch. X - 2

States (including members of NATO), (c) countries that are Major Non-NATO Allies (MNN) as defined by U.S. law, and (d) Malaysia and other countries as indicated in writing by DFC.
“ANM” means the National Mining Agency (Agência Nacional de Mineração) in the Project Country.
“Annual Operating Budget” means, for any Fiscal Year, the operating budget (including the then-required levels of maintenance capital expenditures) and operating plan for all Obligors on a Consolidated Basis for such Fiscal Year prepared by the Borrower in the form of Exhibit K (Form of Operating Budget), approved by DFC pursuant to Section 7.02(c) (Annual Operating Budgets).
“Applicable Law” means, with respect to a given Person on a given date, any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Consent of a Governmental Authority, or any published directive, guideline, requirement or other governmental restriction that has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, that is binding on such Person whether in effect as of the date of this Agreement or as of any date thereafter.
“Approved Transfer Request” has the meaning set forth in the Depositary Agreement.
“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Financial Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with the Accounting Standards for such Person, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with the Accounting Standards for such Person if such lease were accounted for as a capital lease.
“Authorized Officer” means, with respect to any Person, any officer or director designated in such Person’s Charter Documents or otherwise in writing as having been authorized to execute and deliver any of the Transaction Documents.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.02(f)(iv) (Unavailability of Tenor of Benchmark) of this Agreement.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to
Sch. X - 3

the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.02(f) (Benchmark Replacement Setting) of this Agreement.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by DFC and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a benchmark rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement, each Note and the other Financing Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by DFC and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, and (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of
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the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes under this Agreement and any Financing Document in accordance with Section 2.02(f) (Benchmark Replacement Setting) and (b) ending at the time that a Benchmark Replacement has replaced the then-current
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Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.02(f) (Benchmark Replacement Setting).
“Beneficial Owner” means each Person (other than a Direct Owner) that holds, directly or indirectly, any Equity Interest, including any voting or economic interest, in the Borrower, excluding any such interest held by Qualified Public Company Shareholders or through a Qualified Investment Fund.
“Board of Governors of the Federal Reserve System” means the Board of Governors of the Federal Reserve System, which is an agency of the United States of America responsible for the analysis of domestic and international financial and economic developments, and for regulating the operations of the Federal Reserve Banks and payment systems.
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Borrower Debenture” means the debenture over all of the assets of the Borrower, to be entered into on or prior to the first Closing Date among the BVI Collateral Agent and the Borrower.
“Borrower Mortgage of Shares” means the equitable mortgage over 100% of the issued and outstanding shares of the Borrower to be entered into on or prior to the first Closing Date among the BVI Collateral Agent, the Borrower and the Direct Owner Guarantors and MVB Investment Holdings LLC.
“Borrower Indemnity” has the meaning set forth in Section 10.09 (Indemnity).
“Brazilian Account Control Agreements” means:
(a)the account control agreement relating to the Brazilian O&M Account, Brazilian Construction Account and the Brazilian Insurance Proceeds Account to be entered into among
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the Brazilian Collateral Agent, the Brazilian Orion Collateral Agent, Itaú Unibanco S.A., and MineCo; and
(b)the account control agreement relating to the Brazilian Permitted Investment Account to be entered into among the Brazilian Collateral Agent, the Brazilian Orion Collateral Agent, Banco BTG Pactual S.A., and MineCo.
“Brazilian Accounts” means:
(a)the Brazilian O&M Account;
(b)the Brazilian Construction Account;
(c)the Brazilian Market Participation Account;
(d)the Brazilian Permitted Investment Account;
(e)the Brazilian Insurance Proceeds Account;
(f)the Brazilian Tax Payment Account; and
(g)the Brazilian Local Expense Account.
“Brazilian Collateral Agent” means TMF Administração e Gestão Ltda. in its capacity as collateral agent to DFC and the Global Collateral Agent.
“Brazilian Construction Account” has the meaning set forth in Part I (Secured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Brazilian Insurance Proceeds Account” has the meaning set forth in Part I (Secured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Brazilian Local Expense Account” has the meaning set forth in Part II (Unsecured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Brazilian Market Participation Account” has the meaning set forth in Part II (Unsecured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Brazilian O&M Account” has the meaning set forth in Part I (Secured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Brazilian Permitted Investment Account” has the meaning set forth in Part I (Secured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Brazilian Security Documents” means each of the following:
(a)the Fiduciary Assignment of Quotas;
(b)the Fiduciary Assignment of Receivables;
(c)the Fiduciary Assignment of Equipment;
(d)the Pledge of Mining Rights;
(e)the Pledge of Inventory; and
(f)the Brazilian Account Control Agreements.
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“Brazilian Tax Payment Account” has the meaning set forth in Part II (Unsecured Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“BRL” means the lawful currency of the Project Country.
“Business Day” means any day other than (a) a Saturday, Sunday, or day on which commercial banks are authorized by law to close in the City of New York, or Washington, D.C., United States of America (b) with respect to any communication to DFC, a day on which DFC is not open for business, and (c) with respect to any Disbursement or payment to DFC, a day on which DFC or the United States Department of the Treasury is not open for business.
“BVI” means the British Virgin Islands.
“BVI Collateral Agent” means TMF (B.V.I.) Ltd. in its capacity as collateral agent for DFC and the Global Collateral Agent.
“BVI Obligor” means each of the Borrower, Serra Verde Rare Earths Ltd. and/or SVRE Marketing Ltd.
“BVI Security Documents” means each of the following:
(a)the Borrower Debenture;
(b)the SVRE Marketing Debenture;
(c)the Borrower Mortgage of Shares; and
(d)the SVRE Marketing Mortgage of Shares.
“Cancellation Fee” has the meaning set forth in Section 2.06(b) (Cancellation; Cancellation Fee).
“Cash Flow” of the Borrower, for any period, means the amount resulting from (a) its Net Income for such period, plus (b) all Interest Expense, any expense for any fees, expenses accrued under the Royalty Agreements, depreciation, amortization, deferred income taxes, and other non-cash expenses for such period (but only to the extent deducted in determining Net Income), minus (c) the amount of net increase or net decrease in Working Capital between the first day of such period and the last day of such period, minus (d) any capital expenditure incurred in such period for repair or replacement of a capital asset, minus (e) payments made by the Borrower under the Royalty Agreements.
“Cashflow Statements” means, with respect to any Person, its quarterly statements of sources and uses of funds from operating, investing and financing activities for such fiscal quarter, together with all notes thereto and with comparable figures for the corresponding period of its previous fiscal quarter, each prepared in or translated into English and in U.S. Dollars in accordance with the Accounting Standards.
“Casualty Proceeds” means, with respect to any Event of Loss relating to any property of an Obligor, any insurance or reinsurance proceeds (and any other amounts received pursuant to any insurance policy) with respect to such Event of Loss (excluding, in each case, the proceeds of general liability insurance, employers’ liability insurance, automobile liability
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insurance, marine cargo consequential loss insurance, advance loss of profits insurance and business interruption insurance).
“Certified” means, in respect of any document, that such document is being delivered accompanied by a certification from an Authorized Officer that it is true and complete (or a true and complete copy, as the case may be), including all amendments to date, and, if applicable, is in full force and effect in accordance with its terms as of the date of such certification.
“Charter Documents” means, in respect of any Person, such Person’s founding act, charter, articles of incorporation and by-laws, memorandum and articles of association, statute, or similar instrument.
“CHF” means the lawful currency of the Federal Republic of Switzerland.
“Closing Date” means, for any Disbursement, the Business Day on which a Disbursement is made.
“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1 et seq., as amended, and any successor statute and all rules and regulations promulgated thereunder.
“Collateral Agency Agreement” means the Collateral Agency Agreement, to be entered into on or prior to the first Closing Date among DFC, the Collateral Agents and the Borrower setting out the appointment of each of the Collateral Agents.
“Collateral Agent” means, collectively and individually, as the context shall require, each of the Global Collateral Agent, the BVI Collateral Agent, the Swiss Collateral Agent, the English Collateral Agent, the Brazilian Collateral Agent and each other sub-agent appointed pursuant to the terms of the Collateral Agency Agreement.
“Commitment” means ~~DFC’s commitment to lend an amount up to $465,000,000, less (a) any portion thereof that has been canceled or has been deemed canceled pursuant to Section 2.06(b) (Cancellation; Cancellation Fee), and (b) any amounts disbursed pursuant to Section 2.01 (Commitment; Disbursements; Loan).~~the Initial Loan Commitment and the Incremental Loan Commitment.
“Commitment Fee” has the meaning set forth in Section 2.06(a) (Commitment Fee).
“Commitment Period” means the period beginning on the date of this Agreement and ending on the earlier to occur of (a) the Debottlenecking and Optimization Project Completion Date, and (b) thirty-three (33) months after first Disbursement of the Loan; provided that: (i) if the first Disbursement has not occurred on or before the first anniversary of the date of execution of the Finance Agreement, the Commitment Period shall end on such date; and (ii)
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the Commitment Period shall expire automatically on the first date on which the Commitment equals zero.
“Competitor” means any (a) Person that operates in the same business of the Borrower and its Subsidiaries, and (b) any Competitor Controller.
“Competitor Controller” means (a) any Person that directly or indirectly Controls a Competitor and (b) any Person that is an Affiliate of such Competitor.
“Compliance Certificate” means a certificate of the Authorized Officer of the Borrower in the form of Exhibit E (Form of Compliance Certificate).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.02(g) (Compensation for Losses) and other technical, administrative or operational matters) that DFC decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by DFC in a manner substantially consistent with market practice (or, if DFC decides that adoption of any portion of such market practice is not administratively feasible or if DFC determines that no market practice for the administration of any such rate exists, in such other manner of administration as DFC decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).
“Consent” means any registration, declaration, filing, consent, license, right, approval, authorization, or permit, including the Major Project Authorizations and the Relevant Consents.
“Consolidated” or “Consolidated Basis” means, with respect to any Financial Statements to be provided, or any financial calculation to be made, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant Financial Statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower; and the entities whose accounts are to be consolidated with the accounts of the Borrower are all Subsidiaries.
“Constitution of Mineral Servitude Lawsuits” means the (i) lawsuits designated as lawsuits nos. 5595311.02.2018.8.09.0103, 5595223.61.2018.8.09.0103 and 5559675.72.2018.8.09.0103 filed by MineCo and relating to the establishment of mineral servitudes in its favor over the real estate properties enrolled under Real Estate Record Files 15,866, 2,259 and 3,615 of the Real Estate Registry Office of Minaçu, State of Goiás, in the Project Country, respectively; and (ii) any other legal or administrative proceedings that may be filed by MineCo from time to time for the constitution of mineral servitudes over any additional
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real estate property required for the development, implementation, or operation of the Project and the Mine.
“Construction Budget” means the budget for the Debottlenecking and Optimization Project satisfactory to DFC in form and substance and validated by the Independent Engineer (a) prepared in good faith based on information which the Borrower believes to be reasonable and its best estimate of the information set forth therein and on the basis of assumptions that are consistent with the applicable terms and conditions of the Transaction Documents and Applicable Law; and (b) that sets forth in reasonable detail all applicable Project Costs expected to be incurred and paid for with respect to the Debottlenecking and Optimization Project prior to the Debottlenecking and Optimization Project Completion Date (including an immediately available cash contingency in respect of such Project Costs).
“Construction Schedule” means a schedule for the construction of the Debottlenecking and Optimization Project satisfactory to DFC in form and substance and the Independent Engineer, which shall set forth, among other things, the proposed construction timetable, sequencing critical path schedule and construction and progress payment milestones for the Debottlenecking and Optimization Project.
“Control” means (i) possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities or partnership or other Equity Interest, by contract, or otherwise, of any Person or (ii) possession, directly or indirectly, of more than 50% of the voting or economic interests in any Person.
“Credit Agreement II” has the meaning set forth in Schedule 3.01(a)(iii)(D) (Indebtedness).
“Credit Party” means:
(a)the Borrower;
(b)solely until the Direct Owners Guaranty Release Date, each Direct Owner     Guarantor;
(c)each Subsidiary Guarantor; and
(d)each Major Project Party (other than each Governmental Major Project Party).
“Current Assets” means, with respect to any Person, assets of such Person treated as current assets under the Accounting Standards, which, for the avoidance of doubt, does not
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include amounts that may be on deposit in the DSR Account or otherwise held to satisfy the DSR Requirement.
“Current Liabilities” means, with respect to any Person, liabilities of such Person treated as current liabilities under the Accounting Standards.
“Deactivated Accounts” means the accounts set forth in Part III (Deactivated Accounts) of Schedule 3.01(a)(xiv) (Accounts).
“Debottlenecking and Optimization Project” means the optimization and debottlenecking of the Mine.
“Debottlenecking and Optimization Project Completion Date” means the fulfillment of the following conditions to the satisfaction of DFC:
Physical Completion
(a)each of the milestones set forth on Schedule 1 (Physical Completion Milestones) have been achieved;
(b)each of the applicable acceptance tests under the Project Documents has been completed and approved by the Borrower and the Independent Engineer;
Financial Completion
(a)the Borrower has paid at least one (1) Principal Installment in full and on time (on the scheduled amortization date or earlier to the extent of a voluntary prepayment) from cash revenues received under any offtake contract relating to the sale production from the Mine;
(b)as of each of the two (2) most recently completed fiscal quarters, the Borrower’s:
(i)Historic Debt Service Coverage Ratio was not less than 1.3 to 1; and
(ii)Prospective Debt Service Coverage Ratio was not less than 1.3 to 1;
(c)each Reserve Account has been funded to the applicable Reserve Requirement;
(d)all liquidated damages then due and payable to an Obligor under any Project Document have been paid by the applicable counterparty (other than in respect of claims to do not exceed $3,500,000, for which adequate cash, as confirmed by the Independent Engineer, has been reserved by the Borrower in the applicable New York Account;
Legal Completion
(a)all Consents that are then required to be obtained for operation of the Debottlenecking and Optimization Project have been obtained;
(b)no fines or penalties are outstanding against an Obligor under any Major Project Document;
(c)there are no outstanding claims by subcontractors or suppliers in respect of the construction of the Debottlenecking and Optimization Project or any part thereof (other than
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claims being contested in good faith and with respect to which the Borrower (or any other Obligor) has made adequate reserves in accordance with the Accounting Standards);
(d)each Obligor is in compliance with the insurance requirements set forth in Section 6.04 (Minimum Insurance Requirements; Application of Casualty Proceeds) and Schedule 6.04 (Minimum Insurance Requirements);
(e)the Site, facilities and equipment constituting the Debottlenecking and Optimization Project have been developed, constructed and become operational in accordance with the E&S Requirements and the Applicable Law;
(f)no Default or Event of Default has occurred and is continuing;
(g)DFC has received a certificate of the Independent Engineer confirming that each of the requirements set forth in clauses (a) through (f) above have been satisfied, and the Borrower has provided a copy of such certificate to the Depositary Bank; and
(h)DFC has received a certificate of the Borrower Certifying that each of the requirements set forth in clauses (a) through (m) above has been satisfied, and the Borrower has provided a copy of such certificate to the Depositary Bank.
“Debottlenecking and Optimization Project Progress Report” means a report substantially in the form of Exhibit J (Form of Debottlenecking and Optimization Project Progress Report)
“DE Entities” means SV LLC and SVMM LLC.
“Debt Service” means~~,~~  for any period, the sum of all payments of principal, interest, and fees made or required to be made by the Borrower under the Financing Documents during such period~~.~~; provided that, on and after the Incremental Loan Disbursement Date solely for purposes of calculating the Prospective Debt Service Coverage Ratio and the Historic Debt Service Coverage Ratio for purposes of determining (i) compliance with Section 6.07(b) (Financial Covenants), (ii) satisfaction of the Restricted Payment Conditions under Section 8.04(a) (Restricted Payments) and (iii) satisfaction of the conditions under clause (b) of “Financial Completion” of the definition of the Debottlenecking and Optimization Project Completion Date, Debt Service shall be deemed to exclude any payments in respect of interest on the Incremental Loan required to be made by the Borrower during such period.
“Debt-to-Total Asset Ratio” means, as of any date of determination, the ratio of (i) the principal amount of the Loan then outstanding minus the balance of the DSR Account as of such date, to (ii) the Total Assets as of such date.
“Default” means an event or condition that, with the passage of time or the giving of notice, or both, could constitute an Event of Default.
“Default Rate” means (a) with respect to amounts due under a Note, an interest rate equal to the sum of (x) two percent (2.0%) per annum and (y) the Interest Rate set forth in such Note, and (b) with respect to any other amounts due, an interest rate equal to the sum of (x)
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two percent (2.0%) per annum and (y) the highest Interest Rate set forth in any Note then outstanding.
“Depositary Agreement” means the Depositary Agreement to be entered into on or prior to the first Closing Date among the Obligors, DFC, the Global Collateral Agent, the Orion Royalty Holders, the Orion Collateral Agent and the Depositary Bank.
“Depositary Bank” means Itaú Chile, New York Branch.
“DFC” has the meaning set forth in the preamble to this Agreement.
“DFC Designee” means (a) a U.S. Government Agency, or (b) a private party operating under an agreement with a U.S. Government Agency to purchase, stockpile, process, market, or dispose of products that are owned by the U.S. Government; provided that without the prior written consent of the Borrower, such private party may not be a Competitor.
“DFC Plaintiff” has the meaning set forth in Section 10.12 (Waiver of Litigation Payments).
“DFC Purchase Right” has the meaning set forth in Section 6.11(a)(iv) (Offtake Agreements).
“DFC Side Letter” means a Side Letter, to be entered into on or before the Incremental Loan Disbursement Date, between the Borrower and DFC, in form and substance satisfactory to DFC, setting forth certain rights specific to DFC as a securityholder of the Borrower, including DFC’s policy requirements and DFC’s rights to appoint a board observer and board member in the Borrower.
“DFC Spread” means four percent (4.0%).
“Direct Agreement” means each direct agreement entered into pursuant to Section 6.10(b) (Additional Project Documents).
“Direct Owners” means the Persons set forth in Part I (Direct Owners) of Schedule 3.01(a)(iv) (Capitalization; Beneficial Ownership; Subsidiaries); provided that OMF F shall cease to constitute a “Direct Owner” upon the full redemption of the Orion Preferred Shares.
“Direct Owner Guarantors” means each of Serra Verde Rare Earths Ltd., EMG Fund V SVRE Holdings, LLC, and VB (Rare Earths) Limited.
“Direct Owners Guaranty Agreement” means a guarantee in substantially the form attached as Exhibit L (Form of Direct ~~Owner~~Owners Guaranty Agreement) to be executed by the
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Direct Owner Guarantors in accordance with Section 6.14(e) (Post-Closing Covenants (First Closing Date)).
“Direct Owners Guaranty Release Date” has the meaning set forth in the Direct Owners Guaranty Agreement.
“Direct Owners Reimbursement Restricted Payment” has the meaning set forth in Section 8.04(a) (Restricted Payments).
“Disbursement” means any disbursement of the Loan.
“Disbursement Request” means a request for disbursement of the Loan substantially in the form of Exhibit B (Form of Disbursement Request).
“Discharged” means, in respect of any document or arrangement, that it has expired at the end of its term (or if it has no express term, the obligations of all parties to that document or arrangement have been performed in full) and that is not required, in order to carry out the Project, or for the Borrower’s or the Project’s compliance with the Transaction Documents, to be renewed or replaced after such expiry or full performance.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other obligations that are accrued and payable and the termination of the Commitment), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be
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repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“DoW Offtake Agreement” means the Offtake Agreement, dated as of April 20, 2026 between SV Swiss, as seller, and US SIIE, LLC, as buyer.
“DoW Offtake Condition” means SV Swiss’ commitment to sell 100% of the offtake of the phase 1 Product produced by the Mine to US SIIE, LLC, as buyer, pursuant to the terms of the DoW Offtake Agreement.
“DoW Offtake Satisfaction Date” means the “Satisfaction Date” as such term is defined under the DoW Offtake Agreement.
“DSR Account” has the meaning set forth in the Depositary Agreement.
“DSR Requirement” means, for any date, an aggregate U.S. Dollar amount equal to the aggregate amount of Debt Service with respect to the Loan for the immediately succeeding six (6)-month period.
“E&S Consultant” means ERM Brazil Ltda.
“Employee Benefit Plan” means (a) any “employee benefit plan” within the meaning of § 3(3) of ERISA maintained or contributed to by the Borrower, other than a Guaranteed Pension Plan or a Multiemployer Plan and (b) any defined benefit pension plan or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside of the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside of the United States of America, which plan is not subject to ERISA or the Code.
“English Collateral Agent” means TMF Trustee Limited in its capacity as collateral agent for DFC and the Global Collateral Agent.
“English Security Documents” means (a) the SV UK Security Agreement; and (b) the SV UK Share Pledge Agreement.
“EPC Agreements” means (a) the Existing EPC Agreements and (b) any other contract or agreement relating to the design, engineering, procurement and construction of the Debottlenecking and Optimization Project for an amount exceeding $5,000,000 (or its equivalent in other currencies).
“Equity Contributions” means, either, as the context requires:
(a)the proceeds of any subscription for Obligor shares or any other Equity Interest in an Obligor, and
(b)the proceeds of any Shareholder Subordinated Loan (whether made or deemed to be made), in each case which shall require that such shares or any other Equity Interest in or
Sch. X - 16

loans (as applicable) are pledged on a first priority basis to DFC pursuant to the Security Documents.
“Equity Cure” has the meaning set forth in Section 9.01(d)(ii) (Events of Default).
“Equity Interests” means, with respect to any Person, (a) shares or any other ownership interests in such Person, (b) warrants, options or other rights for the purchase of acquisition from such Person of shares or any other ownership or profit interests in such Person, (c) securities convertible into or exchangeable for shares in the capital of (or other ownership interest or profit interest in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or other such interests), and (c) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares or any other ownership interest in, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended and in effect from time to time, and all rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any Person that is treated as a single employer with the Borrower under § 414 of the Code or is under common control with the Borrower under § 4001 of ERISA.
“Event of Default” means the events of default set forth in Section 9.01 (Events of Default), the Schedule Y Events of Default and the Schedule Z Events of Default.
“Event of Loss” means, with respect to any property of an Obligor, any loss of, destruction of, or damage to, such property (including any such loss, destruction or damage resulting from an act of political violence).
“Existing EPC Agreements” means the agreements listed in Part C (Engineering, Construction and Procurement Agreements) of Schedule 3.01(a)(xv)(A) (Project Documents).
“Existing Offtake Agreement” means the agreements listed in Part A (Offtake Agreements) of Schedule 3.01(a)(xv)(A) (Project Documents).
“Export Facility Agreement III” has the meaning set forth in Schedule 3.01(a)(iii)(D) (Indebtedness).
“Expropriation Proceeds” means all amounts paid by any Governmental Authority in compensation for, or otherwise as a result of the occurrence of the circumstance specified in Section 9.01(j) (Expropriation Default).
“External Indebtedness” means, with respect to a country, all indebtedness which (a) is denominated or payable (or, at the option of the payee, creditor or holder thereof, may be payable) in a currency other than the currency of such country and (b) was not originally incurred or assumed under the agreement or instrument made with or issued to creditors
Sch. X - 17

substantially all of whom were residents of such country or entities having their head office or principal place of business within the territory of such country.
“Facility Fee” has the meaning set forth in Section 2.06(c) (Facility Fee).
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the U.S. Government Securities Business Day next succeeding such day, provided that if such rate is not so published for any day which is a U.S. Government Securities Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by DFC from three federal funds brokers of recognized standing selected by DFC. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fees” means the Commitment Fee, the Cancellation Fee, the Facility Fee, the Maintenance Fee and the Modification Fee.
“Fiduciary Assignment of Equipment” means a fiduciary assignment over all equipment owned by MineCo to be entered into prior to the first Closing Date and entered into among the Brazilian Collateral Agent, the Orion Brazilian Collateral Agent and MineCo.
“Fiduciary Assignment of Quotas” means a fiduciary assignment over 100% of the issued and outstanding quotas in MineCo to be entered into prior to the first Closing Date and entered into among the Brazilian Collateral Agent, the Orion Brazilian Collateral Agent, the DE Entities and MineCo.
“Fiduciary Assignment of Receivables” means a fiduciary assignment over certain receivables of MineCo and certain Brazilian Accounts to be entered into prior to the first Closing Date and entered into among the Brazilian Collateral Agent, the Orion Brazilian Collateral Agent and MineCo.
“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease.
“Financial Model” means the Borrower’s financial projections for the Mine through the Maturity Date, updated and replaced from time to time in accordance with Section 7.02(d) (Financial Model and Life of Mine Plan) which shall include the Construction Budget and the Annual Operating Budget.
“Financial Statements” means, with respect to any Person, its quarterly or annual consolidated balance sheet and statements of income, retained earnings, and sources and uses of funds for such fiscal period (including its Cashflow Statements, if appliable), together with all notes thereto and with comparable figures for the corresponding period of its previous Fiscal
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Year, each prepared in or translated into English and in U.S. Dollars in accordance with the Accounting Standards.
“Financing Documents” means each of the following:
(a)this Agreement;
(b)each Note;
(c)each Security Document;
(d)the Direct Owners Guaranty Agreement;
(e)the Subsidiary Guaranty Agreement;
(f)the MineCo Guaranty Agreement;
(g)each Direct Agreement;
(h)the Collateral Agency Agreement; and
(i)any other documents designated as such by DFC and the Borrower.
“Fiscal Year” means, with respect to the Borrower, the period beginning on January 1 and ending on December 31 of each year.
“Floor” means a rate of interest equal to 0.00%.
“Force Majeure” means any event or circumstance beyond the reasonable control of the Borrower and/or any of its Subsidiaries and having the effect of suspending, excusing or limiting the performance of the obligations of the Borrower or any of its Subsidiaries , including any event or circumstance described as a force majeure in a Project Document.
“Foreign Entity of Concern” has the meaning set forth in Part A (Definitions) of Schedule Z (DFC Statutory and Policy Requirements).
“Funds Flow Memorandum” has the meaning set forth in the Depositary Agreement.
“GAAP” means (a) with respect to the Borrower and the DE Entities, generally accepted accounting principles in the United States of America (as amended, supplemented or re-issued from time to time), (b) with respect to SV Swiss, generally accepted accounting principles in Switzerland (as amended, supplemented or re-issued from time to time) and (c) with respect to any other Person, generally accepted accounting principles in the such Person’s country of organization (as amended, supplemented or re-issued from time to time), in each case applied on a consistent basis both as to classification of items and amounts.
“GBP” means the lawful currency of the United Kingdom.
“Global Collateral Agent” means TMF Group New York LLC in its capacity as collateral agent for DFC.
“Governmental Authority” means (a) any national, state, county, city, town, village, municipal or local government, or any political subdivision thereof, (b) any agency, authority, instrumentality, regulatory body, court, central bank, department, commission, board, or bureau, , whether civilian or military, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government
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(including any supra-national bodies such as the European Union or the European Central Bank), or (c) a government-owned, government-run or government-controlled association, organization, business, or enterprise.
“Governmental Major Project Party” means any Governmental Authority, in its capacity as a party to a Major Project Document until each Major Project Document to which it is party has been Discharged and all warranty or performance guarantee periods (if any) under each Major Project Document to which it is party have expired.
“Grace Period” means a period beginning on the first Closing Date and ending on the date that is three (3) years after the first Closing Date.
“Guaranteed Pension Plan” means any “employee pension benefit plan” within the meaning of § 3(2) of ERISA which is maintained or contributed to by the Borrower or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (v) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Historic Debt Service Coverage Ratio” means the ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period,
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to Debt Service for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period.
“HoldCo” means Serra Verde Rare Earths Ltd., a business company limited by shares and incorporated and existing under the laws of BVI with company no. 1451280.
“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards), which are the standards issue by the International Accounting Standards Board together with the interpretations issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards Board (as amended, supplemented or re-issued from time to time), applied on a consistent basis both as to classification of items and amounts).
“Illegality Notice” has the meaning set forth in Section 2.02(d) (Illegality).
~~“Incremental Amendments” has the meaning set forth in Part I (Incremental Loan) of Schedule 2.01(a) (Incremental Loan and Warrant Terms).~~
“Incremental Loan” has the meaning set forth in Section 2.01(a)(ii) (Commitments).
“Incremental Loan ~~and Warrant Terms” has the meaning set forth in Section 2.01(a)(ii) (Commitments)~~Commitment” means DFC’s commitment to lend the Incremental Loan up to $100,000,000.
“Incremental Loan Disbursement Date” ~~has the meaning set forth in Part I (~~means the Disbursement Date of the Incremental Loan~~) of Schedule 2.01(a) (Incremental Loan and Warrant Terms)~~.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, excluding any payments under the Royalty Agreements, whether or not included as indebtedness or liabilities in accordance with the Accounting Standards for such Person: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness; (g) all obligations of such Person in respect of Disqualified Equity Interests; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of
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any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Person” has the meaning set forth in Section 10.09 (Indemnity).
“Independent Engineer” means RPMGlobal Advisory Services Canada Limited.
“Initial Loan” has the meaning set forth in Section 2.01(a)(ii) (Commitment).
“Initial Loan Commitment” means DFC’s commitment to lend the Initial Loan in an amount up to $465,000,000, less (a) any portion thereof that has been cancelled or has been deemed cancelled pursuant to Section 2.06(b) (Cancellation; Cancellation Fee), and (b) any amounts disbursed pursuant to Section 2.01 (Commitment; Disbursements; Loan).
“Insurance Advisor” means Mandy McNeil International.
“Insurances” has the meaning set forth in Section 1 of Schedule 6.04 (Minimum Insurance Requirements).
“Intellectual Property Rights” means any patents, trademarks, service marks, designs, business and trade names, copyrights, database rights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets in which the Borrower may from time to time have an interest.
“Intercompany Loan” means any Indebtedness between an Obligor and another Obligor.
“Intercreditor and Subordination Agreement” means the intercreditor and subordination agreement to be entered into prior to the first Closing Date among DFC, the Orion Royalty Holders, the Global Collateral Agent, the Orion Collateral Agent, as agent for the Orion Royalty Holders, and the Swiss Collateral Agent, as agent for the aforementioned parties.
“Interest Expense” means, with respect to any Person at any date of determination, (a) the total cash interest expense of such Person (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, interest rate hedging agreements and other derivative agreements ) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period), plus (b) without duplication, (i) that portion of Financial Lease obligations of such Person representing the interest factor for such period and (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Liabilities of such Person of the type described in clause (b) of
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the definition of Liabilities (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period.
“Interest Index” means, as to each SOFR Loan for each Interest Period, Term SOFR for such Interest Period.
“Interest Payment Date” means the 15th day of each January, April, July and October occurring after the date of this Agreement until the Loan and all amounts due hereunder or under the Notes are paid in full.
“Interest Period” means either (a) the period of time commencing on the date of this Agreement to but excluding the first Interest Payment Date, or (b) the period of time commencing on the immediately preceding Interest Payment Date to but excluding the first to occur of the next succeeding Interest Payment Date and the Maturity Date, as the case may be.
“Interest Rate” means (a) for any ABR Loan, a rate per annum equal to the ABR plus the DFC Spread, and (b) for any SOFR Loan, a rate per annum equal to Term SOFR plus the DFC Spread; provided that the Interest Rate may be subject to adjustment pursuant to Section 2.02(i) (Minimum Interest).
“Key Person” means Mr. Thras Moraitis and Mr. Ricardo Grossi or any individual in replacement thereof in accordance with Section 6.08 (Key Person Requirements).
“Liabilities” means the aggregate of all obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:
(a)Indebtedness of such Person;
(b)the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;
(c)taxes (including deferred taxes) of such Person;
(d)trade accounts that are payable in the ordinary course of business to trade creditors of such Person within ninety (90) days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);
(e)accrued expenses of such Person, including wages and other amounts due to employees and other services providers;
(f)the amount of all liabilities of such Person howsoever arising to redeem any of its shares (or other Equity Interest or profit interest in) such Person; and
(g)to the extent (if any) not included in the definition of Indebtedness, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other
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encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Life of Mine Plan” means the life of mine plan to establish, among other things, the expected extraction levels of rare earth containing ore over the life of the Mine, estimated cash and full costs of production as updated and replaced from time to time subject to, and in accordance with, the terms and conditions of this Agreement.
“Litigation Payment” has the meaning set forth in Section 10.12 (Waiver of Litigation Payments).
“Loan” means the Initial Loan and the Incremental Loan specified in Section 2.01(a) (Commitment) or, as the context requires their respective principal amount from time to time outstanding.
“Loan Life Coverage Ratio” means the ratio calculated as:
(a)the net present value (discounted at the weighted average Interest Rate on the Loan) of the total projected Cash Flow from the date of calculation through the Maturity Date, divided by
(b)(i) the aggregate principal amount of the Loan outstanding (or projected to be outstanding) on such date, minus (ii) the balance of the DSR Account on such date~~.~~; provided that, on and after the Incremental Loan Disbursement Date, solely for purposes of determining compliance with Section 6.07(b) (Financial Covenants), the principal amount of the Loan outstanding for purposes of clause (b)(i) shall be deemed to exclude the Incremental Loan.
“Long-term Indebtedness” means, in accordance with the Accounting Standards, any Indebtedness, the final maturity of which, by its terms or by the terms of any agreement related to it, falls due more than one year after the date of its incurrence.
“Loss” has the meaning set forth in Section 10.09 (Indemnity).
“Maintenance Fee” has the meaning set forth in Section 2.06(b) (Commitment Fee).
“Major Hazard” means any event that could lead to a fire, explosion, or a release of significant quantities of hazardous materials, which are defined as materials that represent a
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risk to human health, property, or the environment due to their physical or chemical characteristics.
“Mandatory Prepayment Account” has the meaning set forth in the Depositary Agreement.
“Major Project Documents” means:
(a)any Offtake Agreement (other than the Existing Offtake Agreement);
(b)any offtake agreement or similar arrangement related to the sale of Product from the Mine entered into between Obligors or between an Obligor and any Affiliate of an Obligor;
(c)any document or agreement evidencing any Intercompany Loan;
(d)the Services Agreements;
(e)the Material Project Authorizations;
(f)the EPC Agreements;
(g)any other contract or agreement (other than a Financing Document) relating to the Project entered into by any Obligor subsequent to the date of this Agreement providing for financial obligations of such Obligor in excess of $2,500,000;
(h)any other documents designated as such by DFC and the Borrower.
“Major Project Party” means each party (other than an Obligor) to a Major Project Document until each Major Project Document to which it is party has been Discharged and all
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warranty or performance guarantee periods (if any) under each Major Project Document to which it is party have expired.
“Market Advisor” means Wood MacKenzie.
“Material Adverse Effect” means a material adverse effect on:
(a)the Mine, the Debottlenecking and Optimization Project or the business, operations, condition (financial or otherwise), or property of any Obligor;
(b)the ability of an Obligor, a Shareholder, or any Major Project Party to perform its payment obligations or other material obligations under any of the Transaction Documents;
(c)the validity or enforceability of any material provision of any Transaction Document;
(d)the rights and remedies of DFC under any of the Financing Documents; or
(e)the Liens provided to DFC under the Security Documents;
provided that, a Material Adverse Effect shall not be deemed to have occurred with respect to any Direct Owner Guarantor, to the extent any non-affected Direct Owner Guarantor steps into and assumes the obligations of such affected Direct Owner Guarantor under the Direct ~~Owner~~Owners Guaranty Agreement pursuant to documentation that is in form and substance satisfactory to DFC.
“Material Project Authorizations” means: (a) the Mining Concessions and (b) all material licenses necessary for the development, construction, and mining operations of the Mine, including but not limited to, environmental licenses.
“Maturity Date” has the meaning set forth in Section 2.03 (Repayment of the Loan).
“Mine” means collectively, all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or leased or hereafter acquired by or for the benefit of MineCo which assets are used or intended for use in or forming part of the development, construction works and operation of the Pela Ema rare earth mine located in the
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Project Country, in the Municipality of Minaçu in the Brazilian state of Goiás described in the Life of Mine Plan which, for the avoidance of doubt, shall include:
(a)the Mineral Resources and Mineral Reserves referred to in the Mining Concessions, Mineral Servitude Agreements and the Constitution of Mineral Servitudes Lawsuits;
(b)the area covered by the Mining Concessions, Mineral Servitude Agreements and the Constitution of Mineral Servitudes Lawsuits;
(c)all associated processing facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, abandoned heaps, power supply systems, infrastructure and other ancillary facilities and plant and equipment;
(d)goodwill and relationships with suppliers and all other matters required to make the project viable; and
(e)the Debottlenecking and Optimization Project.
“MineCo” means Serra Verde Pesquisa e Mineração Ltda., a limited liability company (sociedade limitada) organized under the laws of the Project Country.
“MineCo Guaranty Agreement” means the Guaranty Agreement governed by the laws of the Project Country to be entered into on or prior to the first Closing Date among MineCo and the Brazilian Collateral Agent.
“Mineral Reserves” means the “Proved” and “Probable” reserves as classified under a recognized international code such as JORC, NI 43-101 or a similar recognized international code.
“Mineral Resources” means the “Measured”, “Indicated” and “Inferred” rare earth resources of the Mine as set out in the mineral resource and ore reserve statement prepared by SRK Consulting with effective date of 30 June 2023 and amended or updated for depletion and/or material changes, if any, from time to time, or replaced with rare earth mineral resources as classified under a recognized international code such as JORC or a similar recognized international code. The Mineral Resources shall be adjusted for depletion and/or updated for material changes, if any, at least annually, starting with the calendar year following first Disbursement.
“Mineral Servitude Agreements” means:
(a)the mineral servitude agreement, dated December 15, 2016, as amended by the first amendment on September 2, 2019, between MineCo and Administradora de Imóveis Água Vermelha EIRELI, Isabella Marchan Catelani, Colombo Baiocchi Neto and Yara Aparecida Moreira Baiocchi, and the Public Deed of Constitution of Mineral Servitude executed on May 26, 2022, by the 1st Notary Office of Minaçu Count, State of Goiás (book No. 203, pages 133-F/137-V), relating to the property designated by Real Estate Record Files No.’s 17,028 and 17,008, both of the Real Estate Registry Office of Minaçu/GO;
(b)the mineral servitude agreement, dated November 7, 2018, between MineCo and Brasemtur Brasileira de Empreendimentos Turísticos Ltda., and the Public Deed of Constitution of Mineral Servitude executed on April 12, 2019, by the 1st Notary Office of
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Minaçu Count, State of Goiás (book No. 192, pages 061-F/062-V), relating to the property designated by Real Estate Record File No. 16,352 of the Real Estate Registry Office of Minaçu/GO;
(c)the mineral servitude agreement, dated February 1, 2020, between MineCo, Jane Lúcia da Silva Freire and Sandro de Sousa Freire, and the Public Deed of Constitution of Mineral Servitude executed on February 08, 2022, by the 1st Notary Office of Minaçu Count, State of Goiás (book No. 202, page 135-F/140-F), relating to part of the property designated by Real Estate Record File No. 9,265 of the Real Estate Registry Office of Minaçu/GO, with an area of 6.89 hectares;
(d)the mineral servitude agreement, dated February 1, 2020, between MineCo and Agropecuária Capão Grande Ltda., and the Public Deed of Constitution of Mineral Servitude executed on May 30, 2022, by the 1st Notary Office of Minaçu Count, State of Goiás (book No. 203, pages 149-F/153-V), relating to the property designated by Real Estate Record File No. 2,332 of the Real Estate Registry Office of Minaçu/GO; and
(e)any other mineral servitude agreement, public deed of servitude, easement, right-of-way agreement, or similar legal instrument (whether contractual or judicially granted), entered into or constituted from time to time for the purpose of securing or formalizing rights of access to or egress from, or other surface rights necessary for the use, operation, or development of the Project and the Mine.
“Mining Concessions” means (a) each of the mining concessions (concessões de lavra) issued by MME authorizing MineCo to explore, and extract Product from, the soil and subsoil of the Site for mining purposes and listed under Part D (Material Project Authorizations) of Schedule 3.01(a)(xv)(A) (Project Documents) and (b) any other mining concession, authorization, or equivalent right that may be granted by ANM or other Governmental Authorities in favor of MineCo from time to time, permitting the extraction of Product from, the soil and subsoil of the Site or any part thereof, so long as the creation of pledges over such rights are permitted under Brazilian law and ANM’s regulations.
“MME” means the Ministry of Mines and Energy (Ministério de Minas e Energia) in the Project Country.
“Modification Fee” has the meaning set forth in Section 2.06(e) (Modification Fee).
“Multiemployer Plan” means any multiemployer plan within the meaning of § 3(37) or § 4001(a)(3) of ERISA which is maintained or contributed to by the Borrower or any ERISA Affiliate and subject to Title IV of ERISA.
“Net” shall mean, with respect to any (a) payments in cash or cash equivalents received from the disposition of any asset, (b) Casualty Proceeds, (c) Expropriation Proceeds, or (d) performance liquidated damages, termination payments or other similar damages or indemnity payments under or in connection with the Project Documents, the aggregate amount of such payments received by an Obligor net of the amount of any Taxes and/or any reasonable
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documented costs, expenses, and fees paid or payable to unaffiliated third parties by or on behalf of such Obligor in connection with the event giving rise to such payments.
“Net Income” means, with respect to the Borrower, for any period, the net income (loss) of the Borrower for such period, as determined in accordance with the Accounting Standards, provided that there shall be excluded in such determination (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (b) any aggregate net gain during such period arising from the sale, conversion, exchange, or other disposition of capital assets, (c) any gains resulting from the write-up of any assets, (d) any net gain arising from the extinguishment, under the Accounting Standards, of any Indebtedness of the Borrower, and (e) any net income or gain during such period resulting from (i) any change in accounting principles in accordance with the Accounting Standards, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with the Accounting Standards, (iii) any extraordinary items, and (iv) any discontinued operations or the disposition thereof.
“Note” means any promissory note issued by the Borrower pursuant to this Agreement substantially in the form of Exhibit A (Form of Promissory Note).
“Noted Offtakers” means MP Materials Corp., a corporation organized under the laws of the State of Delaware; Energy Fuels Inc., corporation organized under the laws of Ontario, Canada; Lynas Rare Earths Ltd., a company organized under the laws of Australia; USA Rare Earth Inc., a corporation organized under the laws of the State of Delaware, and Ucore Rare Metals Inc., a company organized under the laws of Alberta, Canada, Persons who have received funding support or commitments from the U.S. Government for separation or other processing of Product in the United States of America, or any other Person designated by DFC and the Borrower from time to time as a Noted Offtaker.
“New York Accounts” has the meaning set forth in the Depositary Agreement.
“NY Security Documents” means each of the following:
(a)the Security Agreement to be entered into on or prior to the first Closing Date among the Global Collateral Agent, the Borrower, and each Subsidiary Guarantor;
(b)the Pledge Agreement over 100% of the issued and outstanding shares of SVMM LLC, to be entered into on or prior to the first Closing Date among the Global Collateral Agent and SV LLC;
(c)the Pledge Agreement over 100% of the issued and outstanding shares of the SV LLC to be entered into on or prior to the first Closing Date among the Global Collateral Agent and SV UK; and
(d)the Depositary Agreement.
“O&M Costs” means, for any period, without duplication, amounts actually expended or projected to be expended during such period by an Obligor for the operation and maintenance of the Project and the Mine (and any and all Taxes with respect thereto), including general administration expenses, insurance premiums, operating costs and expenses, acquisition cost payments, performance bond costs, land lease payments, engineers’, accountants’, and attorneys’ fees, expenses required to comply with the requirements in Schedule Y (Office of
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Development Policy Requirements), utility expenses, consumables, employee salaries, wages and similar employee-related expenses, scheduled and non-scheduled maintenance, fees and expenses for obtaining Consents required to be obtained by any Obligor, fees and expenses incurred or to be incurred in connection with or permitted under the Transaction Documents, and Taxes (including income taxes and value-added taxes) payable by an Obligor; but excluding Debt Service on the Loan and any value-added taxes paid by an Obligor on any such O&M Costs.
“O&M Report” means a report substantially in the form of Exhibit I (Form of O&M Report).
“O&M Reserve Account” has the meaning given to such term in the Depositary Agreement.
“O&M Reserve Requirement” means an amount equal to the fixed O&M Costs due and payable by the Obligors in the subsequent three-month period in accordance with the then-current Annual Operating Budget.
“Obligors” means the Subsidiary Guarantors and the Borrower.
“Offtake Agreement” means any long-term agreement for the sale by an Obligor of Product from the Mine to a third-party purchaser.
“OMF CR” means OMF Fund III (CR) Ltd.
“OMF F” means OMF Fund III (F) Ltd.
“Ore Reserves” means the “Proved” and “Probable” reserves as set out in the Pela Ema 2023 Ore Reserves update prepared by SRK Consulting (or any future update or study conducted by the Borrower or any Subsidiary and provided to DFC) as classified under the JORC Code, or a similar recognized international code under CRIRSCO (Committee for Mineral Reserves International Reporting Standards).
“Orion Brazilian Collateral Agent” means TMF Administração e Gestão Ltda., acting in its capacity as collateral agent for the Orion Royalty Holders and the Orion Collateral Agent.
“Orion Collateral Agent” means TMF Canada Inc., acting in its capacity as collateral agent for OMF F under the Orion Loan and as collateral agent for the Orion Royalty Holders under the relevant Royalty Agreement, as the context may require.
“Orion Loan” means the loans made to Borrower under the Second Amended and Restated Credit Agreement dated as of October 18, 2024, among the Borrower, SVIT, MineCo,
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SVRE Marketing, and the DE Entities, as guarantors, OMF F, as lender, and the Orion Collateral Agent, as agent for OMF F.
“Orion Preferred Shares” means 1,000 Class A preferred shares without par value, issued by the Borrower and held by OMF F.
“Orion Royalty Holders” means OMF CR and OMF F.
“Orion Security Documents” means the documents referred to in Part A of Schedule 3.01(a)(v)(A) (Liens).
“Payoff Letter” means the Payout and Release Letter to be entered into on or prior to the first Closing Date among the Orion Collateral Agent, as agent for OMF CR, OMF F, and the Borrower, in form and substance satisfactory to DFC, with respect to the prepayment in full of the Orion Loan and the release of Liens under the Orion Loan and certain Liens under the Royalty Agreements.
“Parent Expenses” means (a) costs (including all professional fees and expenses) incurred by any direct or indirect parent company of the Borrower in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, (b) customary operating expenses incurred as a result of having a holding company structure (including, without limitation, all salaries and expenses of the holding company’s officers, employees and directors and the expense of any annual audit, other audit services or other similar fees and expenses) and (c) fees and expenses payable by any direct or indirect parent company of the Borrower in connection with the Acceptable IPO.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation created by § 4002 of ERISA and any successor entity or entities having similar responsibilities.
“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.
“Permitted Amendments” means any amendment to, waiver of, or change order issued pursuant to:
(a)any EPC Agreement or supply agreement that (i) does not exceed in the aggregate, taking into account all previous amendments, waivers or change orders, an amount equal to $5,000,000 (or its equivalent in other currencies), (ii) does not result in any change to any performance security issued thereunder, (iii) will not adversely affect the ability of the Project to achieve the Debottlenecking and Optimization Project Completion Date, as confirmed by the Independent Engineer, (iv) will not result in available funding being insufficient to achieve the Debottlenecking and Optimization Project Completion Date, as confirmed by the
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Independent Engineer and (v) could not reasonably be expected to have a Material Adverse Effect or to result in a Default or Event of Default;
(b)any Offtake Agreement so long as the effect of such amendment does not change or alter the pricing or term thereunder or the counterparty thereof and could not reasonably be expected to be adverse to the Borrower or DFC;
(c)the Construction Budget or the Construction Schedule of up ten percent (10%) variance from the Financial Model, subject to receipt by DFC of a certificate from the Borrower certifying that such amendment (i) will not adversely affect the ability of the Project to achieve the Debottlenecking and Optimization Project Completion Date as confirmed by the Independent Engineer, (ii) will not result in the available funding being insufficient to achieve the Debottlenecking and Optimization Project Completion Date as confirmed by the Independent Engineer and (iii) could not reasonably be expected to have a Material Adverse Effect or result in a Default or Event of Default; or
(d)any Project Document that is required in connection with the consummation of an Acceptable IPO and/or a Permitted Reorganization Transaction or to implement Permitted Capital Expenditures, in each case that (i) will not adversely affect the ability of the Project to achieve the Debottlenecking and Optimization Project Completion Date, as confirmed by the Independent Engineer, (ii) will not result in available funding being insufficient to achieve the Debottlenecking and Optimization Project Completion Date, as confirmed by the Independent Engineer and (iii) could not reasonably be expected to have a Material Adverse Effect or result in a Default or an Event of Default; or
(e)any Project Document that is required in connection with the Transfer Pricing Restructuring and listed in Schedule 3.01(a)(xxii) (Transfer Pricing Actions), that could not reasonably be expected to have a Material Adverse Effect or result in a Default or an Event of Default.
“Permitted Asset Disposition” means the following sale, transfer or disposition of assets by an Obligor:
(a)the disposition of inventory in the ordinary course of business;
(b)worn-out, obsolete, uneconomic, or surplus property;
(c)assets of one Obligor to another Obligor, including in order to consummate the Transfer Pricing Restructuring or a Subsidiary Corporate Restructuring; provided that such assets are subject at all times to the Liens under the Security Documents;
(d)pursuant to a sale-leaseback transaction permitted under Section 8.01 (Liens) and Section 8.02 (Indebtedness);
(e)assets arising as a result of Permitted Liens and required to be sold, transferred or disposed upon the enforcement thereof; provided that with respect to any assets sold as
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result of the Permitted Liens described in clauses (f) and (g) of the definition thereof such disposition is in accordance with the Intercreditor and Subordination Agreement;
(f)sale of shares of the Borrower required to consummate an Acceptable IPO and/or a Permitted Reorganization Transaction; or
(g)Intellectual Property Rights by way of a license to any Person.
“Permitted Capital Expenditure” means, following the Debottlenecking and Optimization Project Completion Date, any capital expenditures made by MineCo (or any Obligor on behalf of MineCo) in connection with Additional Works; provided that:
(a)in the case of Additional Works in an amount equal to or less than (i) $2,500,000 individually or (ii) $10,000,000 in the aggregate, in any calendar year, in each case, the following conditions shall have been satisfied by the Obligors prior to incurring such capital expenditures:
(i)MineCo has sufficient funding for such Additional Works through any combination of voluntary Equity Contributions that have been committed on a firm basis on terms acceptable to DFC and are paid for with voluntary Equity Contributions or cash available for Restricted Payments (following satisfaction of the Restricted Payment Conditions); and
(ii)the Borrower shall, or shall cause the Obligors, to deliver to DFC an Officer’s Certificate from an Authorized Officer of the Borrower certifying the foregoing; and
(b)in the case of any Additional Works in an amount in excess of (i) $2,500,000 individually or (ii) $10,000,000 in the aggregate in any calendar year, in each case, the following conditions shall have been satisfied by the Obligors prior to incurring such capital expenditures:
(i)the Borrower shall have satisfied the conditions set forth in clauses (a)(i) and (a)(ii) above; and
(ii)DFC shall have received a certificate from the Independent Engineer: (A) confirming the technical feasibility of such Additional Works, and (B) certifying that such Additional Works shall not have a Material Adverse Effect on the operations of the Project;
provided however that: (1) the Permitted Capital Expenditures shall not, in any event, exceed an aggregate amount equal to $50,000,000 in any calendar year; and (2) if a Default or Event of
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Default has occurred and is continuing, all Permitted Capital Expenditures shall be required to satisfy the conditions set forth in clause (b)(ii) above.
“Permitted Indebtedness” means:
(a)the Loan;
(b)Shareholder Subordinated Loans and other Indebtedness fully subordinated to the Loan on terms satisfactory to DFC and subject to a valid, enforceable and perfected first priority Lien in favor of DFC;
(c)Permitted Intercompany Loans;
(d)Indebtedness consisting of trade credit from suppliers of goods or services incurred in the ordinary course of business and based on anticipated trade credit requirements in an aggregate amount not to exceed $50,000,000 on terms requiring payment in full in not more than ninety (90) days;
(e)prior to the payment in full of the Orion Loan on the first Closing Date, the Orion Loan and the Guarantees provided in respect thereof as listed under item (A) of Schedule 3.01(a)(iii)(D) (Indebtedness);
(f)any Guarantee or indemnity in respect of Permitted Indebtedness;
(g)any unsecured Indebtedness arising under any foreign exchange or currency swap, option or future, currency exchange agreement, foreign exchange or currency hedging agreement, or other similar agreement or arrangement (including any zero cost collar or put option foreign exchange transaction for spot delivery entered into in connection with protection against fluctuation in currency) providing for the transfer, hedging or mitigation of the Borrower’s exposure to movements in rates of currency exchange; provided that such foreign exchange transaction is entered into for bona fide business purposes and not for investment or speculative purposes and the notional amount does not at any time exceed (individually or in the aggregate) exceed $10,000,000;
(h)any Indebtedness under capital leases and purchase money obligations related solely to the acquisition of trucks, vehicles and other mobile equipment necessary for the development, construction or operation of the Project, provided that the Indebtedness outstanding at any time with respect to such purchase money obligations and capitalized leases shall not exceed $10,000,000 in the aggregate for the Obligors at any time;
(i)surety or completion bonds, standby letters of credit or letters of guarantee, in each case (i) securing mine closure, asset retirement and/or environmental reclamation obligations and incurred in the ordinary course as required by Applicable Law or any Consent or
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(ii) required to be provided by an Obligor under any Project Document and which is consistent with Prudent Industry Practice;
(j)Indebtedness listed on Schedule 3.01(a)(iii)(D) (Indebtedness).
“Permitted Intercompany Loans” means (a) any Intercompany Loan that is listed in Schedule 3.01(a)(iii)(D) (Indebtedness) and (b) any Intercompany Loan that is fully subordinated to the Loan in accordance with terms satisfactory to DFC.
“Permitted Liens” means:
(a)the Liens created under the Security Documents or pursuant to any other Financing Documents;
(b)tax, mechanic’s, worker’s or other like Liens arising by mandatory provision of Applicable Law securing obligations incurred in the ordinary course of business that are (i) not yet overdue or (ii) that are being contested or litigated in good faith and for which adequate cash reserves have been made in accordance with the Accounting Standards;
(c)the naming of DFC, or a Collateral Agent as loss payee beneficiary additional insured under an Obligors’ insurance policies;
(d)the naming of other Persons as additional insureds under an Obligors’ insurance policies in the ordinary course of business;
(e)prior to payment in full of the Orion Loan on the first Closing Date and the release of Liens under the Orion Loan and of certain Liens under the Royalty Agreements, in accordance with this Agreement and the Security Documents, any Lien listed under item (A) of Schedule 3.01(a)(v)(A) (Liens);
(f)the Liens created under the Royalty Security Documents;
(g)the Liens created under the U.S. Sponsored Offtake Agreement;
(h)Liens arising from court or arbitral proceedings or any judgment rendered, claim filed or registered related thereto, provided that the judgment or claim secured thereby are being contested or litigated in good faith, adequate cash reserves have been made in accordance with the Accounting Standards, execution thereon has been stayed and continues to be stayed and such Liens or judgment do not result in an Event of Default or materially impair the operation of the business of any Obligor;
(i)good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), lawsuits, judicial and/or administrative proceedings, leases, surety, customs, performance bonds and other similar obligations, provided such Liens are not on the Secured Assets do not materially impair the operation of the business of any Obligor;
(j)the Constitution of Mineral Servitude Lawsuits and the Mineral Servitude Agreements;
(k)other than the Constitution of Mineral Servitude Lawsuits and the Mineral Servitudes Agreements, such minor defects in title and any registered or unregistered Liens, including, without limitation, easements, rights of way, encroachments, restrictive covenants,
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servitudes or other land-use restrictions, which in each case, (i) arise by operation of Applicable Law, or are imposed by Governmental Authorities or utility providers in the ordinary course of business, (ii) are granted by the landowners of the Site in the ordinary course of business, (iii) do not grant any third party rights that interfere with, restrict or compete with MineCo’s access to the Site and /or operation of the Mine, and (iv) do not, individually in the aggregate, materially detract from the value of the Site or materially impair their use in the operation of the business of any Obligor;
(l)security or deposits given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the Project, provided such Liens are not on the Secured Assets and do not materially impair the operation of the business of any Obligor;
(m)Liens securing Indebtedness under clause (h) of the definition of Permitted Indebtedness and provided that such Liens extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and no recourse is available to any other assets of any Obligor;
(n)Liens securing Indebtedness under clause (i) of the definition of Permitted Indebtedness, provided that such Liens consist of cash collateral of not more than $10,000,000 in the aggregate;
(o)Liens arising from statutory royalties obligations payable (i) to the Federal Government of the Project Country provided for under the Brazilian Federal Constitution of 1988, article 20, §1st, regulated by Law No. 13,540/2017 that amended Laws Nos. 7,990/1989 and 8,001/1990; or (ii) to the landowners of the parcels of land comprising the Site used by MineCo for the operation of the Mine provided for under Brazilian Federal Constitution of 1988, article 176, §2, as per the Decree Law No. 227/1967, article 11, item b;
(p)(i) with respect to the Depositary Bank, the set-off rights set forth in the Depositary Agreement and (ii) with respect to any other account bank, customary account bank set-off rights securing up to a maximum of $5,000 in the aggregate for the Borrower and each of its Subsidiaries; and
(q)the Liens listed on Schedule 3.01(a)(v)(A) (Liens).
“Permitted Reorganization Transaction” means the creation of one or more holding companies by the Borrower in a transaction or series of related transactions required to effect an Acceptable IPO, so long as, immediately following such Permitted Reorganization Transaction, the following conditions are satisfied:
(a)any such holding company directly or indirectly owns one hundred percent (100%) of the Equity Interests in the Borrower;
(b)the holding company directly holding Equity Interests in the Borrower (x) pledges its shares in the Borrower as Collateral for the Loans on the same terms as are set forth in Borrower Mortgage of Shares (or such other terms acceptable to DFC), and (y) is organized in
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the United States, the United Kingdom, Canada, Australia, New Zealand or any other country that is an allied nation acceptable to DFC;
(c)such transaction or series of transactions would not result in a Sanctioned Person or a Foreign Entity of Concern owning directly or indirectly any Equity Interests in the Borrower; and
(d)the Borrower has delivered an Officer’s Certificate to DFC confirming that such Permitted Reorganization Transaction does not have material adverse tax consequences for any Obligor.
“Person” means an individual, a legal entity, including, a partnership, a joint venture, a corporation, a trust, and an unincorporated organization, and a government or any department or agency thereof.
“Pledge of Inventory” means a pledge over all inventory owned by MineCo to be entered into on or prior to the first Closing Date among the Brazilian Collateral Agent, the Orion Brazilian Collateral Agent and MineCo.
“Pledge of Mining Rights” means a pledge over all rights related to the Mining Concessions to be entered into on or prior to the first Closing Date among the Brazilian Collateral Agent, the Orion Brazilian Collateral Agent and MineCo.
“Pledged Shares” means all shares or any other Equity Interest of the Borrower and each Subsidiary Guarantor subject, or purported to be subject, to the Liens created under the Security Documents.
“Prepayment Premium” has the meaning set forth in Section 2.04 (Voluntary Prepayment).
“Principal Installment” has the meaning set forth in Section 2.03 (Repayment of the Loan).
“Principal Repayment Date” means each Interest Payment Date to occur beginning with the first Principal Repayment Date set forth in the Repayment Schedule until the Loan and all amounts due hereunder or under the Notes are paid in full.
“Product” means any and all rare earth elements, including Cerium, Dysprosium, Erbium, Europium, Gadolinium, Holmium, Lanthanum, Lutetium, Neodymium, Praseodymium, Samarium, Terbium, Thulium, Yttrium, and Ytterbium, whether in the form of ore, mineral, concentrate, oxide, carbonate, compound, metal, or other derivative form.
“Project” means the following purposes for which the Loan will be applied:
(a)refinance in full the Orion Loan (including any cost overrun advances);
(b)finance the full redemption of the Orion Preferred Shares;
(c)costs associated with the Debottlenecking and Optimization Project;
(d)costs associated with other capital expenditure for preparation of expansion works and sustaining capital at the Mine;
(e)operating and maintenance costs;
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(f)funding the Reserve Requirements;
(g)Debt Service; and
(h)Direct Owners Reimbursement Restricted Payment.
“Project Costs” means (without double-counting) all costs and expenses paid or payable by an Obligor in relation to the Debottlenecking and Optimization Project up to and including the Debottlenecking and Optimization Project Completion Date, including:
(a)all costs, fees and expenses incurred by an Obligor or for which the Obligor is liable in connection with the Debottlenecking and Optimization Project;
(b)fees and expenses incurred by the Direct Owners in connection with the negotiation, preparation, execution, delivery of and disbursements under the Transaction Documents and the Warrant Documentation in an amount not to exceed $1,500,000;
(c)expenses incurred to obtain use of the Site during the implementation of the Debottlenecking and Optimization Project;
(d)costs and expenses of legal, engineering, accounting, construction management, and other advisors incurred in connection with the Debottlenecking and Optimization Project;
(e)initial working capital;
(f)insurance premia;
(g)the amount required to be funded in respect of the Reserve Requirements;
(h)Debt Service paid or payable prior to the Debottlenecking and Optimization Project Completion Date;
(i)O&M Costs in connection with the Borrower and the Mine paid or payable prior to the Debottlenecking and Optimization Project Completion Date;
(j)payments under the Royalty Agreements;
(k)supplier financing payable by MineCo; and
(l)Taxes payable in relation to any of the above.
“Project Country” means the Federative Republic of Brazil.
“Project Documents” means the following documents (together with any other contract as described in clauses (a) to (c) below that is entered into by the Borrower or any of its Subsidiaries subsequent to the date of this Agreement):
(a)each Major Project Document;
(b)all contracts for the lease of equipment or facilities for the Mine exceeding a value of $1,500,000 or that are material to the Project;
(c)all contracts to provide services to the Mine exceeding a value of $1,500,000 or that are material to the Project; and
(d)any other documents designated as such by DFC and the Borrower.
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“Project Life” shall mean the period specified in the Life of Mine Plan incorporated in the Financial Model as being the period during which commercial mining and production at the Mine is expected to continue.
“Project Life Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the net present value of projected Cash Flow for the period commencing on the date of determination and ending on the last day of the Project Life to (b) (i) the aggregate principal amount of the Loan outstanding (or projected to be outstanding as applicable) on such date minus (ii) the balance of the DSR Account)~~.~~; provided that, on and after the Incremental Loan Disbursement Date, solely for purposes of determining compliance with Section 6.07(b) (Financial Covenants), the principal amount of the Loan for purposes of clause (b)(i) shall be deemed to exclude the Incremental Loan.
“Prospective Debt Service Coverage Ratio” means the ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the next succeeding four (4) consecutive full fiscal quarter period.
“Prudent Industry Practice” means the exercise of that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonable and prudent operator of the same type of undertaking as the Mine.
“Public Parent” has the meaning set forth in the definition of Acceptable IPO.
“Qualified Investment Fund” means an investment fund that has delivered a letter to DFC, in form and substance satisfactory to DFC, in relation to its anti-money laundering and know your customer due diligence policies and procedures.
“Qualified Public Company Shareholders” means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.
“Registration Rights Agreement” means a registration rights agreement with respect to the transfer of Equity Interests in the Borrower, to be executed in connection with the Shareholder Amendment Agreement, which shall be attached as Exhibit [__] to such Shareholder Amendment Agreement, in form and substance acceptable to DFC.
“Relevant Consent” means each Consent set out in Schedule 4.05 (Relevant Consents).
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Repayment Schedule” means the repayment schedule attached to each Note.
(e)“Required Formalities” means:
(a)with respect to the enforceability and admissibility in evidence of a Financing Document before courts in the Project Country: (1) the signatures of the parties signing such Financing Document outside the Project Country must be notarized by a notary public qualified as such under the laws of the place of signing and, unless otherwise provided by an international treaty to which the Project Country is a signatory, the signature of such notary
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public must be (x) authenticated by a Brazilian consular officer at the competent Brazilian consulate or (y) if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, (y) such Financing Document must be translated into Portuguese by a sworn translator, and (z) such Financing Documents must be registered with the relevant Brazilian Registry of Deeds and Documents (Registro de Titulos e Documentos) along with its sworn translation into Portuguese; and
(b)with respect to the enforceability of a Financing Document before courts in the Oriental Republic of Uruguay, (1) any Financing Document executed by SVIT outside of the Oriental Republic of Uruguay shall be accompanied by a Spanish translation prepared by a certified public translator in the Oriental Republic of Uruguay and (2) the Uruguay Pledge Agreement shall be notarized by a Uruguayan notary public and registered before with the relevant Uruguayan registry.
“Reserve Accounts” means, collectively, the DSR Account, the O&M Reserve Account.
“Reserve Requirements” means the DSR Requirement, the O&M Reserve Requirement.
“Reserve Tail Ratio” means (a) prior to the DoW Offtake Satisfaction Date, the proportion of forecasted production of the Product that remains to be mined at the Maturity Date (including relevant and agreed stockpiles and inventories), compared to the total contained production of the Product in the Ore Reserves as of the date of the first Disbursement and (b) on and after the DoW Offtake Satisfaction Date and provided the DoW Offtake Condition is met, the proportion of forecasted production of the Product that remains to be mined at the Maturity Date (including relevant and agreed stockpiles and inventories), compared to the total contained production of the Product in the Ore Reserves and Mineral Resources as of the date of the first Disbursement.
“Restricted Payment” means:
(a)any dividend or other distribution by the Borrower (in cash, property, or obligations) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, or other acquisition of, any portion of any Equity Interests in the Borrower;
(b)any payment, purchase, or retirement or other acquisition of any debt (whether or not subordinated) owed by the Borrower to any Shareholder Party or Affiliate thereof (other
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than any a Subsidiary Guarantor) (including any deposit or similar payment made to secure any such debt or financial obligation); and
(c)any payment of development, management or operation fees by the Borrower to any Affiliate of the Borrower (other than any payments among Obligors under any Major Project Documents and (ii) any Permitted Intercompany Loan);
“Restricted Payment Conditions” means each of the following conditions:
(a)the Debottlenecking and Optimization Project Completion Date has occurred;
(b)the Borrower has paid at least one (1) Principal Instalment in full and on time from cash revenues received under any Offtake Agreement;
(c)no Default or Event of Default has occurred and is continuing or will occur after giving effect to such Restricted Payment;
(d)as of the end of the four (4) most recently ended fiscal quarters following the end of the Grace Period, the Borrower’s:
(i)Historic Debt Service Coverage Ratio was not less than 1.3 to 1; and
(ii)Prospective Debt Service Coverage Ratio was not less than 1.3 to 1;
(e)each Reserve Account has been funded to its applicable Reserve Requirement; and
(f)such Restricted Payment shall be made on a date occurring within thirty (30) days after any Principal Repayment Date.
(g)simultaneously with making the Restricted Payment, the Borrower shall prepay the Loan in accordance with the provisions of Section 2.05(a)(v) (Mandatory Prepayment); and
(h)(i) no counterparty to an Offtake Agreement has failed to comply with any of its material obligations in such Offtake Agreement and such failure continues beyond the applicable cure period under such Offtake Agreement and (ii) no Offtake Agreement, or any term thereof, at any time for any reason has (A) ceased to be in full force and effect, (B) been declared to be void or repudiated, (C) been suspended or revoked, or terminated (other than upon expiration in accordance with its terms when fully performed), or (D) ceased to give or provide the respective rights, titles, remedies, powers, or privileges intended to be created
Sch. X - 41

thereby, unless the Borrower has delivered a replacement Offtake Agreement satisfactory to DFC within one hundred eighty (180) days; and
(i)in addition to the Reserve Requirements, a minimum cash balance is available in the Accounts (other than the Reserve Accounts and the Restricted Payments Account) in an amount of not less than $1,000,000,or the equivalent amount in any other currency.
~~“Required Formalities” means:~~
~~(a) with respect to the enforceability and admissibility in evidence of a Financing Document before courts in the Project Country: (1) the signatures of the parties signing such Financing Document outside the Project Country must be notarized by a notary public qualified as such under the laws of the place of signing and, unless otherwise provided by an international treaty to which the Project Country is a signatory, the signature of such notary public must be (x) authenticated by a Brazilian consular officer at the competent Brazilian consulate or (y) if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, (y) such Financing Document must be translated into Portuguese by a sworn translator, and (z) such Financing Documents must be registered with the relevant Brazilian Registry of Deeds and Documents (Registro de Titulos e Documentos) along with its sworn translation into Portuguese; and~~
~~(b) with respect to the enforceability of a Financing Document before courts in the Oriental Republic of Uruguay, (1) any Financing Document executed by SVIT outside of the Oriental Republic of Uruguay shall be accompanied by a Spanish translation prepared by a certified public translator in the Oriental Republic of Uruguay and (2) the Uruguay Pledge Agreement shall be notarized by a Uruguayan notary public and registered before with the relevant Uruguayan registry.~~
~~“Reserve Tail Ratio” means the proportion of forecasted production of the Product that remains to be mined at the Maturity Date (including relevant and agreed stockpiles and inventories), compared to the total contained production of the Product in the Ore Reserves as of the date of the first Disbursement.~~
“Restricted Payments Account” has the meaning set forth in the Depositary Agreement.
“Royalty Agreements” means:
(a)the royalty agreement entered into on October 21, 2021, by and among the Borrower, as initial grantor, SVIT, MineCo, SVRE Marketing, and the DE Entities, as guarantors, OMF CR, as royalty holder, and the Orion Collateral Agent, as collateral agent, as modified by a waiver agreement dated November 24, 2021, and amended and restated by Amendment No. 1, dated December 22, 2022, Amendment No. 2, dated August 15, 2023, Amendment No. 3, dated October 18, 2024 and Amendment No. 4 dated on or about the first Closing Date; and
(b)the royalty agreement entered into on August 15, 2023, by and among the Borrower, as initial grantor, SVIT, MineCo, SVRE Marketing, and the DE Entities, as guarantors, OMF F, as royalty holder, and the Orion Collateral Agent, as collateral agent, as amended by
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Amendment No. 1, dated October 18, 2024 and Amendment No. 2, dated on or about the first Closing Date.
“Royalty Documents” has the meaning set forth in the Intercreditor and Subordination Agreement.
“Royalty Security Documents” has the meaning set forth in the Intercreditor and Subordination Agreement.
“Schedule Y Event of Default” has the meaning set forth in Schedule Y (Office of Development Policy Requirements).
“Schedule Z Event of Default” has the meaning set forth in Schedule Z (DFC Statutory and Policy Requirements).
“Secured Assets” means all property of the Obligors, and the products and proceeds thereof, from time to time subject, or purported to be subject, to the Liens created, or purported to be created, under the Security Documents.
“Security Additional Formalities” means all registrations, recordings, filings, amendments, notices, certificates, endorsements, acknowledgments, authentications, and/or other formalities completed or maintained, or required to be completed, maintained, renewed, or amended from time to time in connection with the Security Documents in order to create,
Sch. X - 43

perfect, preserve, evidence, register, or protect any Security Interest created thereunder all of which shall be duly obtained, taken, given or made on or prior to the time set forth therein.
“Security Documents” means each of the following:
(a)the Brazilian Security Documents;
(b)the BVI Security Documents;
(c)the NY Security Documents;
(d)the Uruguay Pledge Agreement;
(e)the English Security Documents;
(f)the Swiss Security Documents;
(g)any security document granting a Lien for the benefit of DFC in connection with an Acceptable IPO and/or Permitted Reorganization Transaction pursuant to Section 6.09 (Permitted Reorganization Transaction and Acceptable IPO); or
(h)any other document designated as such by DFC and the Borrower.
“Services Agreements” means (a) the agreements listed in Part B (Services Agreements) of Schedule 3.01(a)(xv)(A) (Project Documents) and (b) any other management services contract entered into by any Obligor.
“Shareholder Agreement” means the Amended and Restated Shareholders Agreement dated October 23, 2024, among the Borrower, EMG Fund V SVRE Holdings, LLC, VB (Rare Earths) Limited and Serra Verde Rare Earths Ltd.
“Shareholder Agreement Amendment” means amendments or an amendment and restatement of the Shareholder Agreement, in form and substance acceptable to DFC, to be entered into on or prior the Incremental Loan Disbursement Date, which shall set forth, among other things DFC’s rights as holder of Equity Interests in the Borrower.
“Shareholder Documents” means (a) the Shareholder Agreement, (b) the Investment Agreement, dated as of December 29, 2022, among the Borrower and the Direct Owner Guarantors, as amended by the First Amendment to Investment Agreement, dated October 24, 2024, and (c) the Subscription Agreement.
“Shareholder Party” means ’any Shareholder that is party to a Financing Document.
“Shareholders” means any Person subscribing to and holding shares or any other Equity Interest of the Borrower.
“Shareholder Subordinated Loan” means any loan made by any Shareholder or any Affiliate of a Shareholder to an Obligor by way of an unsecured loan that is fully subordinated to the indefeasible payment of the Loan.
“Site” means all real property interests and all surface access rights, including mineral servitudes (either created through the easements or through judicial order, and other similar rights), held by MineCo relating to the Mine, and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any relevant Governmental Authority and shall also include any term extension,
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renewal, replacement, conversion or substitution of any such real property interests and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by MineCo, whether or not such ownership or interest is held continuously.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan bearing interest at a rate determined by reference to Term SOFR.
“Subscription Agreement” means the Subscription Agreement dated as of October 21, 2021, among the Borrower, OMF F, HoldCo, Denham Mining Fund LP, and Denham IV Continuation Fund LP.
“Subsidiary” means, with respect to any Person, any entity Controlled by such Person.
“Subsidiary Guarantors” means SV Swiss, MineCo, SVIT, SVRE Marketing, each of the DE Entities, SV UK and each other Subsidiary that grants a guaranty to DFC in connection with this Agreement.
“Subsidiary Guaranty Agreement” means the Guaranty Agreement to be entered into on or prior to the first Closing Date among the Subsidiary Guarantors, the Global Collateral Agent and DFC.
“Subsidiary Corporate Restructuring” means the SVIT Corporate Restructuring and the SVRE Marketing Corporate Restructuring.
“SV LLC” means Serra Verde Mining LLC, a limited liability company organized under the laws of the State of Delaware.
“SVIT” means Serra Verde International Trading Company S.R.L., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of the Oriental Republic of Uruguay.
“SVIT Corporate Restructuring” means the transactions pursuant to which one hundred percent (100%) of the Equity Interests in SVIT held by the Borrower are transferred to SV UK.
“SVMM LLC” means Serra Verde Mid Mining Holdings LLC, a limited liability company organized under the laws of the State of Delaware.
“SVRE Marketing” means SVRE Marketing Ltd., a business company limited by shares, incorporated and existing under the laws of BVI with company no. 1993214.
“SVRE Marketing Corporate Restructuring” means the transactions pursuant to which one hundred percent (100%) of the Equity Interests in SVRE Marketing held by the Borrower are transferred to SV UK.
“SVRE Marketing Debenture” means the debenture over all of the assets of SVRE Marketing to be entered into on or prior to the first Closing Date among the BVI Collateral Agent and SVRE Marketing.
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“SVRE Marketing Mortgage of Shares” means the equitable mortgage over 100% of the issued and outstanding shares of SVRE Marketing to be entered into on or prior to the first Closing Date among the BVI Collateral Agent, SVRE Marketing and the SV UK.
“SV Swiss” means SV Management Switzerland AG, a company limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, registered at Rigistrasse 2, 6300 Zug, Switzerland, under registration number CHE-298.066.822.
“SV Swiss Assignment Agreement” means the security assignment of certain claims and receivables of SV Swiss to be entered into on or prior to the first Closing Date among SV Swiss, the Swiss Collateral Agent, acting in its own name but as fiduciary for the account of DFC, the Global Collateral Agent, the Orion Royalty Holders and the Orion Collateral Agent, as acknowledged and agreed by the Orion Royalty Holders as junior secured parties.
“SV Swiss Pledge Agreement” means the first ranking pledge over 100% of the issued and outstanding shares of SV Swiss to be entered into on or prior to the first Closing Date among SV UK, the Swiss Collateral Agent, acting as direct representative in the name and for the account of DFC and the Global Collateral Agent, DFC and the Global Collateral Agent as senior secured parties represented by the Swiss Collateral Agent as direct representative, and the Orion Royalty Holders and the Orion Collateral Agent as junior secured parties represented by the Swiss Collateral Agent as direct representative, as acknowledged and agreed by the SV Swiss.
“SV UK” means SVRE UK Limited, a limited liability company organized under the laws of England and Wales, with company number 16937676, registered at Duo, Level 6, 280 Bishopsgate, London, United Kingdom, EC2M 4RB.
“SV UK Security Agreement” means the security agreement over all assets of SV UK to be entered into on or prior to the first Closing Date among the English Collateral Agent and SV UK.
“SV UK Local Expense Account” means the local expense unsecured account to be established and held by SV UK in compliance with the Unsecured Accounts Condition.
“SV UK Share Pledge Agreement” means the charge over 100% of the issued and outstanding shares of SV UK to be entered into on or prior to the first Closing Date among the Borrower, the English Collateral Agent and SV UK.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the
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International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:
(a)for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and
(b)for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include DFC).
“Swiss Collateral Agent” means TMF Services SA, acting in its capacity as collateral agent for DFC, or acting for the Orion Royalty Holders, as the context may require.
“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.
“Swiss Security Documents” means each of the following:
(a)the SV Swiss Pledge Agreement; and
(b)the SV Swiss Assignment Agreement.
“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp duties, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and any political subdivision, instrumentality, agency or similar body of any taxing authority.
“Term” means a period not to exceed twelve (12) years beginning on the first Closing Date; provided that~~, subject to the conditions set forth in Schedule 2.01(a) (Incremental Loan and Warrant Terms), following the U.S. Sponsored Offtake Agreement becoming effective after~~
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~~the date of this Agreement, the parties hereby acknowledge and agree that they shall enter into good faith negotiations to amend this definition in accordance with the terms set out in Annex I to Schedule 2.01(a) (Incremental Loan and Warrant Terms).~~  upon the occurrence of the DoW Offtake Satisfaction Date, such period shall be automatically extended to a period not to exceed fifteen (15) years beginning on the first Closing Date.
“Term SOFR” means the Term SOFR Reference Rate for a tenor equal to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that:
(a)if as of 5:00 p.m. (New York, New York, U.S. time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable Interest Period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such Interest Period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such Interest Period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)with respect to any Interest Period that is less than three months, the Term SOFR Reference Rate for such Interest Period shall be the Term SOFR Reference Rate for a three month tenor as published by the Term SOFR Administrator two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period or as determined in accordance with clause (a) of this proviso if applicable; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by DFC in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Assets” means the assets of the Borrower on a Consolidated Basis comprised of current and long-term assets under the Accounting Standards as disclosed in the Borrower’s annual or interim Financial Statements, adjusted for the sum of the cumulative foreign currency translation adjustment for the annual or interim periods (as applicable) related to “Property, Plant & Equipment” accumulated since December 31, 2025, as disclosed in the notes to the Borrower’s annual and interim (as applicable) Consolidated Financial Statements.
“Transaction Documents” means the Financing Documents, the Intercreditor and Subordination Agreement, the Warrant Documentation, the Project Documents, the Royalty Agreements, and the Royalty Security Documents ~~and once entered into, the Side Letter (as defined in Schedule 2.01(a) (Incremental Loan and Warrant Terms)~~.
“Transfer Pricing Restructuring” means the internal reallocation of operational functions and intercompany financial restructuring of the Obligors pursuant to which (i) SV
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Swiss will assume all trading activities, including related commercial and contractual obligations, (ii) SVIT will act solely as a service provider to the group, performing technical, administrative, and other intra-group support services, (iii) SV UK is established as a wholly owned Subsidiary of the Borrower and becomes a new intermediate holding company within the group, (iv) certain Intercompany Loans are reallocated, eliminated and/or recapitalized as equity in accordance with Schedule 3.01(a)(xxii) (Transfer Pricing Actions), and (v) each Subsidiary Corporate Restructuring is consummated.
“Transfer Pricing Actions” has the meaning set forth in Section 3.01(a)(xxi) (Transfer Pricing Actions).
“Total Project Cost” means $628,000,000.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York or in any other applicable jurisdiction.
“Unsecured Accounts” means the accounts listed under Part II (Unsecured Accounts) in Schedule 3.01(a)(xiv) (Accounts) and, upon its establishment, the SV UK Local Expense Account.
“Unsecured Accounts Condition” means the aggregate balance on the Unsecured Accounts shall not exceed $5,000,000.
“Uruguayan Pesos” means the lawful currency of the Oriental Republic of Uruguay.
“Uruguay Pledge Agreement” means the non-possessory pledge and subordination agreement over 100% of the issued and outstanding partnership units of SVIT to be entered into on or prior to the first Closing Date among the Borrower, SVRE Marketing, SVIT, DFC, the Orion Royalty Holders, and TMF Trust Company (Uruguay) S.A., as local collateral agent to the Orion Royalty Holders.
“U.S.” means the United States of America.
“U.S. Dollar” or “$” means the lawful currency of the United States of America.
“U.S. Government” means the government of the United States of America and its agencies and instrumentalities.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association
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recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Sponsored HoA” means the Heads of Agreement ~~to be entered into on or prior to the first Closing Date among~~dated as of January 23, 2026 between the U.S. Department of Defense and SV Swiss.
“U.S. Sponsored Offtake Agreement” means (a) the DoW Offtake Agreement ~~between SV Swiss and the U.S. Sponsored Offtaker pursuant to the U.S. Sponsored Heads of Agreement or~~or (b) such other Offtake Agreement with a counterparty acceptable to DFC.
“U.S. Sponsored Offtaker” means the ~~counterparty~~offtaker under a U.S. Sponsored Offtake Agreement.
“Warrant Documentation” ~~has the meaning set forth in Section 31 (Conditions Precedent to Disbursement of Incremental Loan) of Part I (Incremental Loan) of Schedule 2.01(a) (Incremental Loan and Warrant Terms).~~means the Warrants, the Registration Rights Agreement, the Shareholder Agreement Amendments and the DFC Side Letter.
“Warrants” ~~has the meaning set forth in Part II (Warrant Terms) of Schedule 2.01(a) (~~means the warrants to be issued to DFC in the form attached as Exhibit M (Form of Warrant) on the Incremental Loan ~~and Warrant Terms)~~Disbursement Date.
“Working Capital” means the amount resulting from Current Assets (excluding cash) minus Current Liabilities (excluding Debt Service for the Loan and for all other Long-term Indebtedness).
2.Rules of Interpretation.
(a)    In this Agreement, including Exhibits and Schedules hereto, unless otherwise indicated or required by the context: (a) reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified from time to time; (b) all references to an “Article”, “Annex”, “Section”, “Schedule” or “Exhibit” are to an Article or Section of this Agreement or to an Annex, Exhibit or Schedule attached thereto and shall be deemed to have been made a part thereof; (c) the table of contents and article and section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof; (d) defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders; (e) accounting terms not defined in this Schedule X have the meanings given to them under the Accounting Standards; (f) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the words “include”, “includes” and “including” mean include, includes and including “without limitation” and “without limitation by specification”; (h) terms capitalized for other than grammatical purposes that are defined in (i) the preamble, (ii) the recitals, or (iii) the Sections of this Agreement have the meanings ascribed to them therein; (i) phrases such as “satisfactory to DFC”, “in such manner as DFC may determine”, “in DFC’s determination”, “to DFC’s satisfaction”, “acceptable to DFC”, “at DFC’s election” and phrases of similar import authorize and permit DFC to approve, disapprove, act or decline to act in its sole discretion; and (j) the
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words “reasonable”, “reasonably”, “unreasonably” and words of similar import, when applied to DFC’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of DFC in its capacity as a governmental entity or its responsibilities as such and are based on its policies, practices, and procedures, and law and regulations applicable to it.
(b)    In this Agreement, where it relates to a Swiss Person or asset, a reference to:
(i)    a “liquidator”, “trustee”, “administrative receiver”, “receiver” or “administrator” or similar officer includes any of (i) “Sachwalter” appointed in accordance with the Swiss Code of Obligations (Schweizerisches Obligationenrecht) dated 30 March 1911, as amended and restated from time to time (“CO”), (ii) “Liquidator” appointed in accordance with the provisions of the CO, and (iii) “Konkursamt” or “Konkursverwaltung”, any “Liquidator” or “Sachwalter” or “Sanierungsbeauftragter” (including a supervisory authority acting in any such capacity) or any of their officials or employees or other officers appointed in accordance with the Swiss Debt Collection and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) dated April 11, 1889, as amended from time to time;
(ii)    a “winding-up”, “administration”, “liquidation”, “insolvency” or “dissolution” includes, without limitation, bankruptcy, liquidation, composition with creditors (Nachlassvertrag) or moratorium (provisorische or definitive Nachlassstundung/Stundung/Notstundung) or protective measures (Schutzmassnahmen/sichernde Massnahmen) in accordance with article 341 seq. of the Swiss Debt Collection and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) dated April 1889, as amended form time to time;
(iii)    a Person being unable to pay its debts includes that Person being in a state of inability to make payments (zahlungsunfähig);
(iv)    a Person being “insolvent” includes that person being in a state of Zahlungsunfähigkeit pursuant to article 191 para. 1 of the Swiss Federal Act on Debt Enforcement and Bankruptcy of 11 April 1889, as amended (SR 281.1) (“Swiss DEBA”) or being over-indebted (überschuldet) under the CO), unless one or more creditors validly subordinate their claims (Rangrücktritt) pursuant to article 725b para. 4 number 1 of the Swiss Code of Obligations respectively pursuant to article 820 of the Swiss Code of Obligations in connection with article 725b para 4 number 1 of the CO;
(v)    a “security interest” or “security” includes a mortgage (Hypothek), land charge (Grundpfand), pledge (Pfandrecht), assignment or transfer for security purposes (Sicherungsabtretung oder -übereignung) and retention of title arrangements (Eigentumsvorbehalt);
(vi)    a “guarantee” includes any guarantee (Garantie), any indemnity, any joint and several (gesamtschuldnerisch) or independent obligation (unabhängiges Schuldversprechen) within the meaning of Swiss law; and
(vii)    a “director” includes in relation to a company limited by shares (Aktiengesellschaft) a member of the board of directors (Verwaltungsrat) and in relation to a limited liability company (GmbH) a managing director (Geschäftsführer).
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SCHEDULE Y
OFFICE OF DEVELOPMENT POLICY REQUIREMENTS
PART A.    DEFINITIONS.
“Applicable Standards” means:
(a)the Performance Standards:
(i)    Performance Standard 1: Assessment and Management of Environmental and Social Risks and Impacts;
(ii)    Performance Standard 2: Labor and Working Conditions;
(iii)    Performance Standard 3: Resource Efficiency and Pollution Prevention;
(iv)    Performance Standard 4: Community Health, Safety, and Security; and
(v)    Performance Standard 6: Biodiversity Conservation & Sustainable Management of Living Natural Resources;
(b)the World Bank Group Environmental, Health, and Safety General Guidelines (April 30, 2007), as the same may be revised by the World Bank Group from time to time;
(c)the World Bank Group Environmental, Health, and Safety Guidelines for Mining (December 10, 2007), as the same may be revised by the World Bank Group from time to time; and
(d)the World Bank Group/European Bank for Reconstruction and Development Workers’ Accommodation: Processes and Standards (2009), as the same may be revised from time to time.
“Baseline Requirements” means each environmental or social plan, policy, procedure, or disclosure of the Borrower listed in Appendix 1 attached to this Schedule Y, as superseded by any update thereto or replacement thereof, in each case, in accordance with the Environmental and Social Action Plan, and as otherwise contemplated in this Schedule Y.
“Collective Dismissal” means multiple dismissals that are a result of an economic, technical, or organizational reason, or a result of other reasons that are not related to performance or other personal reasons (as defined in Performance Standard 2).
“Core Business Processes” means those production and/or service processes essential for a specific business activity without which the business activity could not continue (as defined in Performance Standard 2).
“Development Outcomes Survey” means the annual Development Outcomes Survey (form DFC-008), which the Borrower shall complete pursuant to instructions provided by DFC and submit via DFC’s online forms portal.
“E&S Requirements” means the Applicable Standards and the applicable provisions of the ESPP.
“Environmental and Social Action Plan” means the environmental and social action plan set forth in Part G (Environmental and Social Action Plan) of this Schedule Y.
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“ESPP” means the DFC Environmental and Social Policy and Procedures dated as of April 2024, which is available as of the date of this Agreement on DFC’s website at https://www.dfc.gov/what-we-offer/eligibility/our-investment-policies.
“Gender-Based Violence and Harassment” means violence and harassment directed at persons because of their sex or gender, or affecting persons of a particular sex or gender disproportionately, and includes sexual harassment, exploitation, and abuse.
“Governmental Authority” means (a) any national, state, county, city, town, village, municipal or local government, or any political subdivision thereof, (b) any agency, authority, instrumentality, regulatory body, court, central bank, department, commission, board, or bureau, whether civilian or military, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or (c) a government-owned, government-run or government-controlled association, organization, business, or enterprise.
“Human Rights” has the meaning ascribed to such term in the ESPP.
“IFC” means the International Finance Corporation, a member of the World Bank Group.
“Labor Rights” has the meaning ascribed to such term in the ESPP.
“Pending E&S Plan” means each new environmental or social plan, policy, procedure, or disclosure of the Borrower, or an update or amendment to any Baseline Requirement, in each case, that requires DFC approval prior to being considered a Baseline Requirement, each of which is listed in the Environmental and Social Action Plan, in addition to any such other document as DFC may reasonably require based on Project circumstances from time to time for the Project’s compliance with the E&S Requirements.
“Performance Standards” means the IFC Performance Standards as of January 2012, as may be revised, supplemented or replaced by IFC from time to time.
“Policy Non-Compliance” means any non-compliance by a Project Contractor or Project Subcontractor with the covenants set forth in sub-sections (b), (c) or (d) of Part E (Covenants) of this Schedule Y.
“Project Affected People” has the meaning ascribed to such term in the ESPP.
“Project Contractor” means any Person that is a party to a Project Contract with the Borrower or any of its Subsidiaries.
“Project Contract” means any contract related to the development, construction, or operation of the business of the Borrower or any of its Subsidiaries, between the Borrower or any of its Subsidiaries and a Project Contractor or between a Project Contractor and a Project Subcontractor.
“Project Subcontractor” means any Person, other than the Borrower, a Subsidiary or a Project Contractor, which is a party to a Project Contract with a Project Contractor.
“Schedule Y Event of Default” has the meaning set forth in Section F (Events of Default) of this Schedule Y.
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“Significant E&S Event” means any significant environmental, social, labor, health and safety or security incident, accident, or circumstance occurring in relation to the Project and/or the Borrower’s or a Subsidiaries’ business and having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the environment, Project Affected People, Workers, or the operation of the Project and/or the Borrower’s or a Subsidiaries’ business in accordance with the E&S Requirements during the Term, including, explosions, spills, or accidents that result in material contamination or pollution, any workplace accidents that result in death, serious injury, or lost-time of greater than one week, allegations of Labor Rights violations (including allegations of forced or child labor) or Human Rights violations, allegations of reprisal or retaliation, local unrest, security incidents, any serious Gender-Based Violence and Harassment incident, any work stoppage as a result of labor unrest, or Collective Dismissal.
“Workers” means, collectively, individuals who are employed directly by the Borrower, a Subsidiary, Project Contractors, or Project Subcontractors (if any of the Borrower’s or a Subsidiary’s business or operations are carried out in whole or in part through such Project Contractors or Project Subcontractors), in each case, for temporary or permanent positions and who perform (a) on-site work for a substantial duration or (b) work that is material to the Core Business Processes of the Borrower’s or Subsidiary’s business.
PART B.    REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to DFC in respect of itself and each of its Subsidiaries that:
(a)it has duly complied, and its business, operations, and assets, the Mine and the Project, are in compliance, with all Applicable Laws regarding the environment, health and safety and social performance;
(b)it, and each of its businesses, operations, and assets, are in compliance with each of the covenants set forth in Part E (Covenants) of this Schedule Y, except for the conditions set out in the Environmental and Social Action Plan required to be completed or delivered by a later date as specified therein;
(c)its business, operations, and assets, the Mine and the Project are in compliance with (i) the E&S Requirements, except for the conditions set out in the Environmental and Social Action Plan required for compliance therewith, each as required to be completed or delivered by a later date as specified therein, and (ii) the Baseline Requirements; and
(d)as applicable, with respect to air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes, or other environment, health and safety, and social performance matters, it has (i) been issued and will maintain all required Consents, (ii) received no complaint, order, directive, claim, citation, or notice by any Governmental Authority, and (iii) received no complaint or claim from any Person seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.
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PART C.    CONDITIONS PRECEDENT TO FIRST DISBURSEMENT.
DFC shall have received satisfactory evidence that the Borrower has satisfied the applicable conditions specified in the Environmental and Social Action Plan required to be completed or delivered as of the first Disbursement.
PART D.    CONDITIONS PRECEDENT TO EACH DISBURSEMENT.
DFC shall have received satisfactory evidence that the Borrower has satisfied the applicable conditions specified in the Environmental and Social Action Plan that are required to be completed or delivered as of the date of such Disbursement.
PART E.    COVENANTS.
Social, Worker Rights, Environmental, and Economic Effects Covenants
(a)The Borrower shall, and shall ensure that each Subsidiary shall, not change the nature or scope of the Project, the Mine or change the Site. Without written approval by DFC, the Borrower shall, and shall ensure that each Subsidiary shall, not take any action that would materially increase the environmental and social risks and impacts of the Project, the Mine or the applicability of a Performance Standard, each as determined by DFC in its reasonable discretion.
(b)The Borrower shall, and shall ensure that each Subsidiary, Project Contractor and Project Subcontractor shall:
(i)not take any actions to prevent Workers from lawfully exercising their right of association and their right to organize and bargain collectively, or take any actions, or otherwise interfere with, coerce, or penalize, on the basis of the right of association or on the basis of organization and collective bargaining activities or membership, that may result in any form of retaliation, including, the termination, suspension, demotion, blacklisting, or transfer of any Worker by the Borrower, any Subsidiary, any Project Contractor or any Project Subcontractor, or by an officer, agent, or representative thereof;
(ii)observe all Applicable Laws relating to a minimum age for employment of children and acceptable conditions of work with respect to hours of work, occupational health and safety, minimum wages, and pay to Workers all wages, including all legally mandated bonus pay and premium pay for overtime work, in full, in legal tender, and in a timely fashion, except when Workers have agreed otherwise;
(iii)not use forced or compulsory labor, including, any form of slavery or bonded labor, or the worst forms of child labor (as defined in section 507 of the Trade Act of 1974, 19 U.S.C. § 2467, as amended);
(iv)not employ persons, formally or informally, (A) under the age of eighteen (18) for any work that is economically exploitative, is likely to be hazardous or to interfere with the person’s education, or is likely to be harmful to the person’s health or development, (B) under the age of fifteen (15) for general work or (C) in a manner constituting the worst forms of child labor (as defined in section 507 of the Trade Act of 1974, 19 U.S.C. § 2467, as amended);
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(v)not make employment decisions or discriminate with respect to any aspect of the employment relationship on the basis of personal characteristics unrelated to inherent job requirements, in alignment with the ESPP and the Performance Standards; and
(vi)explain, document, and make available in writing (and orally, where appropriate) to each Worker, information regarding all of their working conditions and terms of employment, including their entitlement to wages and any benefits and the requirements set forth in subsections (b)(i)-(v) above, prior to the later of (A) thirty (30) days after the date of this Agreement or (B) each Worker commencing work;
provided, that if any Applicable Law, or collective bargaining agreement, imposes a requirement that is more protective of worker rights than any of the requirements set forth in this sub-section (b), the Borrower shall, and shall ensure that each Subsidiary, Project Contractor and Project Subcontractor shall, observe such Applicable Law or collective bargaining agreement. The Borrower, the Subsidiaries, the Project Contractors and the Project Subcontractors shall not be responsible for any non-compliance with this sub-section (b) resulting from the actions of a government.
(c)The Borrower shall, and shall ensure that each Subsidiary, Project Contractor and Project Subcontractor shall, comply with, conduct its business and operations, and maintain its assets, equipment, property, leaseholds, and other facilities in compliance with, the provisions of (i) the E&S Requirements, except for the conditions set out in the Environmental and Social Action Plan required to be completed or delivered by a later date as specified therein, and (ii) all Applicable Laws, including, those related to the environment, health and safety, labor, social performance, Human Rights, and public disclosure.
(d)The Borrower shall and shall ensure that each Subsidiary, Project Contractor and Project Subcontractor shall, maintain all required Consents relating to: (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes; and (vi) other environment, health and safety, and social performance matters.
Baseline Requirements and Pending E&S Plans
(e)The Borrower shall implement and comply at all times with the Baseline Requirements. The Borrower shall not amend or alter any Baseline Requirement to reduce the protections provided therein to Project Affected People, Workers or the environment, in each case, without DFC’s prior written consent.
(f)The Borrower shall implement and comply at all times with the requirements of the Environmental and Social Action Plan and shall deliver all associated deliverables according to the timelines contained therein.
Reporting, Remediation, and Access Covenants
(g)The Borrower shall notify DFC immediately, and in no event later than twenty-four (24) hours after the Borrower or any Subsidiary should have become aware, through the exercise of reasonable due diligence, of any Significant E&S Event. Such notice shall specify the nature of the incident, accident, or circumstance and any effect resulting or likely to result
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therefrom, and, if such detail is available, the measures that the Borrower is taking or plans to take to address them and to prevent any future similar event. Not later than thirty (30) days after the occurrence of such Significant E&S Event, the Borrower shall provide DFC a more detailed summary report that includes a description of the event, the measures the Borrower is taking or have taken to address the event, and its plans to prevent any future similar event, which measures and plans shall be satisfactory to DFC. If the Significant E&S Event involves one or more Collective Dismissals, the Borrower shall provide to DFC documentation that such Collective Dismissals were conducted in alignment with Performance Standard 2. The Borrower shall keep DFC informed of the ongoing implementation of those measures and plans.
(h)Without limiting the reporting obligations in the Finance Agreement, if information concerning a Policy Non-Compliance with sub-sections (a) through (g) above comes to the attention of a responsible officer of the Borrower or a Subsidiary, the Borrower shall give prompt notice thereof to DFC. The Borrower shall, and shall cause each Subsidiary to, use all reasonable best efforts, including remediation, to cure or to cause the relevant Project Contractor or Project Subcontractor to cure, or prevent the recurrence of, any Policy Non-Compliance. If information concerning a failure to use all reasonable best efforts, including remediation, to cure or prevent the recurrence of any Policy Non-Compliance pursuant to the terms of this sub-section (h) comes to the attention of a responsible officer of the Borrower or a Subsidiary, the Borrower shall give prompt notice thereof to DFC.
(i)All plans, procedures, notices and reports required to be delivered to DFC under this Schedule Y shall be delivered electronically to odp@dfc.gov with a copy to notices@dfc.gov.
(j)The Borrower shall deliver the Development Outcomes Survey to DFC annually no later than June 30th of each year, beginning with the first June 30th to occur after the first anniversary of the first Closing Date. DFC shall assess Project progress based on answers to the Development Outcomes Survey, with a particular focus on the metrics in the Key Impact Metrics Table attached as Appendix 2 to this Schedule Y.
(k)The Borrower shall, and shall ensure that each Subsidiary shall, upon DFC’s request upon reasonable prior notice, give, or cause to be given, to any representatives of DFC access during normal business hours to the Site and its business and permit them to (i) examine, copy, and make extracts from, any and all records and documents in the possession or subject to the control of the Borrower or such Subsidiary relating to its operations and financial affairs, (ii) inspect any of its facilities or properties, and (iii) communicate with employees, agents, or contractors of the Borrower and such Subsidiary who have or may have knowledge of matters with respect to which DFC seeks information.
PART F.    EVENTS OF DEFAULT.
Each of the following events or circumstances shall constitute a “Schedule Y Event of Default”.
(a)Except as provided in sub-sections (b) and (c) below, the Borrower fails to comply with any covenant or provision set forth in Part E (Covenants) of this Schedule Y.
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(b)The Borrower fails to comply with any covenant or provision in sub-sections (i) and (j) of Part E (Covenants) of this Schedule Y and such failure continues for thirty (30) days after the occurrence thereof.
(c)Any Project Contractor or Project Subcontractor causes a Policy Non-Compliance to occur, the Borrower or Subsidiary fails to cause the relevant Project Contractor or Project Subcontractor to cure, or prevent the recurrence of, such Policy Non-Compliance, and such failure continues for ninety (90) days after the first occurrence of such Policy Non-Compliance.
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PART G.    ENVIRONMENTAL AND SOCIAL ACTION PLAN

No.	Action	Timeline
1.1	Develop an E&S “organizational diagram” showing all relevant policies, management plans and procedures and how they interact with each other. This diagram should make clear how the various E&S topics are managed and monitored.	30 days from Financial Close
1.2b	Develop a Human Rights Impact Assessment in line with the UNGPs, including the participation of affected stakeholders to identify, prevent, mitigate and account for how they address their impacts on human rights.	Within 18 months of Financial Close
1.3	Perform a Cumulative Impacts Assessment (CIA) considering impacts that result from the incremental impact, on areas or resources used or directly impacted by the project, from other existing, planned or reasonably defined developments at the time the risks and impacts identification process is conducted.	Within 18 months of Financial Close
1.4	Employee Technical Training: Implement a robust training program to develop the technical competencies needed to implement the ESMS. This program should be ongoing and in line with industry best practices, ensuring that everyone involved is qualified to perform their duties within the proposed management system.	Within 12 months of Financial Close
1.5	Review and update the Emergency Plan to include effects on the community.	Within 12 months of Financial Close
1.6
Develop a systematic procedure to monitor and measure the effectiveness of the ESMS and management programs (other than the ones legally required by environmental permitting), which should include:
•Monitoring results/outputs, outcomes and impacts (at least annually);
•Identification of necessary corrective and preventive actions in management programs and plans;
•Follow-up mechanisms on the actions in upcoming monitoring cycles;
•Mechanisms to record information and track the performance of relevant operational controls; and
•Procedures to track social impacts and assess progress toward mitigation and development outcomes.
Within 12 months of Financial Close
1.7a	Establish a whistleblower channel procedure that allows whistleblowers to make complaints and receive feedback anonymously.	Within 12 months of Financial Close
1.7b	Ensure that the Internal Grievance Mechanism allows the people that made the anonymous complaints to receive the feedback on the situation anonymously.	Within 12 months of Financial Close
1.7c	Establish and monitor KPIs to gauge the effectiveness of the grievance mechanism and whistleblower channel.	Within 12 months of Financial Close
1.7d	Provide evidence that the independent third party receiving compliance complaints, as well as the internal compliance team addressing said complaints, are trained in GBVH.	Within 6 months of Financial Close
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No.	Action	Timeline
1.8	Develop and implement (including broad training) a Chance Find Procedure compliant with PS 8	Within 6 months of Financial Close
2.1b	Establish a Policy to ensure the Borrower complies with Brazilian laws relating to hiring quotas for apprentices and Persons with Disabilities (Law No. 13,146, of July 6, 2015, and Law 10.097/2000).	30 days from Financial Close
2.1c	Implement a Job and Salary Plan that includes an Equal-Payment Policy to ensure that there is no discrimination for workers that perform the same job at the same career level.	30 days from Financial Close
2.1d	Establish a Retrenchment Procedure/Policy to deal with possible cases of mass dismissals. Ensure the Procedure/Policy is communicated to all employees.	30 days from Financial Close
2.1e	Ensure worker accommodations are in accordance with Brazilian legislation and the IFC/EBRD Workers’ Accommodation: Processes and Standards (2009) for all employees and collaborators of the Flowsheet and Debottlenecking Project.	Prior to beginning construction of the Flowsheet and Debottlenecking Project, and Ongoing thereafter
2.2a	Perform a comprehensive OHS risk assessment addressing specific threats to women, such as exposure to mutagenic chemicals, radiation, or substances that could affect pregnancy. The analysis should be conducted based on Project-specific risks and include appropriate mitigation measures.	Within 6 months of Financial Close
2.2b	Develop and implement the classification assessment for the flammables and combustible liquids according to Brazilian Law (NR-20). Adopt the prevention measures indicated and train the employees involved in the activities.	Within 6 months of Financial Close
2.2c	Ensure that Emergency Response Plan drills are carried out annually, on all shifts.	Ongoing
2.2d
Create and implement a Supplier Management Plan that includes:
•Comprehensive procedures to identify, assess/inspect, and address potential cases of child labor, forced labor, or violations of labor laws within the supply chain
•List of documents analyzed by each area
•Detailed supplier monitoring/inspection procedure
•Description model as an annex
•Risk classification and supplier category
•Training needs for supplier workers.
Within 12 months of Financial Close
3.1a	Carry out an additional geochemical water background campaign (dry and rainy season), since only two campaigns have been carried out so far.	Within 24 months of Financial Close
3.1b	Continue to monitor surface and groundwater sampling locations	Ongoing
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No.	Action	Timeline
3.1c	As an opportunity of improvement, and increase adherence to IFC and DFC guidelines, SPVM should develop an overarching Waste Managing Plan according to HSE Guidelines considering opportunities for source RRR (reduction, as well as reuse and recycling), and review of new waste sources during planning, siting, and design activities, including during equipment modifications and process alterations, to identify expected waste generation, pollution prevention opportunities, and necessary treatment, storage, and disposal infrastructure.	Within 6 months of Financial Close
4.1
Develop an identification of dependencies of the Affected Communities on activities related to ecosystem services, assessment of impacts and incorporation of mitigation measures into management plans where necessary. During the preparation of the assessment, the Borrower should consult with local communities to identify and prioritize ecosystem services that affect local livelihoods.
Within 18 months of Financial Close
4.2
Develop and implement a Health Monitoring and Promotion Program covering:
•Procedures to minimize or avoid the potential for community exposure to waterborne or vector-borne diseases and infectious diseases arising from project activities, considering vulnerable groups.
•Measures to minimize or avoid the spread of infectious diseases associated with the influx of temporary labor hired for the Flowsheet and Debottlenecking project.
•Health monitoring indicators for diseases, including sexually transmitted diseases.
Within 12 months of Financial Close
4.3	Include, within the scope of the Emergency Response Plan (PAE), stakeholder mapping and engagement, considering the emergency scenarios that may affect them. Include in the PAE a Security Plan that includes guidelines on human rights and the use of force.	Within 6 months of Financial Close
4.4a	Establish a procedure for receiving reports of any incidents from the company responsible for the security service.	Within 6 months of Financial Close
4.4b	Assess the risks generated by the security arrangements for Project workers, whether they are on or off the site and prepare a template security procedure as part of the ESMS.	Within 6 months of Financial Close
4.4c	Conduct training on the rules of conduct, presentation and operation of the company should be provided in accordance with applicable law and the United Nation’s (UN) Voluntary Principles (Code of Conduct for Law Enforcement Officials, and UN Basic Principles on the Use of Force and Firearms by Law Enforcement Officials).	Within 6 months of Financial Close
4.4d	Provide a community grievance mechanism to allow local stakeholders to express concerns about the security arrangements and conduct of security personnel. It is important to note the interfaces with the communication plan and stakeholder engagement plan.	Within 6 months of Financial Close
4.5a	Update the Closure Plan to reflect changes in the mine development and operational planning, as well as the environmental and social conditions and circumstances. Records of the mine work should also be maintained as part of the post-closure plan.	Within 18 months of Financial Close
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No.	Action	Timeline
4.5b	Update the Closure Plan and Post-Closure Plan to include appropriate aftercare and continued monitoring of the site. The duration of post closure monitoring should be defined on a risk basis; however, site conditions typically require a minimum period of five years after closure or longer.	Within 18 months of Financial Close
4.6a	Ensure all contractors and subcontractors are trained adequately and follow the requirements of the PCCV.	Ongoing
4.6b	Conduct root cause analyses of the 14 traffic accidents and incorporate the findings into the Road Conservation and Control Program to help prevent future incidents.	Within 6 months of Financial Close
5.1a	Develop the Negotiation Program for future actions.	Ongoing
5.1b	In case of improvements on the second access, establish a new Cooperation Agreement with municipality.	Ongoing
5.1b	Where applicable, the company should consider CAPEX requirements with adjustments necessary for all lawsuits that may occur.	Ongoing
5.2
After receiving the new Socioeconomic Baseline Report:
•Update the SEP established in PS1 as needed.
•Include any new landowners and/or communities in company’s socioeconomic programs.
•Disclose the external grievance mechanism
Within 12 months of Financial Close
6.1	Develop a specific plan for addressing residual impacts considering critical/natural habitat and ecosystem services assessments, including measurable targets to ensure no net loss of natural habitats.	Within 18 months of Financial Close
6.2
Develop a comprehensive critical habitat assessment, including the identification of priority areas for conservation and environmental compensation. If necessary, update management programs related to biodiversity If the CHA shows that the Project will adversely impact critical habitat, the Borrower will be required to update the Biodiversity Management Plan to include measures to achieve a net gain in biodiversity related to the critical habitat determination, and define specific offsets or compensation measures.
Within 18 months of Financial Close
6.3	Develop a Program to Control Invasive Species with specific targets and performance indicators.	Within 6 months of Financial Close
6.4	Review supply chain procedures to include guidelines regarding biodiversity, including procedures for periodic environmental audits and certifications for strategic suppliers.	Within 12 months of Financial Close
6.5	Develop an Ecosystem Services study. Update the management programs based on the results, if necessary.	Within 18 months of Financial Clos

~~\~~

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SCHEDULE Z
DFC STATUTORY AND POLICY REQUIREMENTS
PART A.    DEFINITIONS.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act of 1970, Pub. L. No. 91-508, 84 Stat. 1114 to 1124 (codified as amended in scattered sections of 12 U.S.C., 15 U.S.C., and 31 U.S.C.) as amended by, inter alia, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (codified as amended in scattered sections of the U.S.C.), (b) the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957, and (c) any other law, regulation, order, decree or directive of any relevant jurisdiction having the force of law and relating to anti-money laundering.
“Beneficial Ten Percent Owner” means each Person, including each Direct Owner, that owns, directly or indirectly, ten percent (10%) or more of the Equity Interests, including any voting or economic interests, in the Borrower, excluding any such interests held by Qualified Public Company Shareholders or through a Qualified Investment Fund.
“Corrupt Practices Laws” means (a) the Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd-1 et seq., and (b) any other Applicable Law relating to bribery, corruption, kick-backs, or similar business practices.
“Covered Nation” means any country that is a “covered nation” as defined in 10 U.S.C. § 4872(f)(2), as amended.
“Disclosure of Lobbying Activities” means Form SF-LLL (Disclosure of Lobbying Activities) available at https://www3.dfc.gov/DFCForms/documents/Form%20SFLLL%20-%20Disclosure%20of%20Lobbying%20Activities.pdf (or any successor website) as the same may be revised and supplemented from time to time.
“Foreign Entity of Concern” means each Person that is:
(a)    designated as a foreign terrorist organization by the Secretary of State under 8 U.S.C. § 1189;1
(b)    included on the Department of Treasury’s list of Specially Designated Nationals and Blocked Persons (“SDN List”), or for which one or more individuals or entities included on the SDN List, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest;2
(c)    owned by, controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a Covered Nation; provided that, as used in this definition, “owned by, controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a Covered Nation” means:
(i)    the Person is a citizen of a Covered Nation and is not a citizen or lawful permanent resident of the United States;
1     See Department of State, Designated Foreign Terrorist Organization List: https://www.state.gov/foreign-tist-organizations.
2     See Department of Treasury, OFAC, Sanctions List Search: https://sanctionssearch.ofac.treas.gov/.
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(ii)    the Person is organized under the laws of or has its principal place of business in a Covered Nation;
(iii)    twenty-five percent (25%) or more of the Person’s outstanding voting interest, board seats, or equity interest is held or otherwise controlled directly or indirectly by the government of a Covered Nation; or
(iv)    twenty-five percent (25%) or more of the Person’s outstanding voting interest, board seats, or equity interest is held or otherwise controlled directly or indirectly by any combination of Persons described in sub-sections (i)-(iii) above;
(d)    included on the Bureau of Industry and Security’s Entity List (15 CFR part 744, supplement no. 4);3 or
(e)    included on the Department of the Treasury’s list of Non-SDN Chinese Military-Industrial Complex Companies (“NS-CMIC List”), or for which one or more individuals or entities included on the NS-CMIC List, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest.4
“Foreign Government Entity” means any non-U.S. Governmental Authority and any entity owned or Controlled by any non-U.S. Governmental Authority, except Qualifying Sovereign Entities.
“International Financial Institution” means the International Monetary Fund, the International Bank for Reconstruction and Development, the European Bank for Reconstruction and Development, the International Development Association, the International Finance Corporation, the Multilateral Investment Guarantee Agency, the African Development Bank, the African Development Fund, Asian Development Bank, the Inter-American Development Bank, the Bank for Economic Cooperation and Development in the Middle East and North Africa, and the Inter-American Investment Corporation.
“Inverted Domestic Corporation” means an entity formed outside of the U.S. which is treated as an inverted domestic corporation under Section 835(b) of the Homeland Security Act of 2002, 6 U.S.C. § 395(b).5
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Official” means (a) an employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority, (b) any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Governmental Authority, (c) a candidate for political office, (d) an individual who holds
3     See BIS Entity List in Supplement No 4. to Part 744, Title 15: https://www.ecfr.gov/current/title-15/subtitle-B/chapter-VII/subchapter-C/part-744/appendix-Supplement%20No.%204%20to%20Part%20744.
4     See Dep. of Treasury NS-CMIC List: https://www.treasury.gov/ofac/downloads/ccmc/nscmiclist.pdf. (This list does not update automatically; user can sign up for email updates at https://service.govdelivery.com/accounts/USTREAS/subscriber/new?topic_id=USTREAS_1138).
5    Note that this is a corporation that used to be incorporated in the United States, or used to be a partnership in the United States, but now is incorporated or organized in a foreign country, or is a subsidiary whose parent corporation is incorporated in a foreign country, that meets the criteria specified in 6 U.S.C. 395(b), applied in accordance with the rules and definitions of 6 U.S.C. 395(c).
Sch. Z - 2

any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies, or (e) an officer or employee of a public international organization.
“Prohibited Payment” means the giving or making by any Person (such Person, the “Payor”) of any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Payor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower or the Project, or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it is expressly permitted by written Applicable Law.
“Qualifying Sovereign Entity” means (a) any agency or instrumentality of a foreign state that has a purpose that is similar to the purpose of DFC as described in section 22 U.S.C. § 9612(b), or (b) any International Financial Institution. As used in this definition, “agency or instrumentality of a foreign state” means mean any entity (i) which is a separate legal person, corporate or otherwise, and (ii) which is an organ of a foreign state or political subdivision thereof, or a majority of whose shares or other Equity Interest is owned by a foreign state or political subdivision thereof, and (iii) which is not created under the laws of the United States or of a State of the United States.
“Sanctioned Person” means any Person, organization or vessel (a) designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, or on any list of targeted persons issued under the Sanctions of any agency or instrumentality of the U.S. Government or any similar list maintained by any other Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries, (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) located within or operating from a Sanctioned Territory, or (e) otherwise subject to or the target of any Sanctions.
“Sanctioned Territory” means any country, region or territory that is, or whose government is, the subject or target of any Sanctions (including a general export, import, financial or investment embargo under Sanctions).
“Sanctions” means any economic or financial sanctions, laws, regulations, trade embargoes or restrictive measures, implemented, administered or enforced by (a) OFAC, the U.S. Department of State, the U.S. Department of Commerce, or any other agency or instrumentality of the U.S. Government (b) His Majesty’s Treasury of the United Kingdom (including for the avoidance of doubt sanctions extended to the BVI by Order in Counsel) or (c) any other Governmental Authority having jurisdiction over DFC, the Borrower or any of its Subsidiaries.
“Schedule Z Event of Default” has the meaning set forth in Part F (Events of Default) of this Schedule Z.
“Subsidiary Of An Inverted Domestic Corporation” means an entity that is more than fifty percent (50%) owned (a) directly by an Inverted Domestic Corporation, or (b) through
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another entity that is more than fifty percent (50%) owned by an Inverted Domestic Corporation.
PART B.    REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to DFC that:
(a)    The Borrower and its officers, directors, employees, and agents, and each of its Subsidiaries and their respective officers, directors, employees and agents, have complied with applicable Corrupt Practices Laws in obtaining all Consents in respect of their respective businesses and the Project and have conducted and are conducting the Project and their respective businesses in compliance with applicable Corrupt Practices Laws. The Borrower and each of its Subsidiaries’ internal management, compliance policies and procedures, and accounting practices and controls are sufficient to (i) provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments and (ii) ensure that none of the Borrower or any of its Subsidiaries provides material or financial support for terrorism, drug trafficking, or human trafficking, or order or otherwise direct serious or gross violations of human rights. None of the Borrower, any of its Subsidiaries or any Person acting on behalf of the Borrower or any of its Subsidiaries has made any Prohibited Payment.
(b)    The Borrower and each entity owned or controlled by the Borrower (i) is in compliance with the applicable requirements of (A) the Anti-Money Laundering Laws, (B) Sanctions, and (C) all other applicable export control, anti-boycott and sanctions laws relating to its business and facilities, (ii) does not engage or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Sanctions, or (ii) otherwise does not engage in any transaction that could cause DFC to violate any Sanctions.
(c)    The Borrower has not, nor has any Direct Owner, Beneficial Owner or Subsidiary, taken or knowingly agreed to take, actions within the past three (3) years, which demonstrate or otherwise evidence intent to comply with, further, or support any boycott in violation of 50 U.S.C. § 4842(a).
(d)    None of (i) the Borrower, its directors, or its officers, (ii) the Direct Owners, (iii) the Beneficial Owners (including any Person that owns, directly or indirectly, any ownership, voting, or economic interest in the Borrower though a Qualified Investment Fund), (iv) the Subsidiaries, or (v) to the knowledge of the Borrower, any of its or its Subsidiaries’ employees, agents or representatives, is or is owned or controlled by a Sanctioned Person.
(e)    No event has occurred and no condition exists that is likely to result in the debarment or suspension of the Borrower or any Subsidiary from contracting with the U.S. Government or any agency or instrumentality thereof, and none of the Borrower or any Subsidiary is now or has been subject to any such debarment or suspension.
(f)    None of the Borrower or any of its Subsidiaries is an Inverted Domestic Corporation nor is it a Subsidiary Of An Inverted Domestic Corporation.
(g)    None of the Borrower, any Subsidiary, or, to the knowledge of the Borrower, any Person (including any Direct Owner) that holds or otherwise controls any ownership, voting, or economic interest in the Borrower or any Subsidiary is a Foreign Entity of Concern.
Sch. Z - 4

(h)    To the knowledge of the Borrower, neither the Borrower nor any Subsidiary has incurred, assumed, guaranteed, or is otherwise liable for Indebtedness owing to a Foreign Entity of Concern.
(g)    The Borrower’s U.S. System for Award Management (SAM.gov) Unique Entity Identifier (UEI) is QKJPV2ENJ4J2. The Borrower completed full entity registration via SAM.gov on November 7, 2025. The Borrower currently maintains an active SAM.gov registration.
PART C.    CONDITION PRECEDENT TO FIRST DISBURSEMENT
NONE.
PART D.    CONDITIONS PRECEDENT TO EACH DISBURSEMENT
NONE.
PART E.    COVENANTS
(a)The Borrower shall, and shall ensure that each Subsidiary shall, comply with and conduct its business in compliance with the applicable requirements of (i) all Corrupt Practices Laws, (ii) the Anti-Money Laundering Laws, (iii) Sanctions, and (iv) all other applicable export control, anti-boycott and sanctions laws relating to its business and facilities.
(b)The Borrower shall, and shall ensure that each Subsidiary shall, maintain internal management, compliance policies and procedures, and accounting practices and controls that are sufficient to (i) provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments, and (ii) ensure that none of the Borrower or any Subsidiary provides material or financial support for terrorism, drug trafficking, or human trafficking, or orders or otherwise directs serious or gross violations of human rights.
(c)None of (i) the Borrower, its directors, or its officers, (ii) the Direct Owners, (iii) the Beneficial Owners (including any Person that owns, directly or indirectly, any ownership, voting, or economic interest in the Borrower though a Qualified Investment Fund), (iv) the Subsidiaries or (v) to the knowledge of the Borrower, any of its or its Subsidiaries’ employees, agents or representatives, shall be a Person that is or is owned or controlled by a Sanctioned Person.
(d)The Borrower shall not, and shall ensure that none of its or any of its Subsidiaries or their respective directors, officers, employees, affiliates, agents, or any other Persons acting on its behalf, will, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of proceeds of the Loan to fund any trade, business, or other activities (i) involving or for the benefit of any Sanctioned Person, (ii) in any country or territory that is a Sanctioned Territory, or (iii) that could result in any Person (including DFC) being in breach of Sanctions or becoming a Sanctioned Person.
(e)None of the Borrower, or any Subsidiary or any Person acting on behalf of the Borrower or any Subsidiary shall make any Prohibited Payment.
(f)The Borrower shall not, and shall ensure that each Subsidiary shall not, use the proceeds of the Loan in a manner or for a purpose that would violate applicable Corrupt Practices Laws or Sanctions.
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(g)The Borrower shall not, and shall ensure that each Subsidiary shall not, use the proceeds of the Loan or any other federally appropriated funds to pay any Person for the purpose of influencing, or attempting to influence, (i) an officer or employee of any U.S. Government agency, (ii) a member of the U.S Congress, (iii) an officer or employee of the U.S. Congress, or (iv) an employee of a member of the U.S. Congress, in connection with the Loan or any other federal action, including the awarding of any federal contract, the making of any federal grant or loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.
(h)If the Borrower or any Subsidiary has used or will use non-federally appropriated funds to pay any Person for the purpose of influencing, or attempting to influence, (i) an officer or employee of any U.S. Government agency, (ii) a member of the U.S. Congress, (iii) an officer or employee of the U.S. Congress, or (iv) an employee of a member of the U.S. Congress, in connection with the Finance Agreement, the Borrower shall disclose the name of any registrant under the Federal Agency Anti-Lobbying Act, 31 U.S.C. § 1352, who has made lobbying contacts on behalf of the Borrower or the Subsidiary with regard to the Finance Agreement by promptly submitting to DFC a Disclosure of Lobbying Activities. If any material change to the disclosures in the Disclosure of Lobbying Activities occurs, then the Borrower shall submit to DFC an updated Disclosure of Lobbying Activities no later than the last day of the calendar quarter in which the material change occurred.
(i)The Borrower shall ensure that the foregoing sub-sections (g) and (h) are included in each Project Contract. The Borrower shall ensure that any disclosures made by a Subsidiary, Project Contractor or Project Subcontractor are promptly sent to DFC by submission to DFC of a Disclosure of Lobbying Activities.
(j)The Borrower shall not, and shall ensure that each Subsidiary shall not, (i) issue any ownership, voting or economic interest in the Borrower or any Subsidiary to the extent such interest shall be, to the knowledge of the Borrower, held or otherwise controlled by a Foreign Entity of Concern, or (ii) to the extent that the Borrower or a Subsidiary has a consent right, consent to the transfer of any ownership, voting, or economic interest in the Borrower or any Subsidiary if, after giving effect to such transfer, such interest shall be, to the knowledge of the Borrower, held or otherwise controlled by a Foreign Entity of Concern.
(k)The Borrower shall not, and shall ensure that each Subsidiary shall not, (i) take any action that would result in the Borrower or a Subsidiary incurring, assuming, guarantying, or otherwise becoming liable for Indebtedness owing to a Person that is, to the knowledge of the Borrower, a Foreign Entity of Concern, or (ii) to the extent that the Borrower or a Subsidiary has a consent right, consent to the transfer, participation, or assignment of Indebtedness of the Borrower or any Subsidiary to a Person that is, to the knowledge of the Borrower, a Foreign Entity of Concern.
(l)Annually, no later than the anniversary of the Borrower’s full entity registration via SAM.gov, the Borrower shall renew its SAM.gov registration. The Borrower shall, upon DFC’s request, provide any evidence reasonably requested by DFC to substantiate (i) the Borrower’s Unique Entity Identifier (UEI), (ii) that the Borrower is fully registered in SAM.gov, or (iii) that the Borrower has annually renewed its SAM.gov registration.
Sch. Z - 6

PART F.    EVENTS OF DEFAULT.
Each of the following events or circumstances shall constitute a “Schedule Z Event of Default”.
(a)Any Person fails to comply with any covenant or provision set forth in Part E (Covenants) of this Schedule Z other than sub-sections (j) and (k) thereof.
(b)Any Person, other than the Beneficial Ten Percent Owners set forth in Part I (Direct Owners) or Part II (Beneficial Owners) of Schedule 3.01(a)(iv) (Capitalization), becomes a Beneficial Ten Percent Owner of the Borrower or any of its Subsidiaries and is a Person that has not complied with and satisfied, as determined by DFC, the “know your customer” due diligence requirements of DFC pursuant to its policies relating to, inter alia, national security, foreign assistance, foreign policy, and the prevention and deterrence of corruption, fraud, collusion, coercion, money laundering activities, and terrorist financing.
(c)The Borrower or any of its Subsidiaries is Controlled, directly or indirectly, by one or more Foreign Government Entities.
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SCHEDULE 6.04
MINIMUM INSURANCE REQUIREMENTS
References in this Schedule 6.04 to sections and attachments shall be construed as references to the sections of and attachments to this Schedule unless the context otherwise requires.
1.Definitions
Capitalized terms used but not otherwise defined in this Schedule 6.04 shall have the meanings defined Schedule X (Definitions and Interpretation) of the Finance Agreement. As used in this Schedule 6.04, the following terms shall have the following meaning.
“Indemnity Period” means the greater of: (a) the longest lead time for repair/replacement as advised in a loss study as required in this Schedule 6.04 and/or approved by the Independent Engineer; and (b) 12 months.
“Insurances” means each of the contracts of insurance or reinsurance taken out or maintained (or required to be taken out or maintained) in accordance with this Schedule.
“Net Revenue” means gross revenue of the Mine less any costs which would be avoided in a claim (for example if power or water costs would be reduced) over the Indemnity Period.
“Time Element Coverage” means delay in start-up/ALOP and/or business interruption coverage as the context requires.
2.Required Insurance
(a)The Borrower shall effect and maintain at all times, and shall cause its Subsidiaries to effect and maintain, the Insurances specified in this Schedule 6.04 and all other Insurances required at that time by the Project Documents, prudent international insurance industry practice, Applicable Law, or any other agreements binding on it covering the Borrower all assets owned by the Borrower and/or in its care, custody and control and all activities of the Borrower; except, in each case, where any such Insurance is not available on reasonable commercial terms (in which case the Borrower shall not be in breach of this Section 2(a) for so long as DFC has received a satisfactory proposal for a means to cover any newly material uninsured risk and issued a waiver.
(b)DFC may at any time following consultation with the Borrower, following not less than thirty (30) days’ prior written notice, amend the requirements of this Schedule 6.04 due to (a) new information or analysis not previously known by DFC that posts a material uncovered risk to the Mine or (b) changed circumstances that in the reasonable determination of DFC, following consultation with the Insurance Advisor, renders the coverage required pursuant to this Schedule 6.04 materially inadequate; provided, however, that the Borrower will not be in breach of any such new requirement where such requirement is (i) not in accordance with prudent international insurance industry practice in the Project Country, (ii) any additional or different insurance cover required by DFC pursuant to this Section 2(b) is not available on commercially reasonable terms, and (iii) any incremental risk giving rise to DFC’s request for such an amendment is covered by the Borrower or any Major Project Party pursuant to the Major Project Documents.
Sch. 6.04 - 1

3.Common terms of Insurances
The Borrower shall procure that all Insurances required pursuant to this Schedule 6.04:
(a)    Insurer rating:
(A)All offshore insurance and reinsurance shall be placed and maintained with insurers each of which is of sound financial standing and international repute, has a rating for its long-term unsecured and non credit-enhanced debt obligations of at least A-, X by A.M. Best, A- by S&P Global Ratings or A3 by Moody’s Investors Service Limited or a comparable rating from an internationally recognized credit rating agency, and is otherwise acceptable to DFC.
(B)All onshore insurance shall be placed with reputable insurers acceptable to DFC.
(b)    On or prior to the first Closing Date:
(A)Offshore reinsurance shall be provided for no less than 60% of onshore insurance coverage or such larger proportion as may be permitted in accordance with applicable Brazilian law and regulation. Exceptions shall be local fleet insurances, liability insurances, local health insurances and other minor policies required by law.
(B)For the balance of onshore coverage, offshore insurance in accordance with the terms of the sponsor’s master policy shall provide:
(1)back-up coverage on a DIC/DIL basis (as such term is commonly understood in the insurance industry); and
(2)coverage as required herein for risks which are difficult or impossible to procure onshore, for example inland transit, terrorism and cyber coverage.
(c)From first policy renewal or replacement the mix of offshore insurance, offshore and onshore insurance shall, in material terms, be similarly prudent to that required at the first Closing Date;
(d)All onshore and offshore insurance shall be on a following form basis except where specific coverage may be difficult or impossible to provide – for example inland transit, terrorism and cyber coverage in onshore coverage;
(e)Onshore insurances shall be governed by the law of the Project Country;
(f)to the extent permitted by Applicable Law, offshore insurance shall be governed by the law of the country that satisfies Insurer rating requirements;
(g)are subject to the Liens granted to DFC under the Security Documents and, other than the Relevant Consents described in Schedule 4.05 (Relevant Consents), contain no restriction on assignment or transfer that might limit or otherwise affect the effectiveness, attachment, perfection or enforcement of the Liens granted to DFC under the Security Documents;
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(h)provide for payments of claims: (i) in relation to Time Element Coverage in U.S. Dollars, (ii) in relation to property damage to allow for any likely repair or replacement costs in Brazilian reals and U.S. Dollars; and (iii) in the case of legal liability or other insurance, in the currency of the likely claim;
(i)attach the applicable endorsements in Portuguese and/or English in accordance with clause (j) below and materially in the form set out in Attachment 1 for offshore policies or Attachment 2 for onshore policies hereto;
(j)provide that DFC shall be under no duty under such Insurance, including in relation to information provided to the insurer or liability to pay premiums;
(k)prudent limits and sublimits can be provided on an aggregate basis;
(l)shall provide project specific (as the term “project specific” is used in insurance industry practice) coverage and therefore coverage apply separately with respect to the Mine with no depletion or exhaustion of such limits by claims other than directly in relation to the Mine,
(m)shall for property policies:
(A)include an advance payment clause,
(B)include a partial payment clause,
(C)include a clause requiring the insurer to make final payment on any claim within thirty (30) days after the submission of proof of loss;
(n)shall contain terms and conditions reasonably acceptable to DFC following consultation with the Insurance Advisor,
(o)at DFC’s request, the Borrower shall, on their behalf, require insurance to be provided on recognized standard international policy forms,
(p)shall be owned by the Borrower,
(q)shall be written in Portuguese or (if permitted by Applicable Law and in the case of offshore policies) English. In the case of Portuguese language policies, these should be translated into English by sworn translation and the Portuguese version and its English version shall be provided to DFC. In the case of English language policies translated into Portuguese, the English form shall be provided to DFC,
(r)there shall be no (i) premium funding; (ii) self-insurance (other than deductibles permitted by this Schedule); (iii) use of a captive insurer; or (iv) provision by the Borrower or any other party of any guarantee or letter of credit to any Insurer of any Insurances required by this Schedule 6.04.
(s)Reinsurance shall be provided on a facultative, following-form basis.
4.Borrower undertakings in respect of Insurances
The Borrower shall:
(i)pay or cause to be paid all premiums and other amounts due and payable under the Insurances (and provide evidence of payment to DFC upon request), and
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promptly inform DFC when it becomes aware that any such premiums have not been paid;
(ii)comply with the terms of the Insurances and use all reasonable endeavors to ensure that neither it nor any other person does or fails to do anything that may then render any Insurance void, voidable, breached, suspended, impaired or defeated in whole or part, or that may prejudice its right to claim or recover under the Insurances, and promptly advise DFC in writing of the occurrence of any such act or failure to act;
(iii)disclose to each insurer and reinsurer under the Insurances all information required in order to comply with its disclosure obligations under Applicable Law and industry standards (and put in place internal procedures to ensure that this is done), and ensure that, where representations are made or warranties given in respect of any of the Insurances, any such representations or warranties are complete and accurate when made and any conditions precedent to the effectiveness of or liability under any Insurance are complied with at all times;
(iv)promptly pursue its rights and remedies against each insurer/reinsurer under the Insurances; and
(v)without prejudice to any other obligations of the Borrower under the Financing Documents, take all such steps at any time to minimize hazard as may be expedient or necessary.
(vi)The Mine shall not use and/or incorporate:
(A)Any used or second hand fixed asset which could reasonably be expected to cause a loss of Net Revenue including an increase to the Indemnity Period.
(B)Any flammable cladding or sandwich panel.
5.Insurance Reporting Requirements
The Borrower shall:
(i)include the applicable endorsements set out in this Schedule 6.04 in any proposal to insurers and reinsurers;
(ii)at least thirty (30) Business Days prior to: (a) the date of this Agreement (b) the first Closing Date; and (c) the inception or extension on materially different terms of any Insurances subsequent to the date of this Agreement, deliver or cause to be delivered to DFC a detailed summary of proposed insurance terms. As soon as reasonably possible thereafter and not later than the inception of any Insurances, deliver or cause to be delivered to DFC and the Insurance Advisor: (i) if a broker is involved, a duly executed broker’s letter of undertaking from such broker in customary form and content reasonably satisfactory to DFC, and (ii) slips, certificates of insurance, binders or other evidence in a form and substance acceptable to DFC, evidencing all of the Insurances required to be in place at such time under this Schedule 6.04, each executed by the relevant insurer or by
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an authorized representative of such insurer, and each identifying the underwriters, the type of insurance, the insurance limits and the policy term, and specifically listing any special provisions required in connection with such Insurance under this Schedule 6.04, or (B) in respect of all Insurances for which a policy has been issued, copies of all of the insurance and reinsurance policies in respect of such Insurances held by or for the benefit of the Borrower and required to be in force by the provisions of Section 6.04 (Minimum Insurance Requirements; Application of Casualty Proceeds) of the Finance Agreement; if also required by DFC a reliance and compliance certificate from the Insurance Advisor in form and substance reasonably satisfactory to DFC;
(iii)in relation to any Insurances which incept after the date of this Agreement the Borrower shall describe:
(A)any cancellation, reduction, non-renewal or material alteration of any insurance required to be maintained hereunder since the last such report and confirming that such Insurances continue to satisfy the requirements of this Schedule 6.04;
(B)any claims (or series of claims in respect of the same event or circumstance giving rise to the claim or claims in the aggregate over a rolling 12-month period) made under such Insurances and the status of any such claims;
(C)any changes in the global insurance market or in the insurance market in the Project Country affecting the availability and/or (in any material respect) cost of any insurance coverage required to be maintained hereunder;
(D)any effect or likely effect of certain events, circumstances or conditions specified by DFC from time to time affecting the Mine upon the availability and/or cost of any insurance required to be maintained hereunder; and
(E)whether insurance premiums then due and payable with respect to the insurance required hereunder have been paid;
(iv)deliver such information reasonably requested by the Insurance Advisor in preparation of the report to be delivered by the Insurance Advisor to DFC on each year to occur after the first Closing Date, confirming that, in the opinion of the Insurance Advisor, the insurance then carried or to be renewed complies in all material respects with the terms of this Schedule 6.04 as set out in Attachment 3 to this Schedule 6.04;
(v)promptly notify DFC (i) of any claim (or series of claims in respect of the same event or circumstance giving rise to the claim or claims in the aggregate over a rolling 12 month period) made under any of the Insurances and (ii) if any insurer disputes or denies any claim (or series of claims in respect of the same event or circumstance giving rise to the claim) under the Insurances; and in each case
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such notice shall describe the nature of the events or circumstances giving rise to the claim or claims, the amount of insurance proceeds expected to be received in respect thereof, the proposed application of such insurance proceeds, and for notices of disputed or denied claims, the insurer’s stated reasons for such dispute or denial and the steps that the Borrower intends to take to preserve or pursue the claim;
(vi)in the case of any claim (or series of claims in respect of the same event or circumstance giving rise to the claim or claims in the aggregate over a rolling 12 month period) under any of the Insurances not negotiate, compromise or settle any such claim without the written consent of DFC;
6.Failure to Maintain Required Insurance
(i)If at any time and for any reason any of the Insurances required to be maintained under this Schedule 6.04 is not in full force and effect then, without prejudice to the rights of DFC, DFC shall have the right (but no obligation) to procure on behalf of itself and the Borrower insurance or reinsurance complying in all material respects with the requirements of this Schedule 6.04. In such case the Borrower shall provide to DFC and its nominated agent and shall procure the provision from any relevant contractor or subcontractor all information reasonably required to achieve a successful underwriting of such required coverage in a timely manner and in any case within three (3) working days of receiving notice from DFC. The Borrower hereby consents and agrees that DFC shall have the option but not the obligation to: (i) appoint one or more brokers of record to place such insurance; and (ii) obtain such insurance to be in full compliance with the requirements of this Schedule 6.04 including but not limited to the Borrower being the policy owner and first named insured.
(ii)DFC shall have no liability of any nature whatsoever to procure any insurance or reinsurance under paragraph (i), whether in contract, tort, negligence or otherwise, and upon procuring any such insurance or reinsurance DFC shall only have such liabilities as are expressly assumed by it in writing in respect of such insurance or reinsurance.
(iii)DFC shall have the right (but not the obligation) to pay any premiums due under any of the Insurances if the Borrower fails to do so punctually.
(iv)The Borrower shall indemnify DFC (and in any event within three (3) Business Days of demand) against the costs and expenses of procuring any insurance or reinsurance referred to in paragraph (i) and against any premiums paid pursuant to paragraph (iii).
7.Lender Endorsements
(i)Any endorsements benefiting financiers other than DFC shall be cancelled by the Borrower.
(ii)The Borrower hereby waives all rights of subrogation against DFC.
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(iii)The Borrower shall procure that the policy owner, if different from the Borrower, shall also waive any rights of subrogation against DFC.
(iv)Except for workers compensation/social security and statutory automobile liability policies, the Borrower shall in relation to all Insurances deliver endorsements with respect to both primary insurance policies and reinsurance policies in form and substance satisfactory to DFC wherein the minimum provisions provided shall be at least all of the following from the first Closing Date except as otherwise required below:
(A)DFC is an additional insured and, in relation to general liability coverage, such requirement shall apply at and from the date of this Agreement;
(B)DFC is an innocent party meaning that no obligations apply to it including but not limited to no obligation to pay premium nor any other costs;
(C)there is a waiver of subrogation from insurers in favor of DFC;
(D)policy primary;
(E)prudent non-vitiation protection for DFC in accordance with industry practice;
(F)Insurances are non-cancellable except for non-payment of premium in which case written notice of cancellation from the insurers to DFC of at least 10 days. Lesser notice periods may be provided in accordance with industry practice for war risks under marine cargo policies;
(G)policy coverage continues on the bankruptcy of the policy owner, the Borrower, any other Credit Party, any Major Project Party and/or if any insurer or reinsurer is subject to any bankruptcy proceedings, to the maximum extent permitted by Applicable Law;
(H)insurers have no step-in rights;
(I)clarification (if there is any doubt) over which policy wording prevails: insurance or reinsurance;
(J)the annulment of any Financial Interest Clause applying to or affecting the Mine which reduces DFC’s right or protection;
(K)suitable assignment and/or cut through language as reasonably required by DFC;
(L)Subject to the provisions in Section 6.04(b) of the Finance Agreement:
(1)if such policy is a property policy or includes property coverage, all such insurance claims proceeds shall be paid into the Mandatory Prepayment Account or the Brazilian Insurance Proceeds Account, as applicable, in accordance with the provisions of the Depositary Agreement and the other Financing Documents;
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(2)if such policy is a liability policy or includes liability coverage then insurance payments in respect of any liability to third party liability insurance shall be paid directly to the relevant third party except where the Borrower, with the express authorization of DFC, has settled such claims with the third party, in which case such payments shall be paid into the Mandatory Prepayment Account or the Brazilian Insurance Proceeds Account, as applicable, in accordance with the provisions of the Depositary Agreement and the other Financing Documents;
(3)all returned premiums, ex gratia settlements and any other monies payable by insurers to the insureds under the policy not otherwise subject to the provisions of clause (1) or (2) above shall be paid into the Mandatory Prepayment Account or the Brazilian Insurance Proceeds Account, as applicable, in accordance with the provisions of the Depositary Agreement and the other Financing Documents;
(M)the insurers shall comply with any express prior written notice from DFC informing the insurers of either any change to the bank details or of the payment arrangements stipulated in the endorsement in which event the insurers shall make all future payments as then directed by DFC from time to time;
(N)there shall be no changes to policy coverage, including endorsements, without the prior written consent of DFC; and
(O)the above provisions override any countervailing policy provisions or current or future endorsements.
8.Policy premiums
For any policy obtained by the Borrower which is not owned by the Borrower, the Borrower undertakes to procure that:
(A)the allocation of premium shall be no more than pro-rata by value (for policies covering real property) or turnover/volume handled (for liability policies); and
(B)any other costs related to insurance such as administration, maintenance, claims, etc. are reasonable.
9.Loss estimates
(i)Loss estimates shall be required in relation to property and liability risks.
(ii)The loss estimates shall take into account the “1 in 500 year event” as such term is understood in the insurance industry.
(iii)Loss assessments in relation to real property shall:
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(A)assess the risks of machinery breakdown including electrical arcing and natural catastrophic risks including earthquake, tsunami, windstorm (including hail, lightening, etc.), storm surge, flood and wildfire; and
(B)Include a prudent assessment of likely additional costs such as debris removal, professional fees, extra expense and expediting expense and the extent and duration of the associated loss of revenue.
(iv)Any loss assessments shall include a safety factor of at least 125%.
(v)Loss estimates shall be performed by a reputable and suitably qualified and experienced engineer and shall be summarized in a report upon which DFC can rely. Such engineer and its report shall be acceptable to DFC, acting reasonably.
10.Builder’s all risk coverage shall be provided within the operations policy including the following terms:
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Builder’s All Risk coverage within operation policy
Item	Provision
Policy owner: fronting policy	The Borrower
Policy owner: offshore DIC/DIL (as such term is commonly understood in the insurance industry) coverage	The parent company or other affiliate of the Borrower
Policy owner: reinsurance policy	Reinsurance in compliance with the requirements of this Schedule
Additional Insureds	To the extent required by contract: •Construction contractors, subcontractors and suppliers •Any other party engaged in the Mine
First named insured	The Borrower
DFC endorsement provisions	An endorsement materially similar to the template attached hereto shall apply.
Scope of coverage
“All-risks” covering all of the Mine's fixed assets under construction including temporary structures and further including any damage caused by construction activities to existing assets. For the construction phase only, coverage shall include time element responding to an insurable event of physical damage occurring in transit, including marine transit.

Period of cover:	Annual renewal with material terms will be maintained for at least 2 years post the first renewal scheduled for June 2026.
Sum insured:	The estimated total insurable value including Net Revenue over the Indemnity Period
The main policy limits
•Property damage: a prudent estimate of full replacement cost
•Time Element Coverage: the Net Revenue over the Indemnity Period including the increase in Net Revenue as projected following the full commercial operation of the construction works

Sublimits	As required to provide prudent coverage for the exposure, including cyber.
LEG 2	Included in full – no reduction or sublimit to apply
Deductibles	The best available on commercially reasonable terms, not to exceed: •Property Damage USD 1,000,000 •Time element: 45 days
Geographic scope	Brazil

Any specific construction coverage shall expire at the end of construction phase.
11.Marine transit
If there is an exposure then the Borrower shall provide prudent cargo coverage in accordance with industry practice subject to the prior approval of policy terms by DFC or shall procure that the relevant contractor provides such coverage.

12.Transit of ore product

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(i)For all inland and marine transit of ore product the Borrower shall provide or procure the provision of transit and/or marine transit coverage as appropriate for the full replacement value of the ore product being transported.
(ii)Prudent Institute Cargo terms shall apply.
(iii)Deductibles shall not exceed USD 250,000 for property damage.
13.Umbrella liability and underlying policies:
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Umbrella liability policy
Item	Provision
Policy owner: fronting policy	The Borrower
Policy owner: offshore DIC/DIL (as such term is commonly understood in the insurance industry) coverage	The parent company or other affiliate of the Borrower
Policy owner: reinsurance policy	In accordance with the requirements in this Schedule.
Additional Insureds	To the extent required by contract: •Contractors, subcontractors and suppliers •Any other party engaged in the Mine
First named insured	The Borrower
DFC endorsement provisions	Apply
Policy form	Occurrence form with aggregate limits and sublimits
Scope of coverage to include
•Death, injury, illness or disease of any person
•Loss of or damage to any third party property
•Pain and suffering
•Interference, loss of amenity, nuisance and obstruction.
•False arrest/detention
•Products and completed operations.
•Sudden and accidental pollution
•Contractual liability being the liability claimed by a contract counterparty excluding fines, punitive damages, etc.
•Defense costs.
•Employee liability.
•Excess automobile liability
•Railroad liability subject to exposure

Period of cover:	From the date of this Agreement with renewal/replacement no less frequent than annually
The main policy limits (aggregate)	Sufficient to cover the relevant loss estimates produced pursuant to this Schedule 6.04, minimum equivalent of USD 10,000,000 including any underlying policies
Sublimits	In accordance with industry practice
Provisions	To include cross liability
Deductibles	USD 500,000
Main Exclusions	Conventional in accordance with industry practice
Geographic scope	Worldwide including transit
14.Additional coverages:
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(i)Statutory worker’s compensation/social security
(ii)Statutory automobile liability.
(iii)D&O coverage shall be provided by the corporate program applicable to the Borrower if there is an exposure
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